As filed with the Securities and Exchange Commission on April 19, 2001
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SWIFT TRANSPORTATION CO., INC.

(Exact name of registrant as specified in its charter)

Nevada	4213	86-0666860

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2200 South 75th Avenue

Phoenix, Arizona 85043
(602) 269-9700
(Address, including zip code and telephone number,
including area code, of registrant’s principal executive offices)

Jerry Moyes, President

Swift Transportation Co., Inc.
2200 South 75th Avenue
Phoenix, Arizona 85043
(602) 269-9700
(Name, address, including zip code and telephone number,
including area code, of agent for service)

Copies to:

Mark A. Scudder Scudder Law Firm, P.C., L.L.O. 411 South 13th Street Lincoln, Nebraska 68508 (402) 435-3223	Steven D. Pidgeon, Esq. Snell & Wilmer L.L.P. One Arizona Center Phoenix, Arizona 85004-2202 (602) 382-6000	Robert E. Orians Martin, Tate, Morrow & Marston, P.C. 22 North Front Street, Suite 1100 Memphis, Tennessee 38103 (901) 522-9000

      Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effectiveness of this Registration Statement and the effective time of the merger of a wholly-owned subsidiary of the Registrant with and into M.S. Carriers, Inc. as described in the Merger Agreement dated as of December 11, 2000.

      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Amount of
Securities to be Registered	Registered(1)	Per Share	Price(2)	Registration Fee(3)

Common Stock, par value $.001 per share	19,786,472	N/A	$326,942,348	$81,736

(1)	The number of shares of the registrant being registered is based upon an estimate of the maximum number of shares of Swift common stock issuable in connection with the merger in exchange for shares of M.S. Carriers common stock, based on (i) the number of shares of common stock outstanding on March 15, 2001 as reported in M.S. Carriers’ annual report on Form 10-K for the year ended December 31, 2000 (11,339,101 shares); (ii) the planned sale of 300,000 shares of M.S. Carriers common stock prior to the merger; and (iii) the exchange ratio applicable in the merger (1.7 shares of Swift common stock for each share of M.S. Carriers common stock).
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) of the Securities Act, based on the market value of the M.S. Carriers shares to be received by Swift in the merger, as established by the average of the high and low prices of M.S. Carriers common stock on April 17, 2001 on the Nasdaq National Market, which was $28.09.
(3)	This fee has been calculated pursuant to Section 6(b) of the Securities Act, as .025 of one percent of $326,942,348.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY DRAFT DATED APRIL 19, 2001

SUBJECT TO COMPLETION

[SWIFT LOGO TO COME]	[M.S. CARRIERS LOGO TO COME]

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

      The boards of directors of Swift Transportation Co., Inc. and M.S. Carriers, Inc. have approved a merger designed to create the largest, publicly traded truckload carrier in North America. If the merger is completed, M.S. Carriers stockholders will receive 1.7 shares of Swift common stock for each share of M.S. Carriers common stock with cash paid in lieu of the issuance of fractional shares. Swift stockholders will continue to own their existing Swift shares. We believe that the combined companies will benefit from:

•	increased revenues;

•	the talent of two experienced management teams;

•	efficiencies in tractor and trailer utilization;

•	economies of scale in purchasing power;

•	increased operations in Mexico;

•	cross marketing opportunities among major customers; and

•	unified, nationwide recruitment of drivers and owner/operators.

      Upon completion of the merger, Swift’s stockholders will own approximately 77% of the parent company and M.S. Carriers stockholders will own approximately 23% of the parent company, based upon the number of outstanding shares of each company at March 31, 2001 and the approximately 2,000,000 shares of Swift common stock and 300,000 shares of M.S. Carriers common stock we expect to sell prior to the merger. The shares of the parent company will be traded on the Nasdaq National Market under the symbol “SWFT.”

      At the 2001 annual meeting of Swift stockholders, we are asking the Swift stockholders to approve the issuance of the shares of Swift common stock in the merger, authorize an additional 2,000,000 shares for issuance under Swift’s 1999 Stock Option Plan, and elect Swift’s director nominees. Swift’s 2001 annual meeting will be held on:

June   , 2001

10:00 a.m.
Swift Transportation Headquarters
2200 South 75th Avenue
Phoenix, Arizona 85043

      At the special meeting of M.S. Carriers stockholders, we are asking M.S. Carriers stockholders to approve and adopt the merger agreement and the merger. M.S. Carriers’ special meeting will be held on:

June   , 2001

11:00 a.m.
M.S. Carriers Headquarters
3171 Directors Row
Memphis, Tennessee 38131

      We cannot complete the merger unless the stockholders of M.S. Carriers approve and adopt the merger agreement and the merger and the stockholders of Swift approve the issuance of Swift common stock in connection with the merger.

      We are very enthusiastic about this merger and the strength and capabilities we expect from the combined companies. We strongly support this combination of our companies and encourage you to vote in favor of these proposals.

/s/ JERRY MOYES	/s/ MICHAEL S. STARNES

JERRY MOYES	MICHAEL S. STARNES
Chairman, President and	Chairman, President and
Chief Executive Officer	Chief Executive Officer
Swift Transportation Co., Inc.	M.S. Carriers, Inc.
We urge you to consider the risks described on pages 18 through 23 of this document.

       Neither the SEC nor any state securities commission has approved or disapproved the securities to be issued in connection with the merger or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

      This joint proxy statement/prospectus is dated             , 2001, and is first being mailed to the

stockholders of Swift and M.S. Carriers on or about             , 2001.

      This joint proxy statement/ prospectus incorporates by reference important business and financial information about Swift and M.S. Carriers from documents that are not included in or delivered with this joint proxy statement/ prospectus. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this joint proxy statement/ prospectus. Stockholders may obtain documents incorporated by reference in this joint proxy statement/ prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

Swift Transportation Co., Inc.

2200 South 75th Avenue
Phoenix, Arizona 85043
Attention: Chief Financial Officer
(602) 269-9700

M.S. Carriers, Inc.

3171 Directors Row
Memphis, Tennessee 38131
Attention: Chief Financial Officer
(901) 332-2500

      If you are a Swift stockholder and would like to request documents from Swift, please do so by             , 2001 to receive them before the Swift annual meeting. If you are a M.S. Carriers stockholder and would like to request documents from M.S. Carriers, please do so by             , 2001 to receive them before the M.S. Carriers special meeting.

      Swift has supplied all of the information contained in this joint proxy statement/ prospectus relating to Swift, and M.S. Carriers has supplied all of the information relating to M.S. Carriers. You should rely only on the information contained in this joint proxy statement/ prospectus or in the documents incorporated by reference. Neither Swift nor M.S. Carriers has authorized anyone to give you any information or to make any representations about either the merger or the other transactions that are discussed in this joint proxy statement/ prospectus other than the information or representations contained in this joint proxy statement/ prospectus or in the documents incorporated by reference. If you are given any information about these matters that is not discussed or incorporated by reference in this joint proxy statement/ prospectus, you must not rely on that information.

      The delivery of this joint proxy statement/ prospectus or the common stock of Swift offered by this joint proxy statement/ prospectus does not, under any circumstance, mean that there has not been a change in the affairs of Swift or M.S. Carriers since the date of this joint proxy statement/ prospectus. It also does not mean that the information in this joint proxy statement/ prospectus is correct after this date or that the information in the documents incorporated by reference is correct after the respective dates of those documents.

[NOTE: THIS PAGE IS FOR THE SWIFT BOOKLET ONLY]

[SWIFT LOGO TO COME]

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF
SWIFT TRANSPORTATION CO., INC.

To the Stockholders:

      Swift Transportation Co., Inc. will hold the 2001 annual meeting of its stockholders on June   , 2001 at 10:00 a.m., local time, at the Swift headquarters, 2200 South 75th Avenue, Phoenix, Arizona.

      At the annual meeting, Swift stockholders will act on the following matters:

      First, you will be asked to consider and vote on a proposal to approve the issuance of shares of Swift common stock under a merger agreement, dated as of December 11, 2000, among Swift, a wholly-owned subsidiary of Swift, and M.S. Carriers. A copy of the merger agreement is attached as Annex A to the joint proxy statement/prospectus accompanying this notice.

      Second, you will be asked to consider and vote on a proposal to authorize an additional 2,000,000 shares for issuance under Swift’s 1999 Stock Option Plan, such shares to be issued upon the exercise of options to purchase granted by Swift, including grants to certain senior executives of M.S. Carriers as described in “Chapter Three — Amendment to Swift 1999 Stock Option Plan.”

      Third, you will be asked to elect directors. Immediately after the vote on the issuance of shares of Swift common stock under the merger agreement is concluded, the annual meeting will be briefly adjourned to tabulate the results of such vote.

      If the stockholders of M.S. Carriers have approved the merger and the stockholders of Swift have approved issuance of Swift common stock in connection with the merger, then the Swift Board of Directors will hold a special meeting to adopt resolutions to: (a) expand the size of the Board of Directors from six (6) to eight (8) by creating one new Class II directorship and one new Class I directorship and (b) appoint Michael Starnes to fill the newly created Class II directorship and Edward Labry, III to fill the newly created Class I directorship. Following the adoption of these resolutions, the annual meeting of Swift stockholders will reconvene and you will be asked to elect three (3) Class II directors for a term expiring at the 2004 annual meeting and one (1) Class I director for a term expiring at the 2003 annual meeting.

      If, on the other hand, the stockholders of M.S. Carriers have not approved the merger or the stockholders of Swift have not approved the issuance of the Swift common stock in connection with the merger, then you will be asked to elect two (2) Class II directors for a term expiring at the 2004 annual meeting.

      And lastly, you may be asked to consider and vote upon such other business as may properly come before the meeting and any adjournment or postponement.

      Holders of record of the        shares of Swift common stock outstanding at the close of business on             , 2001, are entitled to receive this notice and to vote their shares at the annual meeting or any adjournment or postponement of that meeting. Each share of common stock is entitled to one vote on each matter properly brought before the meeting.

      A list of stockholders entitled to vote at the Swift annual meeting will be available at the special meeting and for ten days prior to the meeting between the hours of 9:00 a.m. and 4:30 p.m., at our offices at 2200 South 75th Avenue, Phoenix, Arizona. You should contact our corporate secretary if you wish to review this list of stockholders.

      YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE EACH OF SWIFT’S PROPOSALS LISTED ABOVE, ALL OF WHICH ARE DESCRIBED IN DETAIL IN THE ACCOMPANYING JOINT PROXY STATEMENT/ PROSPECTUS.

By Order of the Board of Directors

/s/JERRY MOYES

Jerry Moyes
Chairman of the Board, President
and Chief Executive Officer

Phoenix, Arizona

            , 2001

IMPORTANT

          Please mark, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-paid envelope. Your vote is important, so please act today!

[NOTE: THIS PAGE IS FOR M.S. CARRIERS BOOKLET ONLY]

[M.S. CARRIERS LOGO]

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF
M.S. CARRIERS, INC.

To the Stockholders:

      M.S. Carriers, Inc. will hold a special meeting of its stockholders, on June   , 2001, at 11:00 a.m., local time, at the M.S. Carriers headquarters, 3171 Directors Row, Memphis, Tennessee. At the special meeting, M.S. Carriers stockholders will act on the following matters:

      First, you will be asked to consider and vote on a proposal to approve and adopt the merger agreement, dated as of December 11, 2000, among Swift, a wholly-owned subsidiary of Swift, and M.S. Carriers, and the merger contemplated by that agreement. A copy of the merger agreement is attached as Annex A to the joint proxy statement/ prospectus accompanying this notice.

      Second, you may be asked to consider and vote upon such other business as may properly come before the special meeting and any adjournment or postponement.

      Holders of record of the        shares of M.S. Carriers common stock outstanding at the close of business on             , 2001, are entitled to receive this notice and to vote their shares at the M.S. Carriers special meeting or any adjournment or postponement of that meeting. Each share of common stock is entitled to one vote on each matter properly brought before the special meeting.

      A list of the stockholders entitled to vote at the special meeting will be available at the special meeting and is available prior to the meeting between the hours of 9:00 a.m. and 4:30 p.m. at the offices of M.S. Carriers, 3171 Directors Row, Memphis, Tennessee. You should contact our corporate secretary if you wish to review this list of stockholders.

      YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER, BOTH OF WHICH ARE DESCRIBED IN DETAIL IN THE ACCOMPANYING JOINT PROXY STATEMENT/ PROSPECTUS.

By Order of the Board of Directors

/s/M.J. BARROW

M.J. Barrow
Senior Vice President — Finance and
Administration, Chief Financial Officer,
and Secretary

Memphis, Tennessee

            , 2001

IMPORTANT

          Please mark, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-paid envelope. Your vote is important, so please act today!

i

Page

CHAPTER FOUR — ELECTION OF SWIFT DIRECTORS	67

Structure of the Swift Board	67

Election of Directors	67

Director Compensation	68

Meetings of the Board	68

Committees of the Board	69

The Compensation Committee	69

Compensation Committee Interlocks and Insider Participation	71

The Audit Committee	71

EXECUTIVE COMPENSATION	73

Summary Compensation Table	73

Options/ SAR Grants in Last Fiscal Year Table	74

Aggregated Option/ SAR Exercises In Last Fiscal Year and Fiscal Year-End Option/ SAR Values Table	74

Employment and Change of Control Agreements	76

Stock Price Performance Graph	76

Section 16(a) Beneficial Ownership Reporting Compliance	77

Security Ownership of Swift’s Principal Stockholders and Management	77

Certain Transactions and Relationships	78

Relationships with Independent Accountants	78

CHAPTER FIVE — INFORMATION ABOUT THE MEETINGS AND VOTING	80

Matters Relating to the Meetings	80

Vote Necessary to Approve Swift and M.S. Carriers Proposals	81

Proxies	82

Other Business; Adjournments	83

CHAPTER SIX — LEGAL INFORMATION	84

COMPARISON OF SWIFT/ M.S. CARRIERS STOCKHOLDER RIGHTS	84

Summary of Material Differences Between Current Rights of M.S. Carriers Stockholders and Rights those Stockholders will have as Swift Stockholders following the Merger	84

Description of Swift Capital Stock	86

Authorized Capital Stock	86

Swift Common Stock	86

Swift Preferred Stock	86

Transfer Agent and Registrar	86

Nasdaq National Market Listing; Delisting and Deregistration of M.S. Carriers Common Stock	86

LEGAL MATTERS	87

EXPERTS	87

CHAPTER SEVEN — ADDITIONAL INFORMATION FOR STOCKHOLDERS	88

Swift Stockholder Proposals	88

M.S. Carriers Stockholder Proposals	88

WHERE YOU CAN FIND MORE INFORMATION	88

ANNEXES
Annex A Merger Agreement
Annex B Starnes Voting Agreement
Annex C Moyes Voting Agreement
Annex D Opinion Letter of Merrill Lynch, Pierce, Fenner & Smith Incorporated
Annex E Swift Audit Committee Charter

CHAPTER ONE

THE MERGER

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q1:   Why are the two companies proposing to merge?

A:	The boards of directors of Swift and M.S. Carriers believe that the merger will create a larger, more profitable, and more efficient enterprise, with the geographic coverage and financial resources to expand service for customers and take advantage of opportunities for industry consolidation.

Q2:   When do you expect the merger to be completed?

A:	We are working to complete the merger in the summer of 2001, shortly following the Swift annual meeting and M.S. Carriers special meeting. However, it is possible that factors outside the control of the parties could require us to complete the merger at a later time.

Q3:	What will M.S. Carriers stockholders receive for their M.S. Carriers shares?

A:	M.S. Carriers stockholders will receive 1.7 shares of Swift common stock for each share of M.S. Carriers common stock. Swift will not issue fractional shares in the merger. The total number of shares of Swift common stock that each M.S. Carriers stockholder will receive in the merger will be rounded down to the nearest whole number, and each M.S. Carriers stockholder will receive a cash payment for the value of the remaining fraction of a share of Swift common stock that he or she would otherwise receive, if any.

Example: If you currently own 156 shares of M.S. Carriers common stock, then after the merger you will be entitled to receive 265 shares of Swift common stock and a check for the value of two-tenths of a share of Swift common stock based on the average closing price reported by the Wall Street Journal for the ten trading days ending two trading days prior to the date the merger becomes effective.

Also, in connection with this merger, outstanding options to purchase M.S. Carriers common stock will be assumed by Swift and become rights to purchase Swift common stock pursuant to their existing terms. The number of shares of M.S. Carriers common stock currently subject to these options will be multiplied by 1.7, and the exercise price of these options will be divided by 1.7.

Q4:	Will the number of shares of Swift common stock received by M.S. Carriers stockholders in the merger change based upon market prices or other factors?

A:	No. The exchange ratio is fixed at 1.7 shares of Swift common stock for each share of M.S. Carriers common stock. Because the exchange ratio is fixed at 1.7, but the market price of Swift common stock is subject to fluctuation, the market value of the shares of Swift common stock that you will receive in the merger may increase or decrease prior to and following the merger. Swift common stock is and after the merger will continue to be traded on the Nasdaq National Market under the symbol “SWFT.” On , 2001, Swift common stock closed at $ per share. We urge you to obtain current market quotations for Swift common stock and M.S. Carriers common stock.

Q5:	Will Swift stockholders receive any shares as a result of the merger?

A:	No. Swift stockholders will continue to hold the Swift shares they currently own.

Q6:	What are some of the key characteristics of the combined companies?

A:	The following demonstrates some of the financial characteristics of the combined operations of Swift and M.S. Carriers on a pro forma basis, as of December 31, 2000:

Pro forma financial highlights ($ in thousands)

Revenue for year ended December 31, 2000	$1,973,838

Earnings for year ended December 31, 2000	$68,943

1995-2000 compounded annual revenue growth	20.0%

1995-2000 compounded annual net earnings growth	13.8%

December 31, 2000 stockholders’ equity	$693,352

Based upon publicly available information, we believe the combined operations of Swift and M.S. Carriers, on a pro forma basis as of December 31, 2000, would have the following rankings among publicly traded truckload carriers:

Pro forma publicly traded truckload carrier leadership rankings December 31, 2000

Factors	Rank

Revenue (excluding intermodal)	1

Net earnings	1

Tractors	1

Trailers (excluding containers)	1

Stockholders’ equity	1

Market capitalization	1

Q7:	What will be some of the principal perceived strengths of the combined companies?

A:   We expect the combined company to benefit from:

•	the combined talent of two experienced management teams;

•	more efficient tractor and trailer utilization, as the equipment, physical locations, and fueling facilities of both companies can be used to serve both customer bases in a manner designed to reduce non-revenue miles and improve service;

•	purchasing economies of scale in volume-sensitive items such as fuel, parts, and telecommunications services;

•	combining the cross-border operations of both companies and the intra-Mexican operation of M.S. Carriers’ 50%-owned Mexican affiliate, Transportes EASO, to enhance the combined companies’ position in the rapidly growing Mexican freight market;

•	efficiencies resulting from expanded use of computer technology, as management hopes to leverage some of M.S. Carriers’ greater investments in technology over the combined revenue base using the two companies’ common hardware and core software platforms;

•	improved customer service from both expanded geographic coverage and a greater concentration of equipment in certain areas;

•	cross-marketing opportunities resulting from minimal overlap in the top customers served by each company; and

•	unified, nationwide recruitment of drivers and owner-operators.

Q8:	What are some of the principal perceived challenges facing the combined companies?

A:	In addition to general economic and industry factors, we believe several of the primary challenges facing the combined companies will be:

•	consolidating the operations and non-driver personnel of the companies to achieve anticipated efficiencies and synergies;

•	maintaining non-driver employee productivity and morale throughout the integration process in response to any actual or perceived differences in culture, compensation, responsibilities, and other changes;

•	retaining drivers, who may be concerned about actual or perceived differences in culture, compensation, and other changes they believe could result from the merger;

•	maintaining the two companies’ historical growth rates with a much larger revenue base; and

•	maintaining high customer service standards while using equipment more efficiently through the combination of the companies’ customer and terminal networks.

We urge you to carefully review the risk factors described in this joint proxy statement/ prospectus beginning on page .

Q9:   What is expected to happen to M.S. Carriers after the merger?

A:	M.S. Carriers is expected to operate as a subsidiary of Swift. Over time, the operations of Swift and M.S. Carriers are expected to be integrated, with Memphis serving as the headquarters for the combined company’s eastern United States and Mexican operations. We anticipate that the integration will be complete by January 1, 2002.

Q10:  Who will manage the combined company?

A:	After the merger, Swift will be managed by an eight-person board of directors. The six current Swift directors will continue to serve. Current M.S. Carriers directors Michael S. Starnes and Edward A. Labry, III have agreed to join Swift’s board of directors if the stockholders of Swift and M.S. Carriers approve the merger proposals. Swift will nominate Mr. Starnes for election to a three-year term and Mr. Labry for election to a two-year term at the Swift annual meeting.

Jerry Moyes, currently Chairman, President, and Chief Executive Officer of Swift, will be Chairman, President, and Chief Executive Officer of the combined companies.

William F. Riley III, currently Senior Executive Vice President and Chief Financial Officer of Swift, will be Senior Executive Vice President and Chief Financial Officer of the combined companies. Rodney Sartor, Patrick Farley, and Kevin Jensen have held executive vice president positions in Swift and will continue to hold those positions in Swift.

Michael S. Starnes, currently Chairman, President, and Chief Executive Officer of M.S. Carriers, will be President and Chief Executive Officer of the M.S. Carriers subsidiary. James W. Welch, M. J. Barrow, and Mike Reaves have held senior vice president positions in M.S. Carriers and will continue to hold those positions in the M.S. Carriers subsidiary of the combined company.

Q11:  What are the tax consequences of the merger to stockholders?

A:	The parties expect that M.S. Carriers stockholders who exchange their shares of M.S. Carriers common stock for shares of Swift common stock pursuant to the merger will not recognize any gain or loss on the exchange for United States federal income tax purposes, except with respect to the cash, if any, received in lieu of fractional shares of Swift common stock. The merger will not have any tax consequences for Swift stockholders.

We describe the material U.S. federal income tax consequences of the transaction in more detail on page . The tax consequences to you will depend on the facts of your own situation. Please consult your tax advisors for a full understanding of the tax consequences to you of the merger.

Q12:	Why do Swift and M.S. Carriers plan to sell shares of their common stock prior to the merger.

A:	We plan to sell shares to comply with the requirements to account for the merger as a pooling-of-interests. Both Swift and M.S. Carriers have repurchased a significant number of shares of their common stock over the two years preceding December 2000. These repurchased shares can preclude a pooling-of-interests unless they are re-sold before the effective time of the merger. Accordingly, Swift intends to sell approximately 2,000,000 common shares and M.S. Carriers intends to sell approximately 300,000 common shares, prior to the merger.

Q13:	Why did M.S. Carriers recently restate certain balance sheet information in its financial statements for the years ended December 31, 1996 through 1999?

A:	During the fourth quarter of 2000, M.S. Carriers corrected its accounting for costs related to accident liability, workers’ compensation, cargo, and physical damage claims. The corrections resulted in a $6.9 million restatement of retained earnings to reflect an increase in claims reserves at December 31, 1995. For a more complete description of this restatement we refer you to the historical financial statements of M.S. Carriers and related notes contained in its annual report on Form 10-K for the year ended December 31, 2000.

Q14:	Why does Swift expect to increase M.S. Carriers’ insurance reserves by approximately $9 million to $13 million promptly after the merger?

A:	Swift is in the process of evaluating the aggregate claims reserves of M.S. Carriers. M.S. Carriers calculated a range of claims reserves and recorded what they believed was appropriate. Swift believes it is more appropriate to record amounts at a higher level within the range. Accordingly, we will likely accrue additional pretax claims reserves in the range of $9.0 million to $13 million in the quarter in which the merger is consummated. Based on a pro forma estimated 86.2 million diluted shares of Swift common stock outstanding after the merger, the expected increase in expenses to reflect the additional reserves would decrease combined earnings per share by approximately $.06 to $.09. The increase in reserves would be reflected as an increase in insurance and claims expense and in salaries, wages, and employee benefits (for workers’ compensation amounts) during the quarter in which the reserve is increased. Neither the historical financial information of Swift and M.S. Carriers nor the unaudited pro forma combined financial information provided herein reflects these expected expense increases.

Q15:	What vote is needed for the merger to be approved by M.S. Carriers stockholders?

A:	A majority of all of the M.S. Carriers common stock outstanding as of the record date must vote FOR the merger at the M.S. Carriers special meeting (including proxy votes) in order for the merger to be approved by M.S. Carriers’ stockholders. Michael S. Starnes, who owns about 24% of the outstanding M.S. Carriers common stock has agreed with Swift that he will vote FOR the merger.

Q16:	What happens if a M.S. Carriers stockholder votes AGAINST but a majority of the holders of M.S. Carriers common stock vote FOR the merger?

A:	The merger will be approved, and that M.S. Carriers stockholder will receive 1.7 shares of Swift common stock for each share of M.S. Carriers common stock such stockholder holds when the merger is completed. M.S. Carriers stockholders will not be entitled to appraisal rights in connection with the merger.

Q17:	What vote is needed for the approvals of the issuance of Swift common stock in the merger and the reservation of an additional 2,000,000 shares under Swift’s 1999 Stock Option Plan?

A:	A majority of the votes cast at Swift’s annual meeting (including proxy votes) must vote FOR the issuance of Swift common stock in the merger and reservation of an additional 2,000,000 shares under Swift’s 1999 Stock Option Plan for these proposals to be approved by Swift’s stockholders. Approval of each Swift proposal is NOT conditioned upon approval of the other proposal. Swift stockholders who own about 30% of the outstanding Swift common stock have agreed with M.S. Carriers that they will vote FOR the issuance of Swift common stock in the merger.

Q18:	Why will four directors be elected at the Swift annual meeting if the stockholders of Swift and M.S. Carriers both approve the merger proposals submitted to them for a vote?

A:	Under the terms of the merger agreement, Swift and M.S. Carriers have agreed that, if the merger proposals are approved, Swift’s board of directors will be expanded from six to eight members and current M.S. Carriers directors Michael S. Starnes and Edward A. Labry, III will be nominated at the annual meeting as Class II and Class I directors, which serve three and two year terms, respectively. If the stockholders of Swift or M.S. Carriers fail to approve the merger proposal, Mr. Starnes and Mr. Labry will not be nominated to serve on the Swift board of directors and the stockholders will only be asked to elect the two Class II directors whose terms are scheduled to expire at the 2001 annual meeting. Swift directors are elected by a plurality of the votes cast. Nominees who receive the most votes for their class will be elected to Swift’s board of directors.

Q19:  Can I change my vote after I have mailed my proxy card?

A:	Yes. You can change your vote at any time before your proxy is voted at your company’s stockholder meeting. If you are a shareholder of record, you can do this in one of three ways:

•	timely delivery of a valid, later-dated proxy;

•	written notice to your company’s Secretary before the meeting that you have revoked your proxy; or

•	voting by ballot at your company’s stockholder meeting.

If you have instructed a broker to vote your shares, you must follow directions from your broker to change those instructions.

Q20:  When and where are the stockholder meetings?

A:	The Swift annual stockholders meeting will take place on June , 2001 at Swift’s headquarters, 2200 South 75th Avenue, Phoenix, Arizona, at 10:00 a.m. local time. The M.S. Carriers special stockholders meeting will take place on June , 2001 at M.S. Carriers’ headquarters, 3171 Directors Row, Memphis, Tennessee, at 11:00 a.m. local time.

Q21:  What do I need to do now?

A:	After you carefully read this document, mail your signed proxy card in the enclosed return envelope, as soon as possible, so that your shares may be represented at your meeting. To assure that your vote is obtained, please vote your proxy as instructed on your proxy card even if you currently plan to attend your meeting in person.

Q22:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	No. If you do not provide your broker with instructions on how to vote your “street name” shares, your broker will not be permitted to vote them on either the approval of the merger by M.S. Carriers stockholders or approval of the issuance of shares in the merger or the other Swift proposals by Swift stockholders. If you are a M.S. Carriers stockholder and do not give voting instructions to your broker, you will, in effect, be voting against the merger unless you appear at the meeting to vote in person with a valid proxy from the record holder. You should therefore be sure to provide your broker with instructions on how to vote your shares.

Q23:  Should I send in my stock certificates now?

A:	No, you should not return stock certificates with the enclosed proxy card. After the merger is completed, we will send M.S. Carriers stockholders written instructions for exchanging their stock certificates. Swift stockholders will keep their existing stock certificates.

Q24:  Will Swift pay cash dividends in the future?

A:	Historically, neither Swift nor M.S. Carriers has paid cash dividends. Swift’s dividend policy will be determined by its board of directors following the merger. At the present time, no cash dividends are anticipated.

Q25:  Whom do I call if I have questions about the meetings or the merger?

A:	Swift stockholders may call William F. Riley III, Senior Executive Vice President and Chief Financial Officer of Swift, at (602) 269-9700. M.S. Carriers stockholders may call M. J. Barrow, Senior Vice President — Finance and Administration, Chief Financial Officer, and Secretary of M.S. Carriers, at (901) 332-2500.

SUMMARY

      This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger agreement, you should carefully read this entire document and the documents to which we refer you. See “Where You Can Find More Information.”

The Companies

Swift Transportation Co., Inc.

2200 South 75th Avenue
Phoenix, AZ 85043
(602) 269-9700
Internet address: www.swifttrans.com

      Swift is the nation’s third largest publicly-traded truckload carrier, measured by revenue. Approximately 90% of its operations are regional, with approximately two-thirds of its regional business west of the Mississippi River. Approximately 10% of Swift’s total business is transcontinental, a significant portion of which is handled by team-operated tractors. Through its 49%-owned affiliate in Mexico, Swift participates in significant cross-border service between the United States and Mexico. Swift is a founding member and owns approximately 15% of Transplace.com, LLC, an Internet-based, global transportation logistics and e-procurement company.

M.S. Carriers, Inc.

3171 Directors Row
Memphis, TN 38131
(901) 332-2500
Internet address: www.mscarriers.com

      M.S. Carriers is the nation’s sixth largest publicly-traded truckload carrier, measured by revenue. M.S. Carriers’ operating lanes are concentrated between the central states and points in the Northeast and Southeast, and between points on the Eastern seaboard. Its 50%-owned affiliate in Mexico has the largest intra-Mexico truckload fleet. Through trailer interchanges with a variety of Mexican carriers, M.S. Carriers has achieved one of the leading shares of the U.S.-Mexican truckload market. M.S. Carriers is a founding member and owns approximately 13% of Transplace.com, LLC.

The Merger

      Under the terms of the proposed merger, a wholly-owned subsidiary of Swift, formed for the purpose of the merger, will merge with and into M.S. Carriers and M.S. Carriers will become a wholly-owned subsidiary of Swift. As a result of the merger, M.S. Carriers stockholders will be entitled to receive 1.7 shares of Swift common stock for each share of M.S. Carriers common stock, with a cash payment being made for any fraction of a share of Swift common stock the stockholder otherwise would receive, if any.

      The merger agreement is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read the merger agreement carefully and fully as it is the legal document that governs the merger. For a summary of the merger agreement, see “The Merger Agreement.”

Our Recommendations to Stockholders

      Swift Stockholders. Swift’s board of directors believes the merger is advisable, fair to you and in your best interests. We recommend that you vote FOR the proposals to approve the issuance of Swift common stock in the merger. We also recommend that you vote FOR the proposal to approve the authorization of 2,000,000 additional shares of Swift common stock for issuance under Swift’s 1999 Stock Option Plan and FOR the nominees standing for election as directors.

      M.S. Carriers Stockholders. M.S. Carriers’ board of directors believes the merger is advisable, fair to you and in your best interests. We recommend that you vote FOR the proposal to approve and adopt the merger agreement and the merger.

The Stockholder Meetings

      Swift. The Swift 2001 annual stockholders meeting will be held on June   , 2001. The record date for determining Swift stockholders entitled to receive notice of and to vote at the meeting is the close of business on June   , 2001. On that date, there were outstanding                shares of Swift common stock.

      M.S. Carriers. The M.S. Carriers special stockholders meeting will be held on June   , 2001. The record date for determining M.S. Carriers stockholders entitled to receive notice of and to vote at the meeting is the close of business on           , 2001. On that date, there were outstanding                shares of M.S. Carriers common stock.

Vote Required to Approve the Merger

      Swift Stockholders. Approval of the issuance of Swift common stock in the merger requires the affirmative vote of at least a majority of the votes cast by the holders of Swift common stock at the annual meeting. As of           , 2001, directors, executive officers, and their affiliates held approximately 32% of the outstanding shares of Swift. Swift stockholders who own about 30% of the outstanding Swift common stock have agreed with M.S. Carriers that they will vote FOR the issuance of Swift common stock in the merger.

      M.S. Carriers Stockholders. Approval and adoption of the merger agreement and the merger requires the affirmative vote of at least a majority of the outstanding shares of M.S. Carriers common stock. As of           , 2001, directors, executive officers, and their affiliates held approximately 27% of the outstanding shares of M.S. Carriers. Michael S. Starnes, who owns about 24% of the outstanding M.S. Carriers common stock has agreed with Swift that he will vote FOR the merger.

Ownership of Swift After the Merger

      We estimate that Swift will issue approximately 19.8 million shares of its common stock to holders of M.S. Carriers common stock in connection with the merger. Those shares will constitute approximately 23% of the outstanding shares of Swift common stock after the merger. Our estimate is based on the number of shares of M.S. Carriers common stock outstanding as of the record date for the M.S. Carriers special meeting and gives effect to the sale of 300,000 shares of M.S. Carriers common stock and 2,000,000 shares of Swift common stock prior to the merger to satisfy pooling-of-interests requirements. Additional shares of Swift common stock may be issued in exchange for any shares of M.S. Carriers common stock issued upon exercise of M.S. Carriers stock options exercised prior to consummation of the merger.

Conditions to the Completion of the Merger

      The completion of the merger depends upon the satisfaction or waiver of a number of conditions, including but not limited to the following:

•	approval and adoption of the merger agreement and the merger by the M.S. Carriers stockholders and approval of the issuance of Swift common stock in the merger by the Swift stockholders;

•	absence of any order or injunction that would prohibit completion of the merger or have a materially adverse effect on the combined company;

•	absence of any materially adverse change in the business of Swift or M.S. Carriers;

•	execution and delivery of employment, noncompetition, and stock option agreements by certain key executives of M.S. Carriers;

•	the sale by Swift and M.S. Carriers of such number of shares of Swift common stock and M.S. Carriers common stock (estimated to be approximately 2,000,000 and 300,000 shares, respectively) as are necessary so that the merger can be accounted for as a pooling-of-interests;

•	receipt of letters from the independent public accountants of Swift and M.S. Carriers dated as of the closing date of the merger, stating their concurrence with management’s conclusion that as of the closing date no conditions exist that would preclude pooling-of-interests accounting; and

•	receipt of an opinion from the tax advisor of M.S. Carriers dated as of the closing date of the merger to the effect that the merger will qualify as a tax-free reorganization.

Termination of Merger Agreement

      Right to Terminate. Swift and M.S. Carriers can mutually agree to terminate the merger agreement without completing the merger. In addition, either party can terminate the merger agreement if any of the following occurs:

•	the merger has not been completed by September 30, 2001; or

•	either Swift’s or M.S. Carriers’ stockholders do not give the required approvals necessary to complete the merger.

      Swift may terminate the merger agreement if any of the following occurs:

•	any law or final order enjoining the merger shall make the consummation of the merger illegal or otherwise prohibited;

•	M.S. Carriers’ board of directors withdraws or modifies its recommendation of the merger, recommends to its stockholders an alternative transaction, or, if a tender offer for more than 30% of its common stock is commenced, fails to timely recommend that its stockholders not tender or exchange their shares;

•	M.S. Carriers breaches any of its representations, warranties, covenants, or agreements contained in the merger agreement, resulting in its failure to satisfy one of the closing conditions to the merger, and, if curable, that breach remains uncured for thirty (30) days after notice to M.S. Carriers; or

•	M.S. Carriers suffers a materially adverse effect on its business, financial condition, operations, results of operations, or future prospects.

      M.S. Carriers may terminate the merger agreement if any of the following occurs:

•	M.S. Carriers’ board of directors makes a fiduciary finding in good faith and in accordance with merger agreement and withdraws, modifies, or amends, in a manner adverse to Swift, its approval or recommendation of the merger agreement, or its recommendation that the stockholders of M.S. Carriers adopt and approve the merger agreement, in order to permit M.S. Carriers to execute a definitive agreement providing for the acquisition of M.S. Carriers by a third-party, or in order to approve a tender or exchange offer for any or all of M.S. Carriers’ common stock by a third-party;

•	Swift breaches any of its representations, warranties, covenants, or agreements contained in the merger agreement, resulting in its failure to satisfy one of the closing conditions to the merger, and, if curable, that breach remains uncured for 30 days after notice to Swift;

•	Swift’s board of directors withdraws or modifies its recommendation in favor of Swift’s share issuance pursuant to the merger agreement; or

•	Swift suffers a materially adverse effect on its business, financial condition, operations, results of operations, or future prospects.

      Termination Fees Payable by M.S. Carriers. M.S. Carriers has agreed to pay Swift a termination fee of $11 million plus expenses of up to $1 million if the merger agreement is terminated under any one of the following circumstances:

•	Swift terminates the merger agreement because M.S. Carriers’ board of directors takes any of the actions described above in the second paragraph under “Swift may terminate the merger agreement if any of the following occurs:,” or M.S. Carriers terminates the merger agreement because M.S. Carriers’ board of directors takes any of the actions described above in the first paragraph under “M.S. Carriers may terminate the merger agreement if any of the following occurs:,” and, in both cases, M.S. Carriers shall have signed a definitive agreement for an alternative transaction within twelve (12) months of the termination of the merger agreement; provided, however, M.S. Carriers shall pay Swift $1 million plus expenses of up to $1 million regardless of whether M.S. Carriers signs a definitive agreement for an alternative transaction within twelve (12) months of the termination of the merger agreement;

•	Swift terminates the merger agreement because M.S. Carriers willfully breaches any of its representations, warranties, covenants, or agreements contained in the merger agreement, resulting in its failure to satisfy one of the closing conditions to the merger, and, if curable, that breach remains uncured for 30 days after notice to M.S. Carriers; or

•	Swift or M.S. Carriers terminates the merger agreement because M.S. Carriers’ stockholders fail to approve the merger agreement and, at the time of such failure, there shall have been announced an alternative transaction which shall not have been absolutely and unconditionally withdrawn and abandoned, and M.S. Carriers shall sign a definitive agreement for such alternative transaction within twelve months of such failure.

      Termination Fees Payable by Swift. Swift has agreed to pay M.S. Carriers a termination fee of $1 million plus expenses of up to $1 million if the merger agreement is terminated under any one of the following circumstances:

•	M.S. Carriers terminates the merger agreement because the Swift board of directors withdraws or modifies its recommendation in favor of the issuance of Swift’s common stock in a manner adverse to M.S. Carriers; or

•	M.S. Carriers terminates the merger agreement because Swift willfully breaches any of its representations, warranties, covenants, or agreements contained in the merger agreement, resulting in its failure to satisfy one of the closing conditions to the merger, and, if curable, that breach remains uncured for 30 days after notice to Swift.

Board of Directors of Swift After the Merger

      Swift will expand its board of directors to eight, and nominate current M.S. Carriers directors Michael S. Starnes and Edward A. Labry, III to serve as directors if the stockholders of Swift and M.S. Carriers approve the merger proposals. Mr. Starnes will be nominated to serve a three-year term and Mr. Labry will be nominated to serve a two year term.

Regulatory Approvals

      Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and its associated rules, the merger may not be consummated until notifications have been given and specific information and materials have been furnished to and reviewed by the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and the required waiting period has expired or terminated. Swift, as an “acquiring person,” and M.S. Carriers, as an “acquired person,” filed the required notification and report forms on January 29, 2001. The waiting period with respect to the filing by Swift and M.S. Carriers expired on February 28, 2001. In addition, Michael S. Starnes, as an “acquiring person,” and Swift, as an “acquired person,” filed the required notification and report forms relating to Mr. Starnes acquisition of Swift common stock in connection with the merger on February 26, 2001. Mr. Starnes and Swift received early termination of the waiting period on March 5, 2001. Expiration or termination of the waiting periods under the Hart-Scott-Rodino Act was a condition to completing the merger.

      State antitrust authorities and private parties in certain circumstances may bring legal action under the antitrust laws seeking to enjoin the merger or seeking conditions. We cannot assure you that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, that it would not be successful.

Material Federal Income Tax Consequences of the Merger

      The parties expect that receipt of Swift common stock in the merger by M.S. Carriers stockholders generally will be tax-free for United States federal income tax purposes, except for taxes that may result from any receipt of cash instead of fractional shares of Swift common stock. Tax matters are very complicated and the tax consequences of the merger to M.S. Carriers stockholders will depend on the facts of each stockholder’s own situation. Each M.S. Carriers stockholder should consult his or her own tax advisor for a full understanding of the tax consequences of the merger.

Listing of Swift Common Stock on Nasdaq National Market

      The shares of Swift common stock to be issued in the merger and the additional 2,000,000 shares authorized for issuance under Swift’s 1999 Stock Option Plan will be listed on the Nasdaq National Market under the ticker symbol “SWFT.”

No Appraisal Rights

      The holders of Swift common stock do not have any dissenters’ appraisal rights under Nevada law in connection with the merger. The holders of M.S. Carriers common stock do not have any dissenters’ appraisal rights under Tennessee law in connection with the merger. For a more detailed discussion regarding appraisal rights, see “No Appraisal Rights” on page [  ].

Voting Agreements

      Michael S. Starnes, the Chairman, President and Chief Executive Officer of M.S. Carriers, entered into a voting agreement with Swift pursuant to which he has agreed to vote the shares of M.S. Carriers common stock he owns or has the right to vote in favor of the merger. As of the record date for the M.S. Carriers special meeting, these shares represented approximately 24% of the outstanding shares of M.S. Carriers common stock entitled to vote on the merger. A copy of this voting agreement is attached to this joint proxy statement/ prospectus as Annex B.

      Jerry Moyes, the Chairman, President and Chief Executive Officer of Swift, and the Jerry and Vickie Moyes Family Trust, entered into a voting agreement with M.S. Carriers pursuant to which they have agreed to vote the shares of Swift common stock they own or have the right to vote in favor of the proposal to issue shares of Swift common stock in the merger. As of the record date for the Swift special meeting, these shares represented approximately 30% of the outstanding shares of Swift common stock entitled to vote on the issuance of shares Swift common stock pursuant to the merger. A copy of this voting agreement is attached to this joint proxy statement/prospectus as Annex C.

Interests of Officers and Directors in the Merger

      When M.S. Carriers stockholders consider their board of directors’ recommendation that they vote in favor of the approval and adoption of the merger agreement and the merger, M.S. Carriers stockholders should be aware that the four most senior officers of M.S. Carriers, three of whom also are directors, have been offered employment agreements and stock option grants under Swift’s stock option plan in connection with their employment following the merger. In addition, all of such individuals’ currently outstanding stock options to purchase M.S. Carriers common stock will become exercisable by their terms in connection with the merger. Also, one of the non-employee directors of M.S. Carriers will become a non-employee director of

Swift in connection with the Merger. These persons may have interests in the merger that may be different from, or in addition to, your interests. See “Interests of Certain Persons in the Merger.”

Accounting Treatment of the Merger

      Swift and M.S. Carriers expect the merger to qualify as a pooling-of-interests for accounting and financial reporting purposes. This means that Swift and M.S. Carriers will be treated for accounting and financial reporting purposes as if they had always been combined.

Opinion of M.S. Carriers’ Financial Advisor

      In connection with the merger, the M.S. Carriers board of directors was advised by Merrill Lynch as its financial advisor. The M.S. Carriers board of directors received a written opinion from Merrill Lynch that, as of December 11, 2000, the exchange ratio was fair from a financial point of view to holders of M.S. Carriers common stock, other than Swift and each of its affiliates. The Merrill Lynch opinion, which is attached as Annex D, sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinions. We encourage you to read this opinion in its entirety.

Summary Selected Historical Financial Information

      We are providing the following financial information to assist you in your analysis of the financial aspects of the merger. We derived the Swift information from the audited consolidated financial statements of Swift as of and for each of the years ended December 31, 1996 through 2000. We derived the M.S. Carriers information from the audited consolidated financial statements of M.S. Carriers for the years ended December 31, 1996 through 2000. Certain balance sheet information of M.S. Carriers as of and for the years ended December 31, 1996 through 1999, is presented as restated in the financial statements included in M.S. Carriers’ Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2001. The information is only a summary and should be read in conjunction with the historical financial statements of Swift and M.S. Carriers and related notes contained in the periodic reports and other information that has been filed with the SEC by Swift and M.S. Carriers. See “Where You Can Find More Information” for information on where you can obtain copies of this other information.

Summary Selected Swift Historical Financial Information

	As of and for the
	years ended December 31,

	1996	1997	1998	1999	2000

	(in thousands, except per share data)

Operating revenue	$562,259	$713,638	$873,433	$1,061,234	$1,258,671

Net earnings	$27,422	$41,644	$55,511	$66,831	$52,601

Basic earnings per share(1)	$.49	$.66	$.87	$1.04	$.83

Diluted earnings per share(1)	$.47	$.64	$.85	$1.02	$.82

Total assets	$380,605	$471,134	$636,283	$794,574	$960,211

Long-term obligations, less current portion	$40,284	$73,420	$143,208	$168,153	$169,240

Stockholders’ equity	$226,666	$274,175	$327,353	$394,199	$436,724

(1)	Swift’s per share data reflect the 3-for-2 stock splits on each of March 12, 1998 and April 10, 1999.

Summary Selected M.S. Carriers Historical Financial Information

	As of and for the
	years ended December 31,

	1996	1997	1998	1999	2000

	(in thousands, except per share data)

Operating revenue	$340,236	$415,933	$528,841	$620,414	$697,522

Net income	$12,439	$18,962	$25,268	$30,587	$16,342

Basic earnings per share	$1.03	$1.57	$2.06	$2.49	$1.43

Diluted earnings per share	$1.02	$1.54	$1.99	$2.39	$1.42

Total assets	$294,662	$366,246	$488,009	$595,533	$620,452

Long-term obligations, less current portion	$45,373	$79,977	$146,595	$202,405	$207,816

Stockholders’ equity	$147,311	$170,491	$196,853	$228,310	$218,155

Selected Unaudited Pro Forma Combined Financial Information

      We intend that the merger will be accounted for under the pooling-of-interests method of accounting, which means that for accounting and financial reporting purposes we will treat our companies as if they had always been combined. For a more detailed description of pooling-of-interests accounting, see “The Proposed Merger — Accounting Treatment.”

      The following selected unaudited pro forma combined financial information has been derived from, and should be read in conjunction with, the Unaudited Pro Forma Combined Financial Statements and related notes included in Chapter Two of this joint proxy statement/ prospectus.

      We have presented below selected unaudited pro forma combined financial information that reflects the pooling-of-interests method of accounting by giving pro forma effect to the merger between Swift and M.S. Carriers as if it had occurred on January 1, 1998 for the income statements, and as of December 31, 2000 for the balance sheet. As a result of various factors, including any synergies which may have resulted, you should not rely on the selected unaudited pro forma combined financial information as being indicative of the historical results that would have occurred during the periods shown or the results that may be achieved after the merger.

	As of and for the
	years ended December 31,

	1998	1999	2000

	(in thousands, except per share data)

Operating revenue	$1,401,764	$1,682,292	$1,973,838

Net earnings	$80,779	$97,418	$68,943

Basic earnings per share	$.92	$1.11	$.81

Diluted earnings per share	$.90	$1.09	$.80

Cash dividends per share	—	—	—

Working capital			$67,899

Total assets			$1,621,136

Long-term obligations, less current portion			$377,056

Stockholders’ equity			$693,352

Comparative Per Share Information

      The following table sets forth selected historical per share information of Swift and M.S. Carriers and selected unaudited combined per share information after giving effect to the merger between Swift and M.S. Carriers, under the pooling-of-interests method of accounting, as if it had occurred on January 1, 1998 for the income statements, and as of December 31, 2000 for the balance sheet, assuming that 1.7 shares of Swift common stock had been issued in exchange for each outstanding share of M.S. Carriers common stock and assuming the issuance of 2,000,000 shares of Swift common stock and 300,000 shares of M.S. Carriers common stock to satisfy pooling-of-interests requirements. You should read this information in conjunction with the selected historical audited and unaudited financial information, included elsewhere in this document, and the historical audited financial statements of Swift and M.S. Carriers and related notes that are incorporated in this document by reference. The pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and related notes included elsewhere in this document.

      The selected unaudited pro forma combined per share information does not purport to represent what the actual financial position or results of operations of Swift and M.S. Carriers would have been had the merger occurred on January 1, 1998 or to project Swift’s and M.S. Carriers’ financial position or results of operations for any future date or period.

	As of and for the years
	ended December 31,

	1998	1999	2000

Swift common stock(1)
Net earnings per common share

Basic:

Historical	$0.87	$1.04	$0.83

Pro forma combined	$0.92	$1.11	$0.81

Diluted:

Historical	$0.85	$1.02	$0.82

Pro forma combined	$0.90	$1.09	$0.80

Cash dividends per share	—	—	—
Book value per share

Historical			$6.91

Pro forma combined(2)			$8.18

M.S. Carriers common stock
Net earnings per common share

Basic:

Historical	$2.06	$2.49	$1.43

Pro forma equivalent	$1.18	$1.43	$0.82

Diluted:

Historical	$1.99	$2.39	$1.42

Pro forma equivalent	$1.14	$1.37	$0.81

Cash dividends per share	—	—	—
Book value per share

Historical			$19.53

Pro forma equivalent(3)			$11.61

(1)	Amounts reflect Swift’s 3-for-2 stock splits on each of March 12, 1998 and April 10, 1999.

(2)	The pro forma combined book value per share is computed by dividing the unaudited pro forma combined stockholders’ equity by the number of combined common shares outstanding (including 2,000,000 common shares of Swift plus 300,000 common shares of M.S. Carriers) multiplied by the exchange ratio of 1.7.

(3)	The pro forma equivalent book value per share is computed by dividing M. S. Carriers stockholders’ equity (plus the net cash proceeds of $8,160,000 from the issuances of 300,000 shares of common stock) by the number of shares of common stock outstanding (including the 300,000 shares issued), multiplied by the exchange ratio of 1.7.

Comparative Per Share Market Price and Dividend Information

      Swift common stock and M.S. Carriers common stock are each listed on the Nasdaq National Market. Swift’s ticker symbol is “SWFT” and M.S. Carriers’ ticker symbol is “MSCA.” The following table shows, for the calendar quarters indicated the high and low sale prices of shares of Swift and M.S. Carriers common stock as reported on the Nasdaq National Market.

	Swift(1)		M.S. Carriers
	Common Stock		Common Stock

	High	Low	High	Low

1997

First Quarter	$12.45	$10.78	$17.75	$15.75

Second Quarter	14.55	11.50	25.13	16.50

Third Quarter	14.22	12.22	26.75	21.88

Fourth Quarter	14.78	12.22	27.94	20.00
1998

First Quarter	$17.83	$12.72	$33.69	$27.69

Second Quarter	17.17	12.00	34.69	25.06

Third Quarter	15.33	10.59	31.81	19.81

Fourth Quarter	19.50	11.29	31.63	16.00
1999

First Quarter	$22.50	$16.33	$32.94	$24.84

Second Quarter	22.63	14.00	33.25	26.63

Third Quarter	24.00	18.75	32.16	24.31

Fourth Quarter	19.81	12.69	29.03	22.81
2000

First Quarter	$20.63	$11.81	$25.69	$19.50

Second Quarter	23.38	12.69	25.88	16.13

Third Quarter	17.94	12.25	20.38	14.56

Fourth Quarter	21.00	12.00	34.31	13.63
2001

First Quarter	$23.13	$13.50	$38.80	$24.00

Second Quarter (through , 2001)

(1)	Adjusted for Swift’s 3-for-2 stock splits on each of March 12, 1998 and April 10, 1999.

      On December 11, 2000, the last full trading day before Swift and M.S. Carriers publicly announced the execution of the merger agreement, Swift common stock closed at $20.188 and M.S. Carriers common stock closed at $22.50. On             , 2001, the most recent practicable date prior to the mailing of this joint proxy statement/prospectus to the Swift and M.S. Carriers stockholders, Swift common stock closed at $          and M.S. Carriers common stock closed at $          . The market value of 1.7 shares of the combined company would be $34.32 based on Swift’s closing price on December 11, 2000, and $          based on its closing price on             , 2001. Of course, the market price of Swift common stock will fluctuate prior to and after the completion of the merger. The following table outlines the above information.

Equivalent
	Swift	M.S. Carriers	per share
	Close	Close	basis(1)

December 11, 2000	$20.188	$22.50	$34.32

, 2001	$	$	$

(1)	Amount(s) are calculated by multiplying the closing price on each date by the exchange ratio for common stock in the merger (1.7 shares of Swift common stock for each share of M.S. Carriers common stock).

      On             , 2001 there were approximately  holders of record of Swift common stock and approximately  holders of record of M.S. Carriers common stock.

      You should obtain current stock price quotations for M.S. Carriers common stock and Swift common stock. You can get these quotes from a newspaper, on the Internet, or by calling your broker.

      Historically, neither Swift nor M.S. Carriers has paid cash dividends on their common stock. Neither Swift nor M.S. Carriers currently plans to pay dividends on its common stock prior to closing of the merger. The dividend policy of Swift will be determined by its board of directors following the merger. No cash dividends are currently anticipated.

Expected Increase in M.S. Carriers’ Claims Reserves After the Merger

      Swift is in the process of evaluating the aggregate claims reserves of M.S. Carriers. M.S. Carriers calculated a range of claims reserves and recorded what they believed was appropriate. Swift believes it is more appropriate to record amounts at a higher level within the range. Accordingly, we will likely accrue additional pretax claims reserves in the range of $9.0 million to $13 million in the quarter in which the merger is consummated. Based on a pro forma estimated 86.2 million diluted shares of Swift common stock outstanding after the merger, the expected increase in expenses to reflect the additional reserves would decrease combined earnings per share by approximately $.06 to $.09. The increase in reserves would be reflected as an increase in insurance and claims expense and in salaries, wages, and employee benefits (for workers’ compensation amounts) during the quarter in which the reserve is increased. Neither the historical financial information of Swift and M.S. Carriers nor the unaudited pro forma combined financial information provided herein reflects these expected expense increases.

RISK FACTORS

      Swift and M.S. Carriers stockholders should carefully consider the following factors, in addition to those factors discussed in the documents that we have filed with the Securities and Exchange Commission, which we have incorporated into this document and the other information in this joint proxy statement/prospectus, before voting on the proposals to be submitted at the stockholder meetings.

The Value of Swift Shares Received Will Fluctuate

      The number of shares of Swift common stock issued in the merger for each share of M.S. Carriers common stock is fixed and will not be adjusted as a result of any increase or decrease in the price of either Swift common stock or M.S. Carriers common stock. However, the market prices of Swift common stock and M.S. Carriers common stock may vary from their market prices at the date of this document and at the date of the stockholder meetings of Swift and M.S. Carriers. During the 12 month period ending on             , 2001, the most recent practical date prior to the mailing of this joint proxy statement/prospectus, Swift common stock traded in a range from a low of [$12.00] to a high of [$23.38] and ended that period at $          . M.S. Carriers common stock traded in a range from a low of [$13.63] to a high of [$38.75] and ended that period at $          . See “Comparative Per Share Market Price and Dividend Information” for more detailed share price information.

      These variations may be the result of various factors including:

•	changes in the business, operations or prospects of Swift, M.S. Carriers or the combined company;

•	fluctuations in interest rates and diesel fuel prices;

•	the timing of the merger and market assessments as to whether and when the merger will be consummated;

•	increases in insurance premiums affecting the trucking industry generally;

•	the depressed market for used tractors affecting the trucking industry generally; and

•	general market and economic conditions.

      The merger may not be completed until a significant period of time has passed after the Swift and M.S. Carriers stockholder meetings. At the time of their respective stockholder meetings, Swift and M.S. Carriers stockholders will not know the exact value of the Swift common stock that will be issued in connection with the merger. We urge you to obtain current market quotations for Swift and M.S. Carriers common stock.

Swift Intends to Increase M.S. Carriers’ Insurance Reserves by Approximately $9 Million to $13 Million Following the Merger, Which is Likely to Cause Dilution to Swift’s Historical Earnings

      Swift is in the process of evaluating the aggregate claims reserves of M.S. Carriers. M.S. Carriers calculated a range of claims reserves and recorded what they believed was appropriate. Swift believes it is more appropriate to record amounts at a higher level within the range. Accordingly, we will likely accrue additional pretax claims reserves in the range of $9.0 million to $13 million in the quarter in which the merger is consummated. Based on a pro forma estimated 86.2 million diluted shares of Swift common stock outstanding after the merger, the expected increase in expenses to reflect the additional reserves would decrease combined earnings per share by approximately $.06 to $.09. The increase in reserves would be reflected as an increase in insurance and claims expense and in salaries, wages, and employee benefits (for workers’ compensation amounts) during the quarter in which the reserve is increased. Neither the historical financial information of Swift and M.S. Carriers nor the unaudited pro forma combined financial information provided herein reflects these expected expense increases. This additional expense will adversely affect Swift’s earnings in the period and year in which it is recognized.

Ongoing Insurance and Claims Expenses Could be Dilutive to Historical Swift Earnings

      In addition to general factors such as fluctuating levels and severity of accidents, injuries, and other loss events, a combination of two factors could cause future insurance and claims expenses to be dilutive to historical Swift earnings. First, after several years of aggressive pricing, insurance carriers have begun to raise premiums for most trucking companies, which is expected to increase insurance and claims expense for both Swift and M.S. Carriers. Second, recognizing the future claims of M.S. Carriers by Swift could cause future accident and claims expense for the M.S. Carriers operation to be higher than in periods prior to the merger. If these expenses increase and the companies are unable to cover the increase with higher rates, Swift’s earnings could be materially and adversely affected.

We May be Unable to Successfully Integrate our Operations and Realize the Full Cost Savings We Anticipate

      The merger involves the integration of two companies that have previously operated independently. The difficulties of combining the companies’ operations include:

•	maintaining customer service standards while attempting to more efficiently use tractors, trailers, and physical locations of the combined companies;

•	the necessity of coordinating geographically separated organizations; and

•	integrating personnel with diverse business backgrounds.

      The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company’s business segments and the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have an adverse effect on the business, results of operations, financial condition or prospects of the combined company after the merger.

      Among the factors considered by the Swift and the M.S. Carriers boards of directors in connection with their respective approvals of the merger agreement were the opportunities for economies of scale, as well as operating efficiencies that could result from the merger. We cannot give any assurance that these savings will be realized within the time periods contemplated or even if they will be realized at all.

We Will Incur Significant Expenses in Connection with the Merger Transaction

      Swift and M.S. Carriers expect to incur pre-tax charges to operations, currently estimated to be approximately $2.0 million, to reflect transaction fees and other costs related to the merger and issuance of Swift and M.S. Carriers common stock prior to the merger. These amounts are preliminary estimates and subject to change. Additional unanticipated costs may be incurred in the integration of the businesses of Swift and M.S. Carriers. Although Swift and M.S. Carriers expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset additional expenses over time, we cannot give any assurance that this net benefit will be achieved in the near term, or at all. See “Unaudited Pro Forma Combined Financial Statements” for more detail on the charges we expect to incur in connection with the merger.

The Merger May Cause Dilution to Historical Swift Earnings Even Before the Increase in Insurance and Claims Reserves and Transaction Expenses Described Above

      The merger and the transactions contemplated by the merger agreement may have a dilutive effect on earnings per share of Swift. Dilution may result from the additional Swift shares that will be issued in the merger, shares that will be issued to make Swift and M.S. Carriers eligible to account for the transaction as a pooling-of-interests, and shares that may be issued to holders of M.S. Carriers stock options that become exercisable by their terms as a result of the merger. Dilution also may result from transaction costs or merger-related costs. On a historical basis for Swift, diluted earnings per share were $.82 for the year ended December 31, 2000, as compared with $.80 on a pro forma basis for the combined company. Other than the approximately $2.0 million of transaction costs, the pro forma figure does not include costs associated with or benefits anticipated from the merger. See “Unaudited Pro Forma Combined Financial Statements” for additional pro forma financial information for the combined company after the merger.

We Operate in a Competitive Environment that has Created Downward Pricing Pressure

      Swift, M.S. Carriers, and the combined companies face numerous competitive factors, including the following:

•	the trucking industry is extremely fragmented. We compete with many other truckload carriers of varying sizes and, to a lesser extent, with less-than-truckload carriers and railroads. Many competitors reduce their freight rates to gain business, especially during times of reduced growth rates in the economy, which may create pressure on our ability to maintain or increase freight rates, and to grow;

•	many customers reduce the number of carriers serving their needs by selecting so-called “core carriers” as approved service providers, and in some instances we may not be selected;

•	the trend toward consolidation in the trucking industry may create other large carriers with a greater capacity to compete;

•	advances in technology require increased investments to remain competitive, and customers may not be willing to raise freight rates to cover these investments;

•	competition from Internet-based and other logistics and freight brokerage companies, including Transplace.com, may affect our customer relationships and freight rates;

•	economies of scale that may be passed on to smaller carriers by procurement aggregation providers, including Transplace.com, may improve their ability to compete; and

•	we have agreed not to provide freight logistics services in competition with Transplace.com.

Operating Factors

      Swift, M.S. Carriers, and the combined companies face numerous operating challenges in connection with and following the merger, including:

•	customers may decrease freight volumes with us because of concentration of their business with the combined companies;

•	the chronic, industry-wide driver shortage may be exacerbated by a current shortage of owner-operators that have been forced to exit the business because of high fuel prices;

•	sufficient freight may not be available at rates that will support historical margins if the combined companies seek to maintain historical growth rates;

•	maintaining customer service and equipment utilization standards may be difficult while attempting to integrate our operations to use the combined equipment and terminal facilities more efficiently;

•	potential regulatory limitations on the hours in service drivers must observe could dramatically impair equipment productivity;

•	the depressed market for used equipment because of the surplus of such equipment in the market could affect our financial results; and

•	the possibility of increased expense and operating inefficiencies resulting from regulatory requirements relating to fuel emissions.

Our Business is Subject to General Economic and Business Factors that are Largely Out of Our Control

      Our business is dependent upon a number of factors that may have a materially adverse effect on the results of our operations, many of which are beyond our control. These factors include significant increases or rapid fluctuations in fuel prices (which affected our operating performance in 2000), excess capacity in the trucking industry, interest rates, fuel taxes, tolls, license and registration fees and insurance premiums, and difficulty in attracting and retaining qualified drivers and owner operators. We are also affected by recessionary economic cycles and downturns in customers’ business cycles, particularly in market segments and industries (such as retail and paper products) in which we have a significant concentration of customers. In addition, our results of operations are affected by seasonal factors. Customers tend to reduce shipments after the winter holiday season and our operating expenses tend to be higher in the winter months primarily due to increased operating costs in colder weather and higher fuel consumption due to increased idle time.

We Have Significant Ongoing Capital Requirements

      The trucking industry is very capital intensive. We depend on cash from operations, operating leases and debt financing for funds to expand the size of our fleet and maintain modern revenue equipment. If we are unable in the future to enter into acceptable financing arrangements, we would have to limit our growth to operate our revenue equipment for longer periods, which could have a material adverse effect on our operating results.

We May Not Be Successful in Our Acquisition Strategy

      Our growth has been, and will continue to be, dependent upon the acquisition of trucking companies throughout the United States. To date, we have been successful in identifying trucking companies to acquire, and in integrating these companies’ operations with our operations. There can be no assurance, however, that we will continue to identify and successfully combine with acquisition candidates.

      Acquisitions could involve the dilutive issuance of equity securities and/or the incurrence of additional debt. We may need to amortize expenses related to goodwill and intangible assets, which could adversely affect our profitability. In addition, acquisitions involve numerous risks, including difficulties in assimilation of the acquired company’s operations particularly in the period immediately following the consummation of such transactions, the diversion of the attention of our management from other business concerns, risks of entering into markets in which we have had no or only limited direct experience, and the potential loss of customers, key employees and drivers of the acquired company, all of which could have a material adverse effect on our business and operating results.

We Are Dependent on a Few Key Personnel to Operate Our Business

      We are highly dependent upon the services of Jerry Moyes, Chairman of the Board, President and Chief Executive Officer, William F. Riley III, Senior Executive Vice President and Chief Financial Officer, Rodney K. Sartor, Executive Vice President, Patrick J. Farley, Executive Vice President and Kevin H. Jensen, Executive Vice President. The loss of their services could have a materially adverse effect on our operations and future profitability. We do not have employment agreements with Messrs. Moyes, Riley, Sartor, Farley or Jensen, nor do we maintain key man life insurance on any of these executives, with the exception of Mr. Moyes.

Our CEO and Principal Stockholder, Who Has Varying Business Interests, Maintains Significant Influence Over Our Business and Stockholder Matters

      Jerry Moyes, our CEO, has other significant business interests to which he devotes some of his time and efforts, including serving as Chairman of Simon Transportation Services, Inc., a truckload carrier providing nationwide, predominately temperature-controlled transportation services for major shippers, and Central Freight Lines, Inc., a regional less-than-truckload carrier. Mr. Moyes and related entities are also the largest stockholders of Simon Transportation and Central Freight Lines.

      Trusts established for the benefit of Mr. Moyes and his family and other entities controlled by Mr. Moyes will beneficially own approximately 34% of the outstanding common stock of Swift immediately after the merger. Accordingly, Mr. Moyes will continue to be able to influence the election of members of our Board of Directors and decisions requiring stockholder approval. This concentration of ownership, as well as the ability of the Board to establish the terms of and issue preferred stock without stockholder approval, may have the effect of delaying or preventing a change in control of Swift that other stockholders may believe beneficial.

We Are Subject to the Burdens and Costs of Operating in a Highly Regulated Industry

      The United States Department of Transportation and various state agencies exercise broad powers over our business, generally governing such activities as authorization to engage in motor carrier operations, rates and charges, operations, safety, and financial reporting. In addition, our operations are subject to various environmental laws and regulations dealing with the transportation, storage, presence, use, disposal and handling of hazardous materials, discharge of stormwater and underground fuel storage tanks. If we are ever involved in a spill or other accident involving hazardous substances or if we are found to be in violation of applicable laws or regulations, it could have a materially adverse effect on our business and operating results.

We Self-Insure for a Portion of Our Claims Exposure

      We currently self-insure for liability resulting from cargo loss, personal injury and property damage, and we maintain insurance above these amounts with licensed insurance companies. To the extent we experience an increase in the number of claims for which we are self-insured, our operating results would be materially adversely affected. In addition, significant increases in insurance costs would reduce our profitability.

We Are Highly Dependent on a Few Key Customers

      A significant portion of our revenue is generated from key customers. During 2000, the top 25, 10 and 5 customers (based on revenue) accounted for 53%, 35% and 23% of Swift’s revenues, respectively. During 2000, the top 25, 10 and 5 customers (based on revenue) accounted for 50%, 31% and 22% of M.S. Carriers’ revenues, respectively. A reduction in or termination of our services by a key customer could have a materially adverse effect on our business and operating results. We do not have long-term contractual relationships with our key customers, and there can be no assurance that these relationships will continue as presently in effect.

Our Stock Price is Volatile

      The market price of the common stock could be subject to significant fluctuations in response to certain factors, such as, among others, variations in the anticipated or actual results of operations of Swift or other companies in the transportation industry, changes in conditions affecting the economy generally, analyst reports, or general trends in the industry, as well as other factors unrelated to our operating results.

Our Forward-Looking Statements May Not Prove True

      We have made forward-looking statements in this document, and in documents that are incorporated by reference in this document, that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of each company’s management. Such forward-looking statements include information concerning possible or assumed future actions, events or results of operations of Swift, M.S. Carriers and the combined company, as well as information contained or incorporated in this document regarding:

•	driver retention

•	equipment and terminal facility utilization

•	efficiencies/cost avoidance

•	cost savings

•	revenue synergies

•	income and margins

•	earnings per share

•	growth

•	economies of scale

•	combined operations

•	the economy

•	future economic performance

•	conditions to, and the timetable for, completing the merger

•	future acquisitions

•	management’s plans merger and integration-related expenses

•	customers and customer service

•	key personnel

•	key customers

      These statements may be preceded by, followed by or include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions.

      We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements.

      Forward-looking statements are not guaranties of performance. You should understand that the following important factors, in addition to those discussed in “Risk Factors” above and elsewhere in this document, and in the documents which are incorporated by reference in this document, could affect the future results of Swift and M.S. Carriers, and of the combined company after the completion of the merger, and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements. For a more detailed discussion of these factors, see the text under the heading “Factors That May Affect Future Results and Financial Condition” in Item 7 of Swift’s most recent Form 10-K.

THE PROPOSED MERGER

General

      Swift’s board of directors is using this joint proxy statement/prospectus to solicit proxies from the holders of Swift common stock for use at the Swift annual meeting and as a prospectus for the M.S. Carriers stockholders who may receive Swift common stock in the merger. M.S. Carriers’ board of directors is using this document to solicit proxies from the holders of M.S. Carriers common stock for use at the M.S. Carriers special meeting.

Swift Proposals

      At the Swift annual meeting, holders of Swift common stock are being asked to vote on:

•	a proposal to approve the issuance of Swift common stock in the merger;

•	a proposal to authorize an additional 2,000,000 shares of Swift common stock for issuance under Swift’s 1999 Stock Option Plan; and

•	assuming the merger proposals are approved by Swift and M.S. Carriers stockholders, the election of three Class II directors for a term expiring at the 2004 annual meeting and one Class I director for a term expiring at the 2003 annual meeting. For a more complete discussion of the relationship between the election of directors and approval of the merger proposals, see “Chapter Four — Election of Swift Directors.”

      The merger will not be completed unless Swift’s stockholders approve the issuance of shares of Swift common stock in the merger.

M.S. Carriers Proposal

      At the M.S. Carriers special meeting, holders of M.S. Carriers common stock will be asked to vote upon approval and adoption of the merger agreement and the merger.

      The merger will not be completed unless M.S. Carriers’ stockholders approve and adopt the merger agreement and the merger.

Background of the Merger

      The senior management of Swift and M.S. Carriers, particularly Mr. Moyes and Mr. Riley of Swift and Mr. Starnes and Mr. Barrow of M.S. Carriers, have known each other for more than ten years. Over that time the parties developed relationships of mutual respect and friendship.

      In July 1999, Mr. Moyes wrote Mr. Starnes and proposed that the two companies open merger discussions. Mr. Starnes replied that he was not interested. No further communications ensued until July 2000.

      In July 2000, several of Swift’s directors discussed the possibility of attempting to engage M.S. Carriers in serious merger discussions. Swift had analyzed various internal and industry factors and identified M.S. Carriers as a favorable merger candidate. The factors considered included compatibility and quality of management, as well as the possibilities of purchasing economies of scale, expanded use of technology, improved customer service, unified recruitment of drivers, an enhanced position in the Mexican freight market, and more efficient asset utilization.

      After reviewing publicly available financial information, on July 14, 2000, Mr. Moyes wrote Mr. Starnes proposing to open merger negotiations. The letter discussed various industry trends, identified several reasons for pursuing a merger, and analyzed the effect of various exchange ratios.

      Mr. Starnes responded that he would be willing to discuss a merger. On July 20, 2000, M.S. Carriers contacted Merrill Lynch to serve as its financial advisor with regard to the potential transaction. Over the next several days, a representative of Merrill Lynch and Earl Scudder, a member of Swift’s board of directors and outside legal counsel, held telephone discussions. They discussed a number of issues relating to the proposed transactions. These issues included proposed exchange ratios, projected earnings of both companies for 2000 and 2001, potential cost-saving synergies, the value of investments by both companies in Transplace.com and partially owned Mexican subsidiaries, the eligibility of each company to engage in a pooling-of-interests, M.S. Carriers’ desire for a merger agreement with reciprocal representations and warranties, the agreement of M.S. Carriers not to solicit any competing offer, and the prospect of employment and noncompetition agreements with M.S. Carriers executive officers after the merger. The results of these discussions were encouraging enough to schedule a meeting of the principals for each company.

      On August 1, 2000, Messrs. Moyes, Riley, and Scudder for Swift and Messrs. Starnes and Barrow and a Merrill Lynch representative for M.S. Carriers, met in Memphis, Tennessee. At the meeting, the parties discussed the issues previously discussed by Mr. Scudder and Merrill Lynch. They also spent considerable time analyzing financial matters relating to each company, including accounting policies, equipment values and financing, equipment trade policies, and projections for 2000 and 2001. They also discussed customer overlap and cross-marketing opportunities.

      During the month of August, the chief financial officers of Swift and M.S. Carriers exchanged key operating statistics, financial forecasts, and the assumptions underlying the forecasts. Based upon the forecasts and publicly available information, representatives of the two companies analyzed possible exchange ratios and exchanged several proposals but were unable to agree on an exchange ratio.

      On September 11, 2000, representatives of Swift and M.S. Carriers met in Dallas to discuss the potential merger. On September 22, 2000, Swift’s board of directors met for a regularly scheduled meeting. Mr. Riley informed the board of the ongoing discussions.

      During September and October, the parties continued to evaluate the exchange ratio in light of updated earnings prospects of both companies as reflected in published analysts’ estimates and internal forecasts. Between September 8 and October 31, published analysts’ earnings estimates for M.S. Carriers were reduced by approximately 25% for both 2000 and 2001. During the same period, published analysts’ earnings estimates for Swift were reduced by approximately 15% for both 2000 and 2001. The reductions in analysts’ estimates were based primarily on high fuel prices and a slowing economy.

      On October 30, 2000, representatives of Swift and M.S. Carriers met during the American Trucking Association convention in San Diego, California. Swift proposed an exchange ratio of 1.7 Swift shares for each share of M.S. Carriers stock. The parties discussed a plan for integrating the two companies’ operations in a deliberate manner, the plan for M.S. Carriers to continue operating out of Memphis with existing personnel, and employment and noncompetition arrangements for the M.S. Carriers executives. The parties discussed a general timeline and the prospect of a closing in the spring of 2001. The parties did not reach agreement on the exchange ratio.

      On November 21, 2000, Messrs. Moyes and Riley of Swift and Messrs. Starnes and Barrow of M.S. Carriers, along with the companies’ respective legal counsel, met in Phoenix, Arizona. During the meeting, the parties agreed to an exchange ratio of 1.7 shares of Swift common stock for each share of M.S. Carriers common stock, subject to confirmatory due diligence and the negotiation of an acceptable merger agreement. The parties directed their counsel to prepare a draft merger agreement and related documents for consideration by the companies’ boards of directors. The parties also commenced due diligence investigations of each other, which continued until December 11, 2000.

      On November 22, 2000, Swift engaged Credit Suisse First Boston as its financial advisor in connection with certain securities matters arising in connection with the acquisition of M.S. Carriers, including the potential issuance of previously repurchased shares of Swift common stock prior to the merger. Credit Suisse First Boston was not requested to, and did not, render an opinion with respect to the fairness of the consideration to be paid by Swift in the merger.

      On November 30, 2000, a special meeting of M.S. Carriers’ board of directors was held in Memphis, Tennessee to consider the proposed merger with Swift. At this meeting, Mr. Starnes updated the board of directors on the proposed terms of the merger agreement, the exchange ratio, the executive employment contracts, the conversion of employee stock options, and other matters. The board unanimously approved moving forward, subject to completion of due diligence, negotiation of an acceptable merger agreement and related documents, and receipt of an opinion from Merrill Lynch with respect to the fairness of the exchange ratio from a financial point of view to holders of M.S. Carriers common stock other than Swift and each of its affiliates.

      On December 1, 2000, Swift held a special meeting of its board of directors. Messrs. Moyes, Riley, and Scudder reported on the material terms of the proposed transaction and recommended that the board of directors approve a merger on substantially the terms discussed. The board unanimously approved the merger and issuance of shares of Swift common stock at an exchange ratio of 1.7 to one. The board authorized Jerry Moyes and Bill Riley to negotiate and sign a merger agreement on substantially the terms proposed, subject to completion of due diligence and negotiation of an acceptable merger agreement and related documents.

      From December 1 to December 8, 2000, the parties negotiated outstanding issues in the merger agreement and employment agreements and continued due diligence.

      On December 8, 2000, M.S. Carriers held a special meeting of its board of directors to consider the merger agreement. At this meeting, Merrill Lynch was asked to provide its opinion as to the fairness of the exchange ratio from a financial point of view to holders of M.S. Carriers common stock, other than Swift and each of its affiliates. For a detailed discussion of this opinion see “Opinion of M.S. Carriers Financial Advisor” below.

      On December 11, 2000, M.S. Carriers’ board of directors met again to consider the transaction. The board unanimously approved the merger agreement and authorized its Chief Executive Officer to sign and deliver the merger agreement and proceed with the proposed transaction.

      The merger agreement was executed on December 11, 2000, and the companies issued a joint press release announcing the merger.

Our Reasons for the Merger

      Although each of Swift and M.S. Carriers has experienced significant growth and solid financial performance as an independent entity, we each believe that a combination of the two companies will improve our competitive position. We believe that the financial resources and management depth of the combined companies could allow us to enhance stockholder value more rapidly than either could accomplish alone. In particular, we believe the combined companies and our stockholders will be positioned to realize:

•	enhanced revenue potential;

•	operating efficiencies based upon complementary operating territories;

•	economies of scale;

•	management talent and depth;

•	increased ownership of Transplace.com, a logistics company owned by several trucking companies; and

•	larger market capitalization and greater share liquidity.

      Enhanced Revenue Potential. The merger will combine two companies with histories of significant growth both internally and through acquisitions. Between 1995 and 2000, Swift generated 22.4% compounded annual revenue growth, while M.S. Carriers generated 15.9% compounded annual revenue growth. Swift has completed nine acquisitions since 1990, and M.S. Carriers has completed three acquisitions since 1997, each of which has added to each company’s revenue growth.

      Both companies emphasize growth through increased business with existing customers. This growth has been influenced by providing quality service and by the trend among large customers to consolidate freight services among a few “core carriers.” In general, core carriers have the size, financial resources, and technology to provide customers with dependable service over a wide geographic area. After the merger, the combined companies will operate a fleet of approximately 15,000 tractors and 43,000 trailers, which should improve the efficiency of our nationwide coverage. Further, with little overlap among our top 25 customers and strength in different geographic regions, Swift and M.S. Carriers believe there are significant cross-marketing opportunities with their customers across the country.

      We believe the U.S.–Mexican market also offers attractive growth possibilities. M.S. Carriers has one of the leading positions in cross-border transportation, particularly at Laredo, Texas. M.S. Carriers also has a 50% interest in the largest intra-Mexico truckload carrier, Transportes EASO. Swift has a smaller but growing cross-border operation that has its largest presence at Laredo and also focuses on ports at El Paso and west to California. Swift’s operation was augmented by its acquisition in 2000 of 49% of Trans-Mex, a carrier that focuses on cross-border shipments. Together, the companies will be positioned to offer cross-border service at nearly any commercial border crossing as well as service within Mexico to the combined customer groups.

      Acquisitions and private fleet conversions offer additional avenues for growth. We consider acquisition candidates that fit in two primary categories. The first category includes large, successful carriers that will retain much of their pre-acquisition operations. The second is smaller or unsuccessful carriers that will be folded into our existing operations. We believe the merger will enhance the opportunities for both types of acquisitions. Combined, we will be better positioned to handle large acquisitions because of greater management depth, and larger revenue, systems, and facilities platforms. We also will be better positioned to seek smaller acquisitions and fold them into our combined geographic territory and terminal network. Our goal with these acquisitions would be to add revenue and drivers at a greater rate than terminal facilities to increase the utilization of the combined companies’ fixed assets.

      Private fleet conversions occur when a manufacturer, retailer, or other non-transportation company operates its own fleet of tractors and trailers to move its own products. There is a trend among some of these companies to sell their fleets and outsource their transportation needs to conserve capital for core corporate purposes. Many times these companies operate their own fleets because of high service standards. With our large tractor-trailer fleet and broad geographic coverage, we believe the combined companies will be positioned to offer the fleet capacity and service capability to take advantage of opportunities to convert private fleets.

      Operating Efficiencies. Truckload carriers strive for operating efficiency in ways such as lowering the number of non-revenue miles between customer drop-offs and pick-ups, reducing the amount of time drivers spend in truck stops and other congested areas, routing drivers home efficiently, reducing the time tractors and trailers sit idle, and increasing the volume of revenue supported by fixed costs such as terminals and technology. These benefits often come from operating a large number of trucks over defined areas that have customer and driver proximity. This is sometimes called operating “density.” Although we do not intend to combine dispatch operations immediately, we believe that combining the operations over time will lead to greater operating density and, therefore, increased efficiency.

      As background, both Swift and M.S. Carriers focus on regional operations with a short-to-medium average length of haul. In addition, each has a transcontinental operation that uses primarily driver teams. Approximately two-thirds of Swift’s operations are west of the Mississippi River. Most of M.S. Carriers’ operations are east of the Mississippi River.

      The companies will seek to match the combined tractor fleets with the closest available customer load in the combined customer pool. This should reduce non-revenue miles between loads and lead to better customer service. It also will allow greater choice of loads to assist in routing drivers toward their homes. By adding approximately 3,000 Swift tractors to the 5,000 M.S. Carriers tractors in the East and several hundred M.S. Carriers tractors to the nearly 7,000 Swift tractors in the West, the companies expect to achieve the benefits of greater operating density in both regions.

      The combined terminal network also may offer several benefits. Swift’s extensive network has bulk fueling facilities at most locations. M.S. Carriers has fewer terminals and fueling facilities. Fueling at terminals is generally cheaper and we believe it offers fewer opportunities for collisions than fueling at truck stops. In addition, maintenance at terminals is generally less expensive than at over-the-road truckstops. Utilizing Swift terminals for fueling and maintenance across our combined equipment could lower costs.

      In certain areas of the eastern United States, Laredo, and southern California, each company has terminals in areas served by the other company. The combined companies may benefit by eliminating duplicative terminals and deferring additional building projects that each would pursue on its own.

      Economies of Scale. Both companies believe that larger truckload carriers can gain significant economies of scale through cost savings in volume-sensitive items such as fuel, parts, tires, and telecommunications. On a combined basis, the two companies will have nearly three times the purchasing volume of M.S. Carriers alone and 50% more than Swift alone. Another significant area for potential economies of scale is in technology. M.S. Carriers has made substantially larger investments in management information systems personnel and technology than Swift. The companies operate common computer hardware and core software packages. Both companies believe that leveraging M.S. Carriers’ investment in technology over a large revenue base will, if successfully implemented, result in faster and better information for management decision making.

      Management Talent and Depth. The truckload carrier industry has experienced most of its growth since deregulation in 1980. Many of the larger truckload carriers are led by founder-entrepreneurs. Thus, we believe there is a shortage of qualified senior executive personnel with large carrier experience available to supplement the executive teams at either Swift or M.S. Carriers. The companies believe that their combined management teams will afford the depth to integrate the companies, actively pursue the growth of an approximately $2 billion revenue company, and seek consolidation opportunities.

      Transplace Ownership. Transplace.com is the Internet-based global transportation logistics and e-procurement company founded in April 2000 by Swift, M.S. Carriers, and four of the five other largest publicly traded truckload carriers based upon revenue. The combined ownership of Transplace by Swift and M.S. Carriers will be approximately 28% after the merger. The companies believe this will continue to afford them an active role in strategic decisions. Swift currently reports its share of Transplace’s profits or losses and its equity interest in Transplace in its consolidated financial statements and such reporting will continue for the combined ownership following the merger.

      Larger Market Capitalization and Greater Share Liquidity. Both companies believe that there has been a trend by investors in the United States to acquire stocks of companies with larger market capitalizations and more shares trading. Based on recent stock prices, after the merger, Swift’s market capitalization and shares of common stock held by non-affiliates would be approximately twice as great as those of the next largest publicly-held truckload carrier. We believe this will benefit both stockholder groups.

Factors Considered by, and Recommendation of, the Board of Directors of Swift

      At its meeting on December 1, 2000, Swift’s board of directors unanimously:

•	determined that the merger was advisable and fair to, and in the best interests of, Swift and its stockholders and approved the execution of the merger agreement;

•	directed that the proposed transaction be submitted for consideration by the Swift stockholders;

•	recommended that the Swift stockholders vote FOR the approval of the proposal to issue shares of Swift common stock in the merger; and

•	recommended that the Swift stockholders vote FOR the approval of an amendment to the 1999 Stock Option Plan to increase the number of shares authorized for issuance by 2,000,000.

      In the course of reaching its decision to adopt the merger agreement, Swift’s board of directors consulted with Swift’s management and legal counsel, and considered the following material factors:

(1) information concerning the financial performance and condition, results of operations, asset quality, prospects, and businesses of each of Swift and M.S. Carriers as separate entities and on a combined basis, including:

•	the revenues of the companies, their complementary business segments, and the potential for cost savings and revenue enhancement;

•	the recent and historical stock price performance of Swift common stock and M.S. Carriers common stock; and

•	the percentage of the combined companies that each of Swift’s and M.S. Carriers’ stockholders would own following the merger.

(2) the importance of market position, significant scale and scope, and financial resources to a company’s ability to compete effectively in the changing environment in the North American transportation market, and the fact that the strategic combination of Swift’s and M.S. Carriers’ business segments would create the largest over the road tractor and trailer fleet operated by a publicly-traded truckload carrier in North America;

(3) the potential benefits to be derived from a combination of the two companies as described under “Our Reasons for the Merger,” including potential cost savings and efficiencies that could result from the merger;

(4) the current industry, economic, and market conditions and trends, including the likelihood of continuing consolidation and increasing competition in the trucking industry;

(5) the opportunity for the stockholders of Swift to participate in a larger company with greater market capitalization and share liquidity than either company standing alone;

(6) the exchange ratio will enable Swift stockholders to own approximately 77% of the outstanding stock of the combined company;

(7) the intended accounting of the merger as a pooling-of-interests which results in combined financial statements prepared on a basis consistent with the underlying view that stockholder interests in the two companies have simply been combined;

(8) the structure of the transaction as a tax-free reorganization for United States federal income tax purposes;

(9) the name of the parent company will remain “Swift Transportation Co., Inc.”;

(10) the terms of the merger agreement regarding third party proposals, including the potential payment to Swift of a termination fee;

(11) the fact that the merger is conditioned on the ability of Swift and M.S. Carriers to account for the transaction as a pooling-of-interests and if the merger agreement is terminated because the merger cannot be accounted for as a pooling-of-interests, then Swift would owe M.S. Carriers no termination fee under the merger agreement;

(12) the headquarters of the parent company will be in Phoenix, Arizona;

(13) the ability to consummate the merger, including the conditions to the merger requiring receipt of necessary regulatory approvals in accordance with the terms of the merger agreement;

(14) the expectation of adding the experienced management team at M.S. Carriers as a result of the merger;

(15) the terms of the merger agreement, including composition of the board of directors, and the management structure of the combined companies;

(16) the challenges of combining the businesses of two major trucking companies and the risks of diverting management resources for an extended period of time;

(17) the risks of a slowing economy, the potential inability to integrate operations without affecting customer service and driver satisfaction, and the historical problems experienced in retaining drivers in an acquisition setting;

(18) the effect of M.S. Carriers’ debt level on the financial position of the combined companies;

(19) the fact that the merger will differ from Swift’s acquisition history of acquiring companies that were not performing successfully and folding their operations into Swift’s operations;

(20) the opportunity for greater ownership in Transplace.com; and

(21) the opportunity for Swift stockholders to vote on the issuance of stock in connection with the proposed merger with M.S. Carriers.

      In view of the variety of factors and the amount of information considered, Swift’s board of directors did not find it practicable to and did not quantify, rank, or otherwise assign relative weights to the specific factors it considered in reaching its decision. The determination was made after consideration of all of the factors as a whole. In addition, individual members of Swift’s board of directors may have given different weights to different factors.

      Swift’s board of directors considered all these factors in reaching the conclusions and recommendations described above. These factors generally figured positively, as advantages or opportunities, with the exception of the factors described in (16), (17), (18), and (19), which figured negatively as risks. Swift’s board of directors felt that these risks could be managed successfully and that, overall, these risks were outweighed by the potential benefits of the merger.

      For additional information concerning the matters considered by Swift’s board of directors see “Background of the Merger.”

      The Swift board of directors has unanimously approved the merger agreement, the merger, and the other transactions contemplated thereby and believes that the terms of the merger are fair to, and in the best interests of, Swift and its stockholders. The Swift board of directors unanimously recommends a vote for approval of the issuance of Swift common stock in the merger.

Factors Considered by, and Recommendation of, the Board of Directors of M.S. Carriers

      At its meeting on December 11, 2000, the M.S. Carriers board of directors:

•	determined that the merger agreement and the merger are advisable and fair to, and in the best interests of, M.S. Carriers and its stockholders;

•	approved the merger agreement;

•	directed that the proposed transaction be submitted for consideration by the M.S. Carriers stockholders; and

•	recommended that the M.S. Carriers stockholders vote FOR approval and adoption of the merger and the merger agreement.

      In the course of reaching its decision to approve the merger agreement, the M.S. Carriers board of directors consulted with M.S. Carriers’ management, as well as its outside legal counsel and its financial advisors, and considered the following material factors:

(1) information concerning the financial performance and condition, results of operations, asset quality, prospects, and businesses of each of M.S. Carriers and Swift as separate entities and on a combined basis, including:

•	the revenues of the companies, their complementary business segments, and the potential for cost savings and revenue enhancement;

•	the recent and historical stock price performance of M.S. Carriers common stock and Swift common stock; and

•	the percentage of the combined companies that each of Swift’s and M.S. Carriers’ stockholders would own following the merger.

(2) the importance of market position, significant scale and scope and financial resources to a company’s ability to compete effectively in the changing environment in the North American transportation market, and the fact that the strategic combination of Swift’s and M.S. Carriers’ business segments would create the largest over the road tractor and trailer fleet operated by a publicly-traded truckload carrier in North America;

(3) the potential benefits to be derived from a combination of the two companies as described under “Our Reasons for the Merger,” including potential cost savings and efficiencies that would result from the merger;

(4) the current industry, economic, and market conditions and trends, including the likelihood of continuing consolidation and increasing competition in the transportation industry;

(5) the opportunity for the stockholders of M.S. Carriers to participate in a larger company and to benefit from future growth of the combined company;

(6) the opportunity for the M.S. Carriers stockholders to hold shares in a company with greater market capitalization and share liquidity;

(7) the fact that the exchange ratio (based on Swift’s closing ask price at the close of business on December 11, 2000, the last trading day before the execution of the merger agreement was announced) represented a premium of 59% over M.S. Carriers’ closing ask price on December 8, 2000, the last trading day before the board meeting, and a premium of 89% over the average closing ask price of M.S. Carriers common stock over the 30 trading days prior to December 11, 2000;

(8) the fact that the merger provides for a fixed exchange ratio and, as a result, the value of Swift’s shares to be received by M.S. Carriers’ stockholders at the effective time of the merger may be higher or lower than the value of such shares at the time the merger was announced;

(9) the opinion of Merrill Lynch to the effect that as of December 11, 2000, and subject to the qualifications and limitations set forth in their written opinion, the exchange ratio was fair from a financial point of view to holders of M.S. Carriers common stock, other than Swift and each of its affiliates. A copy of Merrill Lynch’s written opinion is attached as Annex D and discussed under “Opinion of Financial Advisor — Opinion of Merrill Lynch;”

(10) the fact that two of M.S. Carriers’ directors would be nominated to join Swift’s board of directors;

(11) the intended accounting for the merger as a pooling-of-interests which results in combined financial statements prepared on a basis consistent with the underlying view that stockholder interests in the two companies have simply been combined;

(12) the ability to complete the merger as a reorganization for United States federal income tax purposes in which M.S. Carriers stockholders generally would not recognize any gain or loss, except for any gain or loss recognized in connection with cash received for fractional shares of the combined company’s common stock;

(13) the board of directors’ belief, and considering advice from counsel, that the parties should be able to consummate the merger, including satisfying the conditions to the merger requiring receipt of necessary regulatory approvals in accordance with the terms of the merger agreement;

(14) the terms of the merger agreement regarding third party proposals, including M.S. Carriers’ ability to terminate the merger agreement in order to accept a superior proposal and the potential payment to Swift of a termination fee;

(15) the prospect of successfully integrating the operations of the two companies, and the risks associated with the integration;

(16) the likely impact of the merger with Swift on M.S. Carriers’ employees;

(17) the fact that the parent company would be headed by Mr. Moyes;

(18) the fact that senior management at M.S. Carriers is expected to remain in place after the merger;

(19) the fact that the parent company would be named “Swift Transportation Co., Inc.”;

(20) the fact that the M.S. Carriers name could be preserved as a subsidiary name in the combined companies;

(21) the fact that M.S. Carriers would cease to be an independent company;

(22) the interests that certain executive officers and directors of M.S. Carriers may have with respect to the merger in addition to their interests as stockholders of M.S. Carriers generally. See “Interests of Certain Persons in the Merger;” and

(23) the fact that M.S. Carriers stockholders will have an opportunity to vote on the proposed merger.

      In view of the variety of factors and the amount of information considered, M.S. Carriers’ board of directors did not find it practical to, and did not, quantify, rank, or otherwise assign relative weights to the specific factors it considered in reaching its decision. The determination was made after consideration of all of the factors as a whole. In addition, individual members of M.S. Carriers’ board of directors may have given different weights to different factors.

      M.S. Carriers’ board of directors considered all these factors in reaching the conclusions and recommendations described above. These factors generally figured positively, as advantages or opportunities, with the following exceptions:

•	the factors described in clause (14), which figured both positively and negatively;

•	the factors described in clause (13) and (15) above, which figured negatively as risks, but ones which the M.S. Carriers board felt were outweighed by the other benefits of the transaction; and

•	the factors described in clause (8), (21), and (22) above, which were considered to be neutral.

      The M.S. Carriers board of directors has approved the merger agreement, the merger and the other transactions contemplated thereby and believes that the merger agreement and the merger are advisable, fair to, and in the best interests of M.S. Carriers and its stockholders. The M.S. Carriers board of directors unanimously recommends a vote for approval and adoption of the merger agreement and the merger.

Accounting Treatment

      The merger is intended to qualify as a pooling-of-interests. The pooling-of-interests method of accounting assumes the companies had always been combined, and the historical financial statements for periods prior to closing of the merger are restated as though the companies had always been combined as required under generally accepted accounting principles. The assets and liabilities of Swift and M.S. Carriers will be carried forward by the combined company at their historical recorded amounts. It is a condition to the merger that:

•	Swift receive a letter from KPMG LLP, independent certified public accountants for Swift, dated the date on which the transactions contemplated by the merger agreement are closed, stating that they concur with Swift management’s conclusion that the transaction can properly be accounted for as a pooling-of-interests business combination; and

•	M.S. Carriers receive a letter from Ernst & Young LLP, independent certified public accountants for M.S. Carriers, dated the date on which the transactions contemplated by the merger agreement are closed, regarding their concurrence with M.S. Carriers management’s conclusion that M.S. Carriers is eligible to participate in a transaction to be accounted for as a pooling-of-interests.

      In order for the merger to qualify as a pooling-of-interests, each company must sell all or a portion of the shares of its common stock that it has repurchased during the two years preceding December 11, 2000. It is estimated that Swift will sell approximately 2,000,000 of its common shares and M.S. Carriers will sell approximately 300,000 of its common shares. The sale of this stock by Swift and M.S. Carriers is expected to occur shortly prior to the effective time of the merger.

Material Federal Income Tax Consequences of the Merger

      The following discussion of the material United States federal income tax consequences of the merger is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, administrative interpretations, and court decisions in effect as of the date of this joint proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. This discussion assumes the merger is treated as a tax-free reorganization and does not address all aspects of federal income taxation that may be relevant to a stockholder of M.S. Carriers in light of that stockholder’s particular circumstances or to a stockholder subject to special rules, such as:

•	a stockholder that is not a citizen or resident of the United States;

•	a financial institution or insurance company;

•	a tax-exempt organization;

•	a dealer or broker in securities;

•	a stockholder that holds its M.S. Carriers common stock as part of a hedge, appreciated financial position, straddle, or conversion transaction; or

•	a stockholder that acquired its M.S. Carriers common stock pursuant to the exercise of options or otherwise as compensation.

      For federal income tax purposes:

•	a holder of M.S. Carriers common stock will not recognize any gain or loss upon the exchange of that stockholder’s shares of M.S. Carriers common stock for shares of Swift common stock in the merger, except that gain or loss will be recognized on the receipt of cash instead of a fractional share of Swift common stock;

•	to the extent that a holder of M.S. Carriers common stock receives cash in lieu of a fractional share of Swift common stock, the holder will be required to recognize gain or loss, measured by the difference between the amount of cash received and the portion of the tax basis of that holder’s shares of M.S. Carriers common stock allocable to that fractional share of Swift common stock. This gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period for the share of

M.S. Carriers common stock exchanged for the fractional share of Swift common stock is more than one year at the effective time of the merger;

•	a holder of M.S. Carriers common stock will have a tax basis in the Swift common stock received in the merger equal to (1) the tax basis of the M.S. Carriers common stock surrendered by that holder in the merger, less (2) any tax basis of the M.S. Carriers common stock surrendered that is allocable to a fractional share of Swift common stock for which cash is received;

•	the holding period for shares of Swift common stock received in exchange for shares of M.S. Carriers common stock in the merger will include the holding period for the shares of M.S. Carriers common stock surrendered in the merger; and

•	there will be no federal income tax consequences to a holder of Swift common stock as a result of the merger.

      This discussion is intended to provide only a general summary of the material federal income tax consequences of the merger, and is not a complete analysis or description of all potential federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, we strongly urge each stockholder of M.S. Carriers to consult his or her tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences of the merger to that stockholder.

Regulatory Matters Relating to the Merger

      Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and its associated rules, the merger may not be consummated until notifications have been given and specific information and materials have been furnished to and reviewed by the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and the required waiting period has expired or terminated. Swift, as an “acquiring person,” and M.S. Carriers, as an “acquired person,” filed the required notification and report forms on January 29, 2001. The waiting period with respect to the filing by Swift and M.S. Carriers expired on February 28, 2001. In addition, Michael S. Starnes, as an “acquiring person,” and Swift, as an “acquired person,” filed the required notification and report forms relating to Mr. Starnes acquisition of Swift common stock in connection with the merger on February 26, 2001. Mr. Starnes and Swift received early termination of the waiting period on March 5, 2001. Expiration or termination of the waiting periods under the Hart-Scott-Rodino Act was a condition to completing the merger.

      State antitrust authorities and private parties in certain circumstances may bring legal action under the antitrust laws seeking to enjoin the merger or seeking conditions. We cannot assure you that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, that it would not be successful.

No Appraisal Rights

      Holders of M.S. Carriers common stock do not have dissenters’ appraisal rights under Tennessee law that would give them the right to obtain the payment of cash in exchange for their M.S. Carriers common stock as a result of the merger. Holders of Swift common stock are also not entitled to dissenters’ appraisal rights under Nevada law in connection with the merger.

Federal Securities Laws Consequences

      This joint proxy statement/prospectus does not cover any resales of the Swift common stock to be received by the stockholders of M.S. Carriers upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any such resale. However, all shares of Swift common stock received by M.S. Carriers stockholders in the merger will be freely transferable, except that shares of Swift common stock received by persons who are deemed to be “affiliates” of M.S. Carriers under the Securities Act of 1933, as amended, at the time of the M.S. Carriers special meeting may be resold by them only in transactions permitted by Rule 145 under the 1933 Act or as otherwise permitted under the

1933 Act. Persons who may be deemed to be affiliates of M.S. Carriers for such purposes generally include individuals or entities that control, are controlled by or are under common control with M.S. Carriers, as the case may be, and include directors and certain executive officers of M.S. Carriers. All current “affiliates” of M.S. Carriers have delivered to Swift a letter agreement to the effect that he or she will not offer or sell or otherwise dispose of any of the shares of Swift common stock issued to him or her in or in connection with the merger in violation of the Securities Act or the rules and regulations promulgated by the SEC under such Act.

THE COMPANIES

Swift

      Swift is a major truckload carrier that offers service throughout the United States and in Mexico and Canada. In the continental United States, Swift combines strong regional operations with a transcontinental van operation. Swift transports department store merchandise, manufactured goods, paper products, non-perishable food, beverages and beverage containers and building materials for such leading companies as Kmart, Target, Costco, Sears, and Walmart.

      Swift focuses on achieving high density for service-sensitive customers in short-to-medium haul traffic lanes. Through its network of 35 terminals, Swift is able to provide regional service on a nationwide basis. Swift’s terminal network establishes a local market presence in the regions Swift serves and enables Swift to respond more rapidly to its customers’ changing requirements. This regional network also enables Swift to enhance driver recruitment and retention by returning drivers to their homes regularly, reduce its purchases of higher priced fuel at truck stops and expedite lower cost, in-house equipment maintenance. With an average length of haul of 509 miles in 2000, Swift seeks to limit its direct competition with railroads, intermodal services and longer-haul, less specialized truckload carriers.

      Swift seeks to provide premium service with commensurate rates, rather than compete primarily on the basis of price. The principal elements of Swift’s premium service include:

•	regional terminals to facilitate single and multiple pick-ups and deliveries and maintain local contact with customers;

•	well-maintained, late model equipment;

•	a fully-integrated computer system to monitor shipment status and variations from schedule;

•	an onboard communication system that enables us to dispatch and monitor traffic;

•	timely deliveries; and

•	extra equipment to respond promptly to customers’ varying requirements.

      Swift utilizes sophisticated computerized management control systems to monitor key aspects of its operations, such as availability of equipment, truck productivity and fuel consumption. Swift believes that these systems help to manage the higher costs and greater logistical complexity inherent in operating in short-to-medium haul traffic lanes. Swift has a three-year replacement program for substantially all of its tractors, which allows it to maximize equipment utilization and fuel economy by capitalizing on improved engine efficiency and vehicle aerodynamics and to minimize maintenance expense.

      Swift has achieved significant growth in revenues over the past five years. Operating revenue has grown at a compound annual growth rate of 22.4%, from $458.2 million in 1995 to $1.259 billion in 2000.

M.S. Carriers

      M.S. Carriers is a major truckload carrier that operates in the United States and certain provinces of Canada and provides interline services to and from Mexico. M.S. Carriers transports packages, retail goods, nonperishable food, paper and paper products, household appliances, furniture, and packaged petroleum products for leading companies such as Sears, Federal Express, Philips Electronics, Family Dollar, and Home Depot.

      M.S. Carriers operates a network of eleven terminals and twenty-one drop lots concentrated primarily in the eastern United States. In addition, M.S. Carriers is one of the largest transporters in Mexico serving both import/export and domestic shippers through its 50% owned affiliate, Transportes EASO, and a network of strategically located terminal operation centers and port city offices. M.S. Carriers concentrates on short-to-medium lengths of hauls. In 2000, its average length of haul was 701 miles.

      M.S. Carriers seeks to compete in part based upon premium service rather than solely on the basis of price. As with Swift, the principal elements of M.S. Carriers’ premium service include:

•	regional terminals to facilitate single and multiple pick-ups and deliveries and maintain local contact with customers;

•	well-maintained, late model equipment;

•	a fully-integrated computer system to monitor shipment status and variations from schedule;

•	an onboard communication system that enables us to dispatch and monitor traffic;

•	timely deliveries; and

•	extra equipment to respond promptly to customers’ varying requirements.

      M.S. Carriers has achieved significant revenue growth over the past five years. M.S. Carriers’ revenue has grown at a compounded annual growth rate of 15.9%, from $333.1 million in 1995 to $697.5 million in 2000.

OPINION OF M.S. CARRIERS’ FINANCIAL ADVISOR

      M.S. Carriers retained Merrill Lynch to act as its financial advisor in connection with the proposed merger. On December 8, 2000, Merrill Lynch rendered its oral opinion to the M.S. Carriers board of directors, subsequently confirmed by delivery of a written opinion dated December 11, 2000, to the effect that, as of December 11, 2000, and based upon and subject to the factors and assumptions set forth in the opinion, the exchange ratio was fair from a financial point of view to holders of M.S. Carriers common stock, other than Swift and each of its affiliates.

      THE FULL TEXT OF THE MERRILL LYNCH OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY MERRILL LYNCH, IS ATTACHED AS ANNEX D TO THIS JOINT PROXY STATEMENT/ PROSPECTUS AND IS INCORPORATED IN THIS DOCUMENT BY REFERENCE. THE SUMMARY OF MERRILL LYNCH’S OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/ PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. STOCKHOLDERS OF M.S. CARRIERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. MERRILL LYNCH’S OPINION WAS PROVIDED TO THE M.S. CARRIERS BOARD OF DIRECTORS FOR ITS INFORMATION AND IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO TO HOLDERS OF M.S. CARRIERS COMMON STOCK, OTHER THAN SWIFT AND EACH OF ITS AFFILIATES. MERRILL LYNCH’S OPINION DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY M.S. CARRIERS TO ENGAGE IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO M.S. CARRIERS’ STOCKHOLDERS AS TO HOW THE STOCKHOLDERS SHOULD VOTE AS TO ANY MATTER RELATED TO THE MERGER. MERRILL LYNCH HAS NOT EXPRESSED ANY OPINION AS TO THE PRICES AT WHICH M.S. CARRIERS COMMON STOCK OR SWIFT COMMON STOCK WILL TRADE BETWEEN THE ANNOUNCEMENT AND THE CONSUMMATION OF THE MERGER OR AS TO THE PRICES AT WHICH SWIFT COMMON STOCK WILL TRADE FOLLOWING CONSUMMATION OF THE MERGER.

      Merrill Lynch has consented to the use of Annex D, containing the Merrill Lynch opinion, in this joint proxy statement/prospectus, and to the references to Merrill Lynch under the headings “Summary” and “The Merger” in this joint proxy statement/prospectus. In giving its consent, Merrill Lynch does not admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder, nor does Merrill Lynch admit that it is an expert with respect to any part of the Registration Statement in which this joint proxy statement/prospectus is included, within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Commission promulgated thereunder.

      The summary set forth below does not purport to be a complete description of the analyses underlying the Merrill Lynch opinion or the presentation made by Merrill Lynch to the M.S. Carriers board of directors. The preparation of a fairness opinion is a complex and analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, the opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all of its analyses, would create an incomplete view of the process underlying the Merrill Lynch opinion.

      In performing its analyses, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch, M.S. Carriers or Swift. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which the businesses or securities might actually be sold. Accordingly, the analyses and estimates are inherently subject to substantial uncertainty. In addition, the requirement for the delivery of the Merrill Lynch opinion was among several factors taken into consideration by the M.S. Carriers board of directors in making its determination to approve the merger agreement and the transactions contemplated thereby. Consequently, the Merrill Lynch analyses described below should not be viewed as determinative of the decision of the M.S. Carriers board of directors or M.S. Carriers’ management with respect to fairness of the exchange ratio.

      In arriving at its opinion, Merrill Lynch, among other things:

(1) Reviewed certain publicly available business and financial information relating to M.S. Carriers and Swift that Merrill Lynch deemed to be relevant;

(2) Reviewed certain information including financial forecasts relating to the business, earnings, cash flows, assets, liabilities and prospects of M.S. Carriers and Swift, as well as the amount and timing of the potential cost savings and related expenses and synergies that may result from the merger (referred to as the “expected synergies”), based on publicly available information and information furnished to Merrill Lynch from senior management of M.S. Carriers and Swift;

(3) Conducted discussions with members of senior management of M.S. Carriers and Swift concerning the matters described in clauses (1) and (2) above, as well as their respective businesses and prospects before and after giving effect to the merger and the expected synergies;

(4) Reviewed the market prices and valuation multiples for M.S. Carriers common stock and Swift common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

(5) Reviewed the results of operations of M.S. Carriers and Swift and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

(6) Compared the proposed financial terms of the merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

(7) Participated in certain discussions and negotiations among representatives of M.S. Carriers and Swift and their legal advisors;

(8) Reviewed the potential pro forma impact of the merger;

(9) Reviewed drafts of the merger agreement, including a draft dated December 11, 2000; and

(10) Reviewed other financial studies and analyses and took into account other matters as Merrill Lynch deemed necessary, including Merrill Lynch’s assessment of general economic, market and monetary conditions.

      In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and Merrill Lynch has not assumed any responsibility for independently verifying this information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of M.S. Carriers or Swift or been furnished with any evaluation or appraisal. In addition, Merrill Lynch has not assumed any obligation to conduct any physical inspection of the properties or facilities of M.S. Carriers or Swift. With respect to the financial forecast information and the expected synergies furnished to or discussed with Merrill Lynch by M.S. Carriers or Swift, Merrill Lynch assumed that they had been reasonably prepared and reflected the best currently available estimates and judgment of M.S. Carriers’ and Swift’s management as to the expected future financial performance of M.S. Carriers or Swift, as the case may be, and the expected synergies. Merrill Lynch further assumed that the merger would be accounted for as a pooling of interests under generally accepted accounting principles and that it would qualify as a tax-free reorganization for U.S. federal income tax purposes. Merrill Lynch also assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by it.

      Merrill Lynch’s opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of its opinion. Merrill Lynch has assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have an adverse effect on the contemplated benefits of the merger. In connection with the preparation of the opinion, Merrill Lynch was not authorized by M.S. Carriers or the M.S. Carriers board to solicit, nor did it solicit, third party indications of interest for the acquisition of all or any part of M.S. Carriers.

      The exchange ratio was determined through analyses of current and projected financial and operating data by both M.S. Carriers and Swift and through negotiations between senior management of M.S. Carriers and Swift.

      The exchange ratio of 1.7 Swift common shares for each M.S. Carriers common share, represents a 46% premium to the exchange ratio implied by the closing market prices of M.S. Carriers and Swift common shares, as of December 5, 2000. The exchange ratio represents premiums of 49%, 49%, and 48% over the exchange ratios implied by the average closing prices of M.S. Carriers and Swift over the one month, three month and six month periods, respectively, ending on December 5, 2000.

      The following is a brief summary of the material analyses performed by Merrill Lynch in connection with its preparation of the Merrill Lynch opinion. The key factor typically used to evaluate transactions of this nature is the comparison of the relative contribution of earnings and value by each company to the combined enterprise with the respective ownership levels of the stockholders of each company in the combined enterprise.

      In connection with performing the analyses described below, Merrill Lynch calculated pro forma equity ownership of M.S. Carriers’ stockholders in the combined company, and the portion of the pro forma adjusted enterprise value (equity plus net debt plus an adjustment for estimated debt resulting from the capitalization of operating leases) of the combined company attributable to M.S. Carriers and its stockholders. Based on (i) the closing price of M.S. Carriers stock as of December 5, 2000, (ii) the number of outstanding shares of common stock of M.S. Carriers and Swift as of December 5, 2000, as provided by management (adjusted to reflect tainted treasury shares sold to permit pooling-of-interests accounting), (iii) the net debt outstanding of M.S. Carriers and Swift as of September 30, 2000, (iv) adjustments for estimated debt resulting from capitalization of operating leases, as of September 30, 2000 and (v) the exchange ratio of 1.7 Swift common shares for each M.S. Carriers common share, M.S. Carriers stockholders would collectively own 23% of the pro forma equity of the combined company, and approximately 27% of the pro forma adjusted enterprise value of the combined company would be attributable to M.S. Carriers and its stockholders.

      The following summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses used by Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Merrill Lynch.

  Relative Contribution Analysis

      Using estimated financial data for M.S. Carriers and Swift, Merrill Lynch analyzed the relative contributions of M.S. Carriers and Swift to the combined company’s net earnings, earnings before interest, taxes, depreciation, amortization and rent expense, commonly referred to as EBITDAR, and earnings before interest and taxes, adjusted for rent expense by treating one third of rental expense as interest, commonly referred to as adjusted EBIT for the last twelve months, or LTM, and as forecasted for calendar years 2000, 2001 and 2002, before taking into account any expected synergies.

      The following table presents the percentage contributions of M.S. Carriers to the pro forma company’s net earnings, EBITDAR and adjusted EBIT:

		Estimated
	Actual
	LTM	2000	2001	2002

Net Earnings	27%	24%	24%	23%

EBITDAR	35%	34%	32%	30%

Adjusted EBIT	28%	27%	26%	25%

      Merrill Lynch compared M.S. Carriers’ contribution to net earnings of the combined company, with the approximately 23% pro forma equity ownership in the combined company of the M.S. Carriers stockholders. Merrill Lynch compared M.S. Carriers’ contribution to the combined company’s EBITDAR and adjusted EBIT, with the approximately 27% pro forma adjusted enterprise value in the combined company attributable to M.S. Carriers and its stockholders.

  Relative Discounted Cash Flow Analysis

      Merrill Lynch performed a discounted cash flow analysis of the forecasted after-tax, unlevered free cash flow of each of M.S. Carriers and Swift, for the years 2001 to 2005, before taking into account the expected synergies. These cash flows were adjusted for the capitalization of operating leases and the resulting implied interest costs, and included an assumed cash dividend based on each company’s respective ownership stake in Transplace.com. Using these forecasts, Merrill Lynch calculated implied equity values for each of M.S. Carriers and Swift by applying discount rates ranging from 9% to 11% per year, determined by analyzing the weighted average cost of capital (“WACC”) for selected publicly traded companies in the truckload trucking industry, and terminal EBITDAR multiples ranging from 4.5x to 5.5x, determined by analyzing the trading characteristics of the common stock of such selected companies, and perpetuity growth rates of 3% to 4%, determined by estimates of the long range growth characteristics of such selected companies. Based upon the implied equity values resulting from this analysis, Merrill Lynch calculated the relative percentage contribution of M.S. Carriers to the total combined implied equity value of M.S. Carriers and Swift. The following table presents the ranges of M.S. Carriers’ relative percentage contribution to the total combined equity value resulting from this analysis:

	WACC

	9%	11%

Terminal EBITDAR Multiple Method	22%-23%	21%-23%

Perpetuity Growth Method	20%-21%	14%-17%

      Merrill Lynch compared the ranges of M.S. Carriers’ contribution to the total combined implied equity value of M.S. Carriers and Swift with the approximately 23% pro forma equity ownership in the combined company of the M.S. Carriers stockholders.

  Pro Forma Analysis

      Merrill Lynch analyzed the potential pro forma effect of the merger on M.S. Carriers’ estimated earnings per share, commonly referred to as EPS, based on management projections of M.S. Carriers and Swift for calendar years 2001 through 2004 and based on publicly available research analysts’ estimates of EPS and net earnings for calendar year 2001, which were reviewed and discussed with the managements and representatives of M.S. Carriers and Swift. Based on the management projections, the pro forma analysis indicated that the transaction would be dilutive from M.S. Carriers’ perspective in calendar years 2001 through 2004 without the benefit of expected synergies and would be dilutive in calendar year 2001 and accretive from M.S. Carriers’ perspective in calendar years 2002 through 2004 with the benefit of expected synergies. Based on publicly available research analysts’ estimates of EPS and net earnings, the pro forma analysis indicated that the transaction would be dilutive from M.S. Carriers’ perspective in calendar year 2001 without the benefit of expected synergies and would be neutral in calendar year 2001 with the benefit of expected synergies.

Comparable Company Trading Analysis

      Merrill Lynch reviewed and compared selected financial information, ratios and public market multiples derived from M.S. Carriers’ and Swift’s projections to corresponding financial information, ratios and public market multiples for seven publicly traded corporations in the trucking industry:

• Covenant Transport, Inc.	• Landstar System, Inc.
• Heartland Express, Inc.	• Werner Enterprises, Inc.
• JB Hunt Transport Services, Inc.	• US Xpress Enterprises, Inc.
• Knight Transportation, Inc.

      These selected companies were chosen because they are publicly traded companies with financial and operating characteristics that Merrill Lynch deemed to be similar to those of M.S. Carriers and Swift. Merrill Lynch calculated various financial ratios for the selected companies and compared them to those calculated for M.S. Carriers and Swift. The ratios for the selected companies were based on publicly available information, including estimates of First Call Corporation. Merrill Lynch calculated the following financial ratios:

•	2000 estimated price to earnings ratio;

•	2001 estimated price to earnings ratio;

•	market capitalization to 2001 estimated EBITDA; and

•	adjusted market capitalization to 2001 estimated EBITDAR.

      The following table shows the results of these calculations for M.S. Carriers, Swift and the mean and median for the selected companies:

Financial Measure	M.S. Carriers		Swift		Mean		Median

2000E P/E	13.7	x	21.1	x	14.7	x	14.2	x

2001E P/E	11.7		17.9		12.2		11.7

Market Cap/2001E EBITDA	4.4		7.3		5.0		4.4

Adjusted Market Cap/2001E EBITDAR	4.4		6.8		5.2		5.5

      None of the selected companies are identical to M.S. Carriers or Swift. Accordingly, an analysis of the results of the foregoing is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the comparable companies or company to which M.S. Carriers and Swift were being compared.

  Merrill Lynch Financial Advisor Fee

      Pursuant to an engagement letter dated September 8, 2000, M.S. Carriers retained Merrill Lynch to act as its financial advisor in connection with the merger. Pursuant to the engagement letter, M.S. Carriers has agreed to pay Merrill Lynch (i) a fee of $50,000, payable upon execution of the engagement letter and (ii) an additional fee of $450,000, contingent upon and payable upon the consummation of the merger. M.S. Carriers has also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with its engagement (including reasonable fees and disbursements of its legal counsel) and to indemnify Merrill Lynch and its affiliates and their respective directors, officers, employees, agents and controlling persons from and against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

      M.S. Carriers retained Merrill Lynch based upon Merrill Lynch’s experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. Merrill Lynch, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, Merrill Lynch and its affiliates may actively trade the securities of M.S. Carriers and Swift (and anticipate trading after the merger in the securities of Swift) for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

      In considering the recommendations of M.S. Carriers’ board of directors with respect to the merger, stockholders should be aware that some officers of M.S. Carriers, including some officers who are also directors, have some interests in the merger that may be different from, or in addition to, the interests of stockholders of M.S. Carriers. The board of directors of M.S. Carriers was aware of these interests and considered them, among other matters, in making their recommendation.

Swift’s Board of Directors Following the Merger

      Swift’s board of directors currently has 6 members. Pursuant to the merger agreement, Swift has agreed to nominate current M.S. Carriers directors Michael S. Starnes and Edward A. Labry, III as directors if the merger proposals are approved by Swift and M.S. Carriers stockholders. Mr. Starnes will be nominated at the Swift annual meeting as a Class II director, with his term expiring at the 2004 annual meeting of Swift stockholders, and Mr. Labry will be nominated as a Class I director, with his term expiring at the 2003 annual meeting.

Mr. Starnes’ Employment Agreement

      Michael S. Starnes, Chairman of the Board, President and Chief Executive Officer of M.S. Carriers, will enter into an agreement upon completion of the merger. Mr. Starnes’ employment agreement will supersede his existing employment agreement with M.S. Carriers.

      Under his employment agreement, beginning upon the effective date of the merger and ending on the third anniversary of the effective date, Mr. Starnes will serve as the top executive with respect to the M.S. Carriers subsidiary of Swift, in Memphis, Tennessee. During the employment term, Mr. Starnes will be paid an annual base salary of $325,000 and will have a minimum annual bonus of $175,000. Swift will make the existing variable life insurance policy on the life of Mr. Starnes the subject of a traditional split dollar life insurance agreement and pay premiums under the policy until April 7, 2011, when Mr. Starnes reaches age 65. A trust established by Mr. Starnes will own the policy and his beneficiary will be entitled to the benefits, after repaying the premiums advanced. Mr. Starnes’ agreement also provides that he will be entitled to participate in employee benefit plans of Swift that generally apply to comparable employees of Swift.

Mr. Barrow’s, Mr. Welch’s, and Mr. Reaves’ Employment Agreements

      M.J. Barrow, Senior Vice President-Finance and Administration, James W. Welch, Senior Vice President-Marketing, and Michael Reaves, Senior Vice President-Driver Services, have entered into agreements to remain employed in their current positions upon completion of the merger. Their existing employment agreements with M.S. Carriers will be superseded. The agreement, for Messrs. Barrow and Welch provide for a five-year term, an annual base salary of $200,000, and a minimum annual bonus of $150,000. The agreement for Mr. Reaves provides for a two-year term, an annual base salary of $150,000, and a minimum annual bonus of $50,000.

      Until termination of employment, Swift will keep in force existing split-dollar life insurance policies on the lives of Messrs. Barrow and Welch and provide each of them with an additional $1 million term life insurance policy. Swift will continue the existing split dollar life insurance policy on the life of Mr. Reaves until termination of employment. In addition, Messrs. Barrow, Welch, and Reaves will be entitled to participate in employee benefit plans of Swift that generally apply to comparable employees of Swift.

Noncompetition Agreements of Messrs. Starnes, Barrow, Welch, and Reaves

      For the period beginning upon the effective date of the merger and continuing for three years, Mr. Starnes will agree not to engage in any activities that compete with Swift. Swift has an option to extend the non-competition obligations for up to an additional three years upon payment of $325,000 annually.

      For the period beginning upon the effective date of the merger and continuing for five years for Messrs. Barrow and Welch and two years for Mr. Reaves, Messrs. Barrow, Welch, and Reaves will agree not to engage in any activities that compete with Swift. Swift has an option to extend the non-competition obligations for up to an additional three years upon payment of $200,000 annually to Messrs. Barrow and Welch and $150,000 annually to Mr. Reaves.

Stock Option Grants to Executive Officers of M.S. Carriers

      In connection with their employment, Swift intends to grant an option to purchase 120,000 shares of Swift common stock to each of Michael S. Starnes, M. J. Barrow, and James W. Welch, and 25,000 shares of Swift common stock to Michael Reaves. The exercise price will be eighty-five percent of Swift’s closing price at the effective time of the merger. The options for Messrs. Starnes and Reaves will vest one-third annually on the first three anniversaries of the merger. The options for Messrs. Barrow and Welch will vest one-fifth annually on the first five anniversaries of the merger.

Conversion of Existing M.S. Carriers Stock Options in the Merger

      Pursuant to the terms of M.S. Carriers’ stock option plans and agreements, upon completion of the merger, each outstanding and unexercised option to purchase M.S. Carriers stock under the M.S. Carriers stock option plans, including options to purchase stock held by M.S. Carriers’ executive officers and directors, will be converted into an option to purchase Swift common stock as adjusted to reflect the exchange ratio and outstanding M.S. Carriers stock options will be assumed by Swift. Swift’s board of directors has reserved sufficient shares of Swift common stock for issuance upon exercise of stock options granted under M.S. Carriers’ stock option plans. Upon completion of the merger, under the terms of M.S. Carriers existing stock option plans and agreements, all or substantially all outstanding and unexercisable options are expected to become vested and exercisable. M.S. Carriers’ executive officers hold the following options to purchase shares of M.S. Carriers common stock that are exercisable or will become exercisable as a result of the merger:

			Existing M.S. Carriers Stock
			Options after Conversion in the
	Existing M.S. Carriers Stock		Merger Based Upon Stock
	Options at March 31, 2001		Options at March 31, 2001

Executive	Number	Average Exercise Price	Number	Average Exercise Price

Michael S. Starnes	90,000	$20.50	153,000	$12.06

M. J. Barrow	60,000	$20.23	102,000	$11.90

James W. Welch	60,000	$20.23	102,000	$11.90

Michael Reaves	42,000	$20.37	71,400	$11.98

Indemnification of Directors and Officers

      Swift’s bylaws provide that Swift will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding by reason of the fact that he or she was or is a director, officer, employee, or agent of Swift. In addition, Swift’s bylaws provide that the Swift will indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of Swift, by reason of the fact that he or she was or is a director, officer, employee, or agent of Swift, against expenses, actually and reasonably incurred if he or she acted in good faith, unless adjudged liable to Swift. Further, Swift’s bylaws provide that to the extent that a director, officer, employee, or agent of Swift has been successful on the merits or otherwise, in defense of any action, suit, or proceeding referred to above or in defense of any claim, matter, or issue therein, he or she will be indemnified against expenses actually and reasonably incurred by him or her in connection therewith. These indemnification obligations will extend to Messrs. Starnes, Barrow, Welch, Reaves, and Labry.

THE MERGER AGREEMENT

      The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by the complete merger agreement which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference. We urge you to read the merger agreement carefully and in its entirety.

General

      Under the merger agreement, a wholly-owned subsidiary of Swift will merge with and into M.S. Carriers, and M.S. Carriers will become a wholly-owned subsidiary of Swift. The parent corporation will retain its name, “Swift Transportation Co., Inc.”

Closing Matters

      Closing. The closing of the merger will take place at noon (Eastern Time) on the third business day after all closing conditions have been satisfied or waived, unless the merger agreement has been terminated or another time or date is agreed to by the parties. See “Conditions” below for a more complete description of the conditions that must be satisfied prior to closing.

      Effective Time. As soon as practicable after the satisfaction or waiver of the conditions to the merger, Swift and M.S. Carriers will file articles of merger with the Tennessee Secretary of State in accordance with the relevant provisions of the Tennessee Business Corporation Act and make all other required filings or recordings. The merger will become effective when the articles of merger are filed or at such later time as Swift and M.S. Carriers agree and specify in the certificate of merger.

Consideration to be Received in the Merger; Treatment of Stock Options

      The merger agreement provides that, at the effective time of the merger:

•	each share of M.S. Carriers stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 1.7 shares of Swift common stock, with cash to be paid in lieu of issuing any fractional shares; and

•	each outstanding and unexercised option to purchase shares of M.S. Carriers common stock granted under the M.S. Carriers stock plans will be assumed by Swift and converted into an option to purchase shares of Swift common stock under the same terms and conditions as were applicable to the options as granted under the M.S. Carriers stock plans. The assumption of such stock options shall not accelerate the vesting of the options, except to the extent required by the M.S. Carriers stock plans or individual stock option agreements. The number of shares of Swift common stock that the converted options will be exercisable for, and the exercise price of the option, will be adjusted to reflect the exchange ratio.

      In addition, any shares of M.S. Carriers common stock held by M.S. Carriers as treasury stock, or by Swift or any of its subsidiaries will be automatically canceled, and will not be exchanged for any shares of Swift common stock or other consideration.

      Each share of Swift common stock will remain outstanding following the merger and will continue to represent one share of common stock of Swift.

      For a further discussion of the treatment of M.S. Carriers stock options and other employee benefit plans under the merger agreement, see “Interests of Certain Persons in the Merger.”

Exchange of Certificates in the Merger

      Before the closing of the merger, Swift will appoint an exchange agent to handle the exchange of M.S. Carriers stock certificates for Swift stock certificates and the payment of cash for fractional shares. Soon after the closing of the merger, the exchange agent will send a letter of transmittal, which is to be used to exchange M.S. Carriers stock certificates for Swift stock certificates to each former M.S. Carriers stockholder. The letter of transmittal will contain instructions explaining the procedure for surrendering M.S. Carriers stock certificates. You should not return certificates with the enclosed proxy card.

      M.S. Carriers stockholders who surrender their stock certificates, together with a properly completed letter of transmittal, will receive certificates representing shares of Swift common stock into which the shares of M.S. Carriers common stock were converted in the merger.

      After the merger, each certificate that previously represented shares of M.S. Carriers stock will only represent the right to receive the shares of Swift common stock into which those shares of M.S. Carriers common stock have been converted.

      Historically neither Swift nor M.S. Carriers has paid cash dividends to its stockholders. If Swift were to pay cash dividends, which it currently does not intend to do, Swift would not pay dividends to holders of any M.S. Carriers stock certificates until the M.S. Carriers stock certificates are surrendered to the exchange agent. However, once those certificates are surrendered, Swift will pay to the holder, without interest, any dividends that may have been declared after the effective date of the merger on the shares into which those M.S. Carriers shares have been converted.

      After the effective time of the merger, M.S. Carriers will not register any transfers of the shares of M.S. Carriers common stock.

      Swift stockholders do not need to exchange their stock certificates.

Fractional Shares

      No fractional shares of Swift common stock will be issued in the merger. Instead, the exchange agent will pay each of those stockholders who would have otherwise been entitled to a fractional share of Swift common stock (after aggregating all fractional Swift shares to have been otherwise received by such holder) an amount in cash (rounded down to the nearest whole cent and without interest) equal to the product of such fractional part of a share of Swift common stock multiplied by the average closing price per share of Swift common stock (rounded to the nearest cent) on the Nasdaq National Market (as reported in the Wall Street Journal, or, if not reported therein, any other authoritative source selected by Swift) for the ten trading days ending on the date two trading days immediately prior to (and excluding the date of) the effective time of the merger.

Representations and Warranties

      The merger agreement contains substantially reciprocal representations and warranties made by each of us to the other. The representations and warranties relate to:

•	corporate existence, qualification to conduct business, corporate standing and power, and ownership of subsidiaries;

•	capital structure;

•	corporate authority to enter into, and carry out the obligations under, the merger agreement and enforceability of the merger agreement;

•	absence of a breach of the articles of incorporation, bylaws, law, or material agreements as a result of the merger;

•	filings with the SEC;

•	financial statements;

•	events subsequent to the most recent fiscal quarter end;

•	undisclosed liabilities;

•	payment of fees to finders or brokers in connection with the merger agreement;

•	information disclosed for use in this joint proxy statement/prospectus;

•	employee benefit plans;

•	employment and labor matters;

•	environmental matters;

•	tax matters;

•	insurance and bonds;

•	compliance with laws, organization documents, agreements, and obligations;

•	litigation;

•	title to assets;

•	pooling and tax matters;

•	material agreements; and

•	intellectual property.

      In addition, the merger agreement also contains certain representations and warranties of M.S. Carriers relating to takeover statutes and the opinion of its financial advisor. The representations and warranties contained in the merger agreement do not survive the effective time of the merger.

Covenants

      We have each undertaken certain covenants in the merger agreement concerning the conduct of our respective businesses and certain actions we will take between the date the merger agreement was signed and the completion of the merger. The following summarizes the more significant of these covenants:

      No Solicitation. M.S. Carriers has agreed that it, and any of its subsidiaries, officers or directors, will not, and will use its reasonable best efforts to ensure that its respective advisors, agents, or representatives do not:

•	solicit, initiate, or encourage any inquires or proposals that constitute an “acquisition proposal” of the type described below;

•	engage in negotiations concerning, or provide any non-public information to any person or entity relating to, any acquisition proposal; or

•	agree to, approve, or recommend any acquisition proposal.

      However, if M.S. Carriers receives an unsolicited bona fide written acquisition proposal from a third-party, it is permitted to furnish non-public information to, and enter into discussions or negotiations with, such party, to recommend to its stockholders the acquisition proposal presented, and take any other actions necessary, if, and only to the extent that, M.S. Carriers’ board of directors make a “fiduciary finding.” A “fiduciary finding” is a determination by the board of directors in good faith upon the written advice of outside legal counsel that such action is necessary for the board to comply with its fiduciary duties to stockholders under applicable law.

      M.S. Carriers has agreed to promptly notify Swift, orally and in writing, after receipt of any acquisition proposal or any request for non-public information in connection with an acquisition proposal or any request for access to the properties, books, or records of M.S. Carriers by any person or entity that informs M.S. Carriers that it is considering making, or has made, an acquisition proposal.

      M.S. Carriers may not agree to, approve, or recommend any acquisition proposal until after giving at least five days’ written notice to Swift of its intent to take such action. During this five-day period, Swift shall have the opportunity to amend its offer to match or exceed the acquisition proposal. If M.S. Carriers’ Board of Directors determines that the consideration offered by Swift represents substantially equivalent or greater value than the acquisition proposal, the merger agreement will amended to reflect the revised consideration and will continue in full force, as so amended.

      An “acquisition proposal” is any proposal or offer with respect to:

•	a merger, consolidation, recapitalization, liquidation, dissolution, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer or exchange offer), or similar transaction involving M.S. Carriers, other than the transactions contemplated by the merger agreement, or

•	any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent, or materially delay the merger or which could reasonably be expected to materially dilute the benefits to Swift of the transactions contemplated hereby.

      See “— Termination of Merger Agreement” for a discussion of each party’s ability to terminate the merger agreement and the fees that may be due upon certain termination events.

      Operations of Swift and M.S. Carriers Pending Closing. We have each undertaken a separate covenant that places restrictions on ourselves and our respective subsidiaries until either the effective time of the merger or the termination of the merger agreement. In general, we and our respective subsidiaries are required to conduct our business in the usual, regular, and ordinary course in all material respects substantially in the same manner as previously conducted and to use our reasonable efforts to preserve intact our present lines of business and relationships with third parties. Each of us has agreed to some specific restrictions that prohibit us and our respective subsidiaries from doing, or proposing to do, any of the following without the prior written consent of the other:

•	amending our charter, articles of incorporation, bylaws, or equivalent organizational documents or altering our corporate structure or ownership;

•	issuing, granting, selling, delivering, or pledging any shares of our capital stock of any class, or any options, warrants, or any similar rights of any kind, other than in connection with the exercise of outstanding stock options and the sale of approximately 2,000,000 shares of Swift common stock and approximately 300,000 shares of M.S. Carriers common stock to allow the merger to be treated as a pooling-of-interests;

•	adopting or ratifying a stockholders’ rights plan or agreement or redeeming, purchasing or otherwise acquiring, directly or indirectly, any of our own capital stock or capital stock of our subsidiaries;

•	declaring or paying dividends or making other distributions in respect of our capital stock;

•	making changes in our share capital, including, among other things, stock splits, combinations, or reclassifications;

•	selling, transferring, delivering, leasing, licensing, sublicensing, mortgaging, pledging, encumbering, or otherwise disposing of, or creating, incurring, assuming or subjecting any lien on, any of our assets, except as disclosed in the merger agreement or in connection with the acquisition or disposition of assets in the ordinary course of business, and in a manner consistent with past practice;

•	acquiring or organizing any corporation, limited liability company, partnership, joint venture, trust, or other entity or any business organization or division thereof, except as otherwise disclosed by Swift to M.S. Carriers prior to signing of the merger agreement;

•	incurring any indebtedness for borrowed money or issuing any debt securities or any warrants or rights to acquire any debt security or assuming, guaranteeing, or endorsing or otherwise as an accommodation become responsible for, the obligations of any person or entity, or making any loans, advances or enter into any financial commitments, other than in the ordinary course of business;

•	authorizing or making any capital expenditures other than in the ordinary course of business;

•	hiring or terminating any employee or consultant, except in the ordinary course of business;

•	increasing the compensation or fringe benefits (including, without limitation, bonuses) payable or to become payable to officers or employees, except for increases in salary or wages of employees who are not officers in the ordinary course of business;

•	loaning or advancing any money or other assets or property to, or granting any bonus, severance or termination pay to, or enter into any employment or severance agreement with, any director, officer, or other employee;

•	establishing, adopting, entering into, terminating, or amending any benefit plan or any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, stock purchase, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers, or employees;

•	changing our accounting methods;

•	entering into or modifying, amending, terminating, waving any rights under, or assigning any material agreement, including, but not limited to, any agreement with or for the direct or indirect benefit of any affiliate, other than in the ordinary course of business;

•	making any material tax election, or settlement or compromise of any tax liability, or agreeing to an extension of a statute of limitations;

•	paying, discharging, satisfying, or settling any litigation, or waiving or releasing any material rights or claims, other than in the ordinary course of business;

•	failing to maintain in full force and effect all self-insurance and insurance, as case may be, in effect on December 11, 2000; and

•	taking actions that would prevent or impede the merger from qualifying as a pooling-of-interests for accounting purposes or as a tax-free reorganization for tax purposes.

      Best Efforts. We have agreed to cooperate with each other and to use our best efforts to take all actions and do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by the merger agreement.

      Meeting of Stockholders. The merger agreement contains a covenant that we will each convene a meeting of our stockholders to consider and vote upon the merger and related transactions as promptly as practicable.

      Listing of Swift Stock. Swift has agreed to use its reasonable best efforts to cause the shares of Swift common stock to be issued in the merger and the shares of Swift common stock to be issued upon exercise of the M.S. Carriers stock options converted to Swift stock options in the merger to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, prior to the effective time of the merger. Swift’s symbol “SWFT” will be used for such shares, assuming the listing application is approved.

      Insurance and Indemnification. Swift is obligated, for six years after the merger, to maintain in effect M.S. Carriers’ current directors’ and officers’ liability insurance, or policies of substantially similar coverage and amounts, covering acts or omissions occurring prior to the effective time of the merger.

      Swift is obligated, to the fullest extent permitted by applicable law, to indemnify and hold harmless, and provide advancement of expenses to, each person who is or has been an officer, director, employee, or agent of M.S. Carriers or any of its subsidiaries with respect to acts or omissions by them in their capacities as officers, directors, employees, or agents of M.S. Carriers or any of its subsidiaries or taken at the request of M.S. Carriers or any of its subsidiaries at any time on or prior to the merger, including for acts and omissions occurring in connection with the approval of the merger and the merger agreement. Swift will also cause the surviving corporation in the merger to maintain in its charter or bylaws for a period of six years the current provisions contained in the M.S. Carriers charter and bylaws regarding indemnification of officers, directors, employees, and agents.

      Expenses. We each have agreed to pay our own costs and expenses incurred in connection with the merger and the merger agreement, regardless of whether the merger is consummated. However, we have agreed to share equally all fees and expenses, other than attorneys’ fees, incurred in relation to the printing and filing of this joint proxy statement/ prospectus and the related registration statement.

      Accountants’ Letters. We have each agreed to use our reasonable best efforts to deliver to each other a comfort letter from our independent public accountants, dated a date within two business days before the date on which the registration statement containing this joint proxy statement/prospectus shall become effective, in form and substance reasonably satisfactory and customary in scope and substance for letters delivered by independent accountants in connection with similar registration statements.

      Pooling; Reorganization. We each have agreed to take all reasonable acts required to permit the merger to be accounted for as a pooling-of-interests. These acts include the issuance of approximately 300,000 shares of common stock by M.S. Carriers and approximately 2,000,000 shares of common stock by Swift prior to the effective time of the merger.

      Additional Swift Directors. If the merger is approved by the stockholders of Swift and M.S. Carriers, Swift will increase the size of its board of directors to eight and nominate Mr. Starnes for election to a three-year term and Mr. Labry for election to a two-year term at the annual meeting of Swift stockholders.

      Other Covenants. The merger agreement contains covenants relating to the cooperation between Swift and M.S. Carriers in the preparation of this joint proxy statement/prospectus and other governmental filings. The merger agreement also contains additional agreements relating to, among other things, public announcements, mutual notice of certain matters, waiver of all anti-takeover laws, entering into employment and stock option agreements with M.S. Carriers’ senior executives, and access to information.

Conditions

      Each of our respective obligations to complete the merger are subject to the satisfaction or, to the extent legally permissible, the waiver of various conditions which include, in addition to other customary closing conditions:

•	the adoption and approval of the merger agreement and the merger by the M.S. Carriers stockholders;

•	the SEC having declared effective the Swift registration statement, of which this joint proxy statement/ prospectus forms a part, and no stop order suspending its effectiveness having been issued, or proceedings for that purpose initiated or threatened;

•	the approval for listing by the Nasdaq National Market of the Swift stock to be issued in the merger, subject to official notice of issuance;

•	the approval of all third-party consents required by the merger agreement, except where the failure to obtain such consent would not have a materially adverse effect;

•	the absence of any order or injunction prohibiting completion of the merger or which would have a materially adverse effect on the combined company;

•	the execution and delivery of employment agreements with Swift by certain key executives of M.S. Carriers;

•	the absence of any event causing a materially adverse effect on the business of the other company;

•	the execution of affiliate pooling agreements by those certain individuals identified in the merger agreement; and

•	the receipt of letters from the each of the company’s independent public accountants, dated as of the closing date, concurring with management’s conclusions that the transactions contemplated by the merger agreement will qualify as a pooling-of-interests business combination, and the absence of any communication from the SEC that the merger may not so qualify.

      In addition, Swift’s obligation to effect the merger and the other transactions contemplated by the merger agreement is conditioned upon the approval of Swift’s stockholders of the issuance of Swift’s common stock in accordance with the merger agreement.

      In addition, M.S. Carriers’ obligation to effect the merger and the other transactions contemplated by the merger agreement is conditioned upon (A) the fairness opinion from Merrill Lynch remaining in effect and not having been revoked or modified in any material respect and (B) the receipt by M.S. Carriers of an opinion of its tax advisor dated as of the effective time of the merger to the effect that the merger will constitute a tax-free reorganization under Section 368(a) of the Internal Revenue Code and neither M.S. Carriers nor its stockholders shall recognize gain or loss for federal income tax purposes as a result of the merger, except with respect to cash paid in lieu of fractional shares.

Termination of Merger Agreement

      Right to Terminate. Prior to the effective time of the merger, we can mutually agree to terminate the merger agreement. In addition, either of us can terminate the merger agreement if any of the following occurs:

•	the merger has not been completed by September 30, 2001, except a party may not terminate the merger agreement if the cause of the merger not being completed by that date is that party’s willful failure to fulfill any material obligation under the merger agreement; or

•	if either Swift’s stockholders fail to approve the issuance of stock in connection with the merger, or M.S. Carriers stockholders fail to adopt and approve the merger agreement and the merger.

      Swift may terminate the merger agreement if any of the following occurs:

•	any law or final order enjoining the merger shall make the consummation of the merger illegal or otherwise prohibited;

•	M.S. Carriers’ board of directors withdraws or modifies its recommendation of the merger agreement or the merger in a manner adverse to Swift or resolves to do any of the foregoing, recommends to the stockholders an “alternative transaction” of the type described below, or, if a tender offer or exchange offer for 30% or more of M.S. Carriers outstanding shares is commenced, fails to timely recommend that the stockholders of M.S. Carriers not tender their shares in such tender or exchange offer; or

•	M.S. Carriers breaches any of its representations, warranties, covenants, or agreements contained in the merger agreement, resulting in its failure to satisfy one of the closing conditions to the merger, and, if curable, that breach remains uncured for 30 days after notice to M.S. Carriers, provided Swift is not in material breach of its obligations under the merger agreement.

      An “alternative transaction” is a merger, consolidation, recapitalization, liquidation, dissolution, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer or exchange offer), or similar transaction involving M.S. Carriers in which:

•	any person (or group of persons) other than Swift or its affiliates acquires more than 30% of the outstanding common stock or equity interests of the entity surviving such transaction;

•	any other transaction pursuant to which any party other that Swift or its affiliates acquires control of assets of M.S. Carriers having a fair market value equal to more than 30% of the fair market value of all the assets of M.S. Carriers, and its subsidiaries, taken as a whole, immediately prior to such transaction; or

•	any public announcement of a proposal, plan, or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

      M.S. Carriers may terminate the merger agreement if any of the following occurs:

•	M.S. Carriers’ board of directors makes a fiduciary finding in good faith and in accordance with merger agreement (see above “Covenants — No Solicitation”) and withdraws, modifies, or amends, in a manner adverse to Swift, its approval or recommendation of the merger agreement, or its recommenda-

tion that the stockholders of M.S. Carriers adopt and approve the merger agreement, in order to permit M.S. Carriers to execute a definitive agreement providing for the acquisition of M.S. Carriers by a third-party, or in order to approve a tender or exchange offer for any or all of M.S. Carriers common stock by a third-party;

•	Swift breaches any of its representations, warranties, covenants, or agreements contained in the merger agreement, resulting in its failure to satisfy one of the closing conditions to the merger, and, if curable, that breach remains uncured for 30 days after notice to Swift, provided M.S. Carriers is not in material breach of its obligations under the merger agreement; or

•	Swift’s board of directors withdrawals or modifies its recommendation in favor of Swift’s share issuance pursuant to the merger agreement.

      Termination Fees Payable by M.S. Carriers. M.S. Carriers has agreed to pay Swift a termination fee of $11 million plus documented expenses of up to $1 million if the merger agreement is terminated under one of the following circumstances:

•	Swift terminates the merger agreement because:

•	M.S. Carriers’ Board of Directors takes any of the actions described above in the second paragraph under “Swift may terminate the merger agreement if any of the following occurs:” and M.S. Carriers signs a definitive agreement for an alternative transaction within twelve (12) months of the termination of the merger agreement;

•	M.S. Carriers terminates the merger agreement because M.S. Carriers’ Board of Directors takes any of the actions described above in the first paragraph under “M.S. Carriers may terminate the merger agreement if any of the following occurs:” and M.S. Carriers signs a definitive agreement for an alternative transaction within twelve (12) months of the termination of the merger agreement;

•	provided, however, in both cases, $1 million dollars plus expenses of up to $1 million dollars shall be payable by M.S. Carriers to Swift regardless of whether M.S. Carriers signs a definitive agreement for an alternative transaction within twelve (12) months of the termination of the merger agreement;

•	Swift terminates the merger agreement because M.S. Carriers willfully breaches any of its representations, warranties, covenants, or agreements contained in the merger agreement, resulting in its failure to satisfy one of the closing conditions to the merger, and, if curable, that breach remains uncured for 30 days after notice to M.S. Carriers, provided Swift is not in material breach of its obligations under the merger agreement; or

•	Swift or M.S. Carriers terminates the merger agreement because:

•	M.S. Carriers’ stockholders fail to approve the merger agreement;

•	at the time of such failure, there shall have been announced an alternative transaction which shall not have been absolutely and unconditionally withdrawn and abandoned; and

•	M.S. Carriers signs a definitive agreement for such alternative transaction within twelve (12) months of such failure.

      Termination Fees Payable by Swift. Swift has agreed to pay M.S. Carriers a termination fee of $1 million plus documented expenses of up to $1 million if the merger agreement is terminated under one of the following circumstances:

•	M.S. Carriers terminates the merger agreement because the Board of Directors of Swift withdrawals or modifies its recommendation in favor of the issuance of Swift’s common stock pursuant to the merger agreement in manner adverse to M.S. Carriers; or

•	M.S. Carriers terminates the merger agreement because Swift willfully breaches any of its representations, warranties, covenants, or agreements contained in the merger agreement, resulting in its failure to satisfy one of the closing conditions to the merger, and, if curable, that breach remains uncured for 30 days after notice to Swift, provided M.S. Carriers is not in material breach of its obligations under the merger agreement.

Amendments, Extensions, and Waivers

      The merger agreement may be amended by the parties at any time prior to the effective time of the merger with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the Tennessee Business Corporation Act. All amendments to the merger agreement must be in a writing signed by each party.

      The parties may waive any condition to closing required by the other under the merger agreement. All extensions and waivers must be in writing and signed by the party against whom the waiver is to be effective. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

VOTING AGREEMENTS

      The following description of certain terms of the voting agreements is only a summary of the material provisions of the described agreements and does not purport to be complete. Stockholders should read carefully each voting agreement. The voting agreements are attached to this proxy statement/ prospectus as Annexes B and C.

Starnes Voting Agreement

      In order to induce Swift to enter into the merger agreement, Michael S. Starnes, the Chairman, President and Chief Executive Officer of M.S. Carriers, entered into a voting agreement with Swift on December 11, 2000. Mr. Starnes has agreed to vote an aggregate of 2,688,730 shares of M.S. Carriers common stock, representing approximately 24% of the total outstanding voting power as of the record date for the M.S. Carriers special meeting, in favor of approval and adoption of the merger.

      The voting agreement provides that, during the period commencing on the date of the voting agreement and continuing until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms, at any meeting of M.S. Carriers stockholders, or at any adjournment of that meeting or pursuant to action by written consent, called to approve the merger, Mr. Starnes will vote the shares held by him and subject to the voting agreement in favor of approval of the merger.

Moyes Voting Agreement

      In order to induce M.S. Carriers to enter into the merger agreement, Jerry Moyes, the Chairman, President and Chief Executive Officer of Swift, and the Jerry and Vickie Moyes Family Trust, entered into a voting agreement with M.S. Carriers on December 11, 2000. Mr. Moyes and the trust have agreed to vote an aggregate of 19,175,067 shares of Swift common stock, representing approximately 30% of the total outstanding voting power as of the record date for the Swift annual meeting, in favor of the proposals to issue shares of Swift common stock in the merger.

      The voting agreement provides that, during the period commencing on the date of the voting agreement and continuing until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms, at any meeting of Swift stockholders, or at any adjournment of that meeting or pursuant to action by written consent, Mr. Moyes and the trust will vote the shares held by them and subject to the voting agreement in favor of approval of the issuance of Swift common stock in the merger.

CHAPTER TWO

SELECTED FINANCIAL DATA

      The following tables include the actual financial results achieved by Swift and M.S. Carriers (“historical” results) for the periods shown.

      The historical results are derived from:

•	the audited consolidated financial statements of Swift as of and for each of the years ended December 31, 1996 through 2000; and

•	the audited consolidated financial statements of M.S. Carriers as of and for each of the years ended December 31, 1996 through 2000.

      Certain balance sheet information of M.S. Carriers contained in the historical results for the years ended December 31, 1996 through 1999, is presented as restated in the financial statements included in M.S. Carriers’ Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2001.

      The selected financial data included in this section should be read in conjunction with the historical consolidated financial statements of Swift and M.S. Carriers, including the notes thereto, included in Swift’s and M.S. Carriers’ Annual Reports on Form 10-K filed on March 22, 2001 and March 30, 2001, respectively.

CONSOLIDATED SELECTED FINANCIAL DATA OF

SWIFT TRANSPORTATION CO., INC.
AND SUBSIDIARIES — HISTORICAL

	As of and for the
	year ended December 31,

	1996	1997	1998	1999	2000

	(in thousands, except per share data)

Statement of earnings data:

Operating revenue	$562,259	$713,638	$873,433	$1,061,234	$1,258,671

Operating expenses:

Salaries, wages and employee benefits	192,572	246,231	318,992	381,238	438,210

Operating supplies and expense	52,362	63,622	79,556	88,921	102,400

Fuel	77,063	91,257	93,023	119,143	173,446

Purchased transportation	72,040	96,107	135,453	182,832	236,824

Rental expense	32,599	46,545	41,447	44,854	64,367

Insurance and claims	20,358	23,161	24,094	27,486	30,640

Depreciation and amortization	33,883	37,849	46,033	57,659	64,837

Communications and utilities	8,219	10,695	11,433	14,085	16,093

Operating taxes and licenses	19,584	24,132	24,710	28,575	32,119

Total operating expenses	508,680	639,599	774,741	944,793	1,158,936

Operating income	53,579	74,039	98,692	116,441	99,735

Interest expense	7,106	4,647	6,277	9,574	15,873

Interest income	(107)	(183)	(269)	(338)	(742)

Other	(632)	(419)	(622)	(396)	(252)

Earnings before income taxes	47,212	69,994	93,306	107,601	84,856

Income taxes	19,790	28,350	37,795	40,770	32,255

Net earnings	$27,422	$41,644	$55,511	$66,831	$52,601

Basic earnings per share(1)	$.49	$.66	$.87	$1.04	$.83

Diluted earnings per share(1)	$.47	$.64	$.85	$1.02	$.82

Weighted average shares used to calculate(1):

Basic earnings per share amounts	56,151	63,363	64,005	64,079	63,204

Diluted earnings per share amounts	57,754	64,776	65,250	65,290	64,062

Balance sheet data:

Total assets	$380,605	$471,134	$636,283	$794,574	$960,211

Long-term obligations, less current portion	$40,284	$73,420	$143,208	$168,153	$169,240

Stockholders’ equity	$226,666	$274,175	$327,353	$394,199	$436,724

(1)	Amounts reflect Swift’s 3-for-2 stock splits on each of March 12, 1998 and April 10, 1999.

CONSOLIDATED SELECTED FINANCIAL DATA OF

M.S. CARRIERS, INC. — HISTORICAL

	As of and for the
	year ended December 31,

	1996	1997	1998	1999	2000

		(in thousands, except per share data)

Statement of income data:

Operating revenues	$340,236	$415,933	$528,841	$620,414	$697,522

Operating expenses:

Salaries, wages and benefits	127,237	133,517	163,225	184,676	236,726

Operations and maintenance	66,224	71,381	84,260	97,947	128,975

Taxes and licenses	8,973	10,708	11,425	12,664	14,690

Insurance and claims	18,777	18,462	20,833	21,987	23,213

Communications and utilities	5,209	5,711	6,914	7,908	9,307

Depreciation and amortization	37,010	40,094	49,794	62,401	70,666

Gains on disposals of revenue equipment	(2,397)	(490)	(1,200)	(941)	(1,108)

Rent and purchased transportation	53,014	99,584	142,766	171,572	166,982

Other	2,362	2,077	3,901	5,407	6,116

Total operating expenses	316,409	381,044	481,918	563,621	655,567

Operating income	23,827	34,889	46,923	56,793	41,955

Interest expense	4,844	5,775	8,484	12,592	18,244

Other income	(487)	(320)	(1,353)	(3,221)	(1,447)

Income before income taxes	19,470	29,434	39,792	47,422	25,158

Income taxes	7,031	10,472	14,524	16,835	8,816

Net income	$2,439	$18,962	$25,268	$30,587	$16,342

Basic earnings per share	$1.03	$1.57	$2.06	$2.49	$1.43

Diluted earnings per share	$1.02	$1.54	$1.99	$2.39	$1.42

Weighted average shares used to calculate:

Basic earnings per share amounts	12,123	12,074	12,254	12,291	11,425

Diluted earnings per share amounts	12,245	12,335	12,729	12,816	11,539

Balance sheet data:

Total assets	$294,662	$366,246	$488,009	$595,533	$620,452

Long-term obligations, less current portion	$45,373	$79,977	$146,595	$202,405	$207,816

Stockholders’ equity	$147,311	$170,491	$196,853	$228,310	$218,155

SWIFT AND M.S. CARRIERS

UNAUDITED PRO FORMA COMBINED

FINANCIAL STATEMENTS

      The Unaudited Pro Forma Combined Balance Sheet combines the historical consolidated balance sheet of Swift and the historical consolidated balance sheet of M.S. Carriers, giving effect to the merger as if it had been consummated on December 31, 2000. The Unaudited Pro Forma Combined Statements of Operations combine the historical consolidated statements of income of Swift and M.S. Carriers, giving effect to the merger as if it had occurred on January 1, 1998. The merger is being accounted for as a pooling-of-interests.

      This information should be read in conjunction with the:

•	Accompanying notes to the Unaudited Pro Forma Combined Financial Statements;

•	Separate historical financial statements of Swift as of and for each of the years in the three-year period ended December 31, 2000, which are contained in Swift’s Annual Report on Form 10-K filed on March 22, 2001; and

•	Separate historical financial statements of M.S. Carriers as of and for each of the years in the three-year period ended December 31, 2000, which are contained in M.S. Carriers’ Annual Report on Form 10-K filed on March 30, 2001.

      The pro forma data is not necessarily indicative of the financial position and results of operations that would have been achieved had the merger been consummated on the dates indicated or of future operations of the combined company.

SWIFT TRANSPORTATION CO., INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

December 31, 2000
(in thousands)

	Swift	M.S.	Pro Forma		Pro Forma
	Transportation	Carriers	Adjustments		Combined

Assets

Cash	$19,196	$442	$40,473	(c)	$60,111

Accounts receivable, net	174,524	84,548			259,072

Other Receivables	8,999	15,745			24,744

Inventories and supplies	8,966	1,182			10,148

Prepaid taxes, license and insurance	27,191	7,409			34,600

Assets held for sale	3,169				3,169

Deferred income taxes	—	14,113			14,113

Total Current Assets	242,045	123,439	40,473		405,957

Property and Equipment, net	702,982	475,800			1,178,782

Other Assets	8,860	17,201			26,061

Goodwill	6,324	4,012			10,336

Total Assets	$960,211	$620,452	$40,473		$1,621,136

Liabilities and Stockholders’ Equity

Accounts payable	$53,659	$7,398			$61,057

Accrued liabilities	31,688	17,751	2,000	(a)	51,439

Current portion of claims accruals	23,104	12,313			35,417

Current portion of long-term debt	386	65,559			65,945

Securitization of accounts receivable	117,000	—			117,000

Current portion of deferred income taxes	7,200	—			7,200

Total Current Liabilities	233,037	103,021	2,000		338,058

Line of Credit	154,000	—			154,000

Long-term debt, less current portion	15,240	207,816			223,056

Claims accruals, less current portion	21,040	21,530			42,570

Deferred income taxes	100,170	69,930			170,100

Total Liabilities	523,487	402,297	2,000		927,784

Stockholders’ equity

Common Stock	66	112	(90	)(b)(c)	88

Additional Paid in Capital	138,243	60,568	40,563	(b)(c)	239,374

Retained Earnings	336,350	160,321	(2,000	)(a)	494,671

	474,659	221,001	38,473		734,133

Less:

Treasury Stock	(37,935)	—			(37,935)

Notes receivable from officers	—	(852)			(852)

Cumulative other comprehensive loss	—	(1,994)			(1,994)

Total Stockholders’ equity	436,724	218,155	38,473		693,352

Total Liabilities and Stockholders’ Equity	$960,211	$620,452	$40,473		$1,621,136

SWIFT TRANSPORTATION CO., INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

Year Ended December 31, 2000
(in thousands, except per share data)

	Swift	M.S.	Pro Forma	Pro Forma
	Transportation	Carriers(1)	Adjustments	Combined

Operating revenue	$1,258,671	$715,167	$—	$1,973,838

Operating expenses:

Salaries, wages and employee benefits	438,210	236,726		674,936

Operating supplies and expenses	102,400	59,681		162,081

Fuel	173,446	90,733		264,179

Purchased transportation	236,824	162,421		399,245

Rental expense	64,367	6,239		70,606

Insurance and claims	30,640	23,213		53,853

Depreciation and amortization	64,837	69,558		134,395

Communications and utilities	16,093	9,307		25,400

Operating taxes and licenses	32,119	14,690		46,809

Total operating expenses	1,158,936	672,568	—	1,831,504

Operating income	99,735	42,599	—	142,334

Other (income) expenses:

Interest expense	15,873	18,244		34,117

Interest income	(742)	—		(742)

Other	(252)	(803)		(1,055)

Other (income) expense, net	14,879	17,441	—	32,320

Earnings before income taxes	84,856	25,158	—	110,014

Income taxes	32,255	8,816		41,071

Net Earnings	$52,601	$16,342	$—	$68,943

Basic net earnings per share	$0.83	$1.43		$0.81

Diluted net earnings per share	$0.82	$1.42		$0.80

Weighted average common shares outstanding	63,204	11,425		85,137	(d)

Weighted average common and potential common shares outstanding	64,062	11,539		86,188	(d)

(1)	Certain amounts have been reclassified to conform with Swift’s financial statement presentation.

SWIFT TRANSPORTATION CO., INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

Year Ended December 31, 1999
(in thousands, except per share data)

	Swift	M.S.	Pro Forma	Pro Forma
	Transportation	Carriers(1)	Adjustments	Combined

Operating revenue	$1,061,234	$621,058	$—	$1,682,292

Operating expenses:

Salaries, wages and employee benefits	381,238	184,676		565,914

Operating supplies and expenses	88,921	47,826		136,747

Fuel	119,143	55,015		174,158

Purchased transportation	182,832	171,572		354,404

Rental expense	44,854	1,157		46,011

Insurance and claims	27,486	21,987		49,473

Depreciation and amortization	57,659	61,460		119,119

Communications and utilities	14,085	7,908		21,993

Operating taxes and licenses	28,575	12,664		41,239

Total operating expenses	944,793	564,265	—	1,509,058

Operating income	116,441	56,793	—	173,234

Other (income) expenses:

Interest expense	9,574	12,592		22,166

Interest income	(338)	—		(338)

Other	(396)	(3,221)		(3,617)

Other (income) expense, net	8,840	9,371	—	18,211

Earnings before income taxes	107,601	47,422	—	155,023

Income taxes	40,770	16,835		57,605

Net Earnings	$66,831	$30,587	$—	$97,418

Basic net earnings per share	$1.04	$2.49		$1.11

Diluted net earnings per share	$1.02	$2.39		$1.09

Weighted average common shares outstanding	64,079	12,291		87,484	(d)

Weighted average common and potential common shares outstanding	65,290	12,816		89,587	(d)

(1)	Certain amounts have been reclassified to conform with Swift’s financial statement presentation.

SWIFT TRANSPORTATION CO., INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

Year Ended December 31, 1998
(in thousands, except per share data)

	Swift	M.S.	Pro Forma	Pro Forma
	Transportation	Carriers(1)	Adjustments	Combined

Operating revenue	$873,433	$528,331	$—	$1,401,764

Operating expenses:

Salaries, wages and employee benefits	318,992	163,225		482,217

Operating supplies and expenses	79,556	41,453		121,009

Fuel	93,023	45,372		138,395

Purchased transportation	135,453	142,766		278,219

Rental expense	41,447	826		42,273

Insurance and claims	24,094	20,833		44,927

Depreciation and amortization	46,033	48,594		94,627

Communications and utilities	11,433	6,914		18,347

Operating taxes and licenses	24,710	11,425		36,135

Total operating expenses	774,741	481,408	—	1,256,149

Operating income	98,692	46,923	—	145,615

Other (income) expenses:

Interest expense	6,277	8,484		14,761

Interest income	(269)	—		(269)

Other	(622)	(1,353)		(1,975)

Other (income) expense, net	5,386	7,131	—	12,517

Earnings before income taxes	93,306	39,792	—	133,098

Income taxes	37,795	14,524		52,319

Net Earnings	$55,511	$25,268	$—	$80,779

Basic net earnings per share	$0.87	$2.06		$0.92

Diluted net earnings per share	$0.85	$1.99		$0.90

Weighted average common shares outstanding	64,005	12,254		87,347	(d)

Weighted average common and potential common shares outstanding	65,250	12,729		89,399	(d)

(1)	Certain amounts have been reclassified to conform with Swift’s financial statement presentation.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

      The unaudited pro forma combined financial information reflects the merger, and gives effect to the following:

(a)	It is expected that approximately $2.0 million will be incurred for direct costs of the merger, consisting primarily of transaction costs for investment banking, legal and accounting fees. The unaudited pro forma combined balance sheet gives effect to $2.0 million of direct costs of the merger as if they had been incurred as of December 31, 2000. The pro forma combined statements of operations do not give effect to any of these merger related costs.

(b)	The common stock on the pro forma combined balance sheet has been adjusted assuming an exchange ratio of 1.7 shares (as defined in the merger agreement) of Swift common stock for each share of M.S. Carriers common stock. In order for the conversion to reflect the $0.001 par value of Swift common stock, stockholders’ equity is adjusted for the reclassification from common stock to additional paid in capital.

(c)	Prior to the consummation of the merger, both Swift and M.S. Carriers are selling common shares in public offerings, which were acquired on the open market over the past two years and which are considered “tainted” under rules relating to pooling-of-interests accounting. The unaudited pro forma combined balance sheet gives effect to the estimated cash received in connection with the issuance of 2,000,000 shares of Swift common stock and 300,000 shares of M.S. Carriers common stock. The estimated net proceeds received are based on April 2, 2001 closing market prices less offering expenses estimated at 6%.

(d)	The unaudited pro forma combined basic and diluted net earnings per share are based on the combined weighted average shares of both Swift Transportation and M.S. Carriers (after the sale of the additional common shares discussed in note (c) above) and with M.S. Carriers’ shares included based upon the exchange ratio of 1.7 shares of Swift common stock for each share of M.S. Carriers’ common stock.

Expected Increase in M.S. Carriers’ Claims Reserves After the Merger

      Swift is in the process of evaluating the aggregate claims reserves of M.S. Carriers. M.S. Carriers calculated a range of claims reserves and recorded what they believed was appropriate. Swift believes it is more appropriate to record amounts at a higher level within the range. Accordingly, we will likely accrue additional pretax claims reserves in the range of $9.0 million to $13 million in the quarter in which the merger is consummated. Based on a pro forma estimated 86.2 million diluted shares of Swift common stock outstanding after the merger, the expected increase in expenses to reflect the additional reserves would decrease combined earnings per share by approximately $.06 to $.09. The increase in reserves would be reflected as an increase in insurance and claims expense and in salaries, wages, and employee benefits (for workers’ compensation amounts) during the quarter in which the reserve is increased. Neither the historical financial information of Swift and M.S. Carriers nor the unaudited pro forma combined financial information provided herein reflects these expected expense increases.

CHAPTER THREE

AMENDMENT TO SWIFT 1999 STOCK OPTION PLAN

General

      At the Swift annual meeting, Swift will seek stockholder approval of an amendment to the Swift Transportation Co., Inc. 1999 Stock Option Plan (the “Plan”) to increase the number of shares authorized for issuance thereunder from 2,250,000 to 4,250,000. At its meeting on December 1, 2000, Swift’s board of directors approved the amendment to the Plan and directed that the amendment be submitted as a proposal for stockholder approval at the Swift annual meeting. The Plan was originally adopted in 1999. Swift’s board of directors unanimously recommends that you vote FOR approval of the adoption of the proposed amendment to the Plan.

Current Plan Provisions

      The Plan authorizes grants of incentive stock options (“ISOs”) and non-qualified stock options (“NQSOs”) to Swift employees. All of Swift’s employees, except Jerry Moyes, are eligible to participate in the Plan.

      Swift’s board of directors believes that use of stock options authorized under the Plan is beneficial as a means of promoting the success and enhancing the value of Swift by linking the personal interests of its employees and others to those of its stockholders and by providing employees and others with an incentive for outstanding performance. These incentives also provide Swift flexibility in its ability to attract and retain the services of employees and others upon whose judgment, interest and special effort the successful conduct of Swift’s operation is largely dependent.

      The Plan is administered by the board of directors or a committee appointed by the board consisting of at least two (2) non-employee directors (the “committee”). The board of directors or committee have the exclusive authority to administer the Plan, including the power to determine eligibility, the types and sizes of options and the timing of options.

      The exercise price of options granted under the Plan is expected to be equal to 85% of the fair market value of Swift common stock on the date of the grant. On             , 2001, the last reported sale price of the Swift common stock on the Nasdaq National Market was $     per share.

Incentive Stock Options

      An ISO is a stock option that satisfies the requirements specified in Section 422 of the Internal Revenue Code (the “Code”). Under the Code, ISOs may only be granted to employees. In order for an option to qualify as an ISO, the price payable to exercise the option must equal or exceed the fair market value of the stock at the date of the grant, the option must lapse no later than 10 years from the date of the grant, and the stock subject to ISOs that are first exercisable by an employee in any calendar year must not have a value of more than $100,000 as of the date of grant. Certain other requirements must also be met. The committee determines the consideration to be paid to Swift upon exercise of any options. The form of payment may include cash, common stock, or other property.

      An optionee is not treated as receiving taxable income upon either the grant of an ISO or upon the exercise of an ISO. However, the difference between the exercise price and the fair market value on the date of exercise is an item of tax preference at the time of exercise in determining liability for the alternative minimum tax, assuming that the common stock is either transferable or is not subject to a substantial risk of forfeiture under Section 83 of the Code. If at the time of exercise, the common stock is both nontransferable and is subject to a substantial risk of forfeiture, the difference between the exercise price and the fair market value of the common stock (determined at the time the common stock becomes either transferable or not subject to a substantial risk of forfeiture) will be a tax preference item in the year in which the common stock becomes either transferable or not subject to a substantial risk of forfeiture.

      If common stock acquired by the exercise of an ISO is not sold or otherwise disposed of within two years from the date of its grant and is held for at least one year after the date such common stock is transferred to the optionee upon exercise, any gain or loss resulting from its disposition is treated as long-term capital gain or loss. If such common stock is disposed of before the expiration of the above-mentioned holding periods, a “disqualifying disposition” occurs. If a disqualifying disposition occurs, the optionee realizes ordinary income in the year of the disposition in an amount equal to the difference between the fair market value of the common stock on the date of exercise and the exercise price, or the selling price of the common stock and the exercise price, whichever is less. The balance of the optionee’s gain on a disqualifying disposition, if any, is taxed as capital gain.

      Swift is not entitled to any tax deduction as a result of the grant or exercise of an ISO, or on a later disposition of the common stock received, except that in the event of a disqualifying disposition, Swift is entitled to a deduction equal to the amount of ordinary income realized by the optionee.

Non-Qualified Stock Options

      A NQSO is any stock option other than an ISO. Such options are referred to as “non-qualified” because they do not meet the requirements of, and are not eligible for, the favorable tax treatment provided by Section 422 of the Code.

      No taxable income is realized by an optionee upon the grant of a NQSO, nor is Swift entitled to a tax deduction by reason of such grant. Upon the exercise of a NQSO, the optionee realizes ordinary income in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the exercise price and Swift is entitled to a corresponding tax deduction.

      Upon a subsequent sale or other disposition of common stock acquired through exercise of a NQSO, the optionee realizes a short-term or long-term capital gain or loss to the extent of any intervening appreciation or depreciation. Such a resale by the optionee has no tax consequence to Swift.

      The following table sets forth grants of options made under the Plan during 2000 to (i) each of the named executive officers of Swift; (ii) all current executive officers, as a group; (iii) all current directors who are not executive officers, as a group; and (iv) all employees, including all current officers who are not executive officers, as a group. Grants under the Plan are made at the discretion of Swift’s board of directors or an appointed committee. Accordingly, except for the grant of options to made to officers of M.S. Carriers in connection with the merger (See “Interests of Officers and Directors in the Merger”), future grants under the Plan are not yet determinable.

Stock Option Plan Benefits Table

	Number of Shares	Weighted Average
	Subject to Options	Exercise Price Per
Name and Position	Granted (#)	Share ($/sh)

Jerry Moyes
Chairman of the Board, President, and Chief Executive Officer

William F. Riley III
Senior Executive Vice President, Secretary, and Chief Financial Officer

Rodney K. Sartor	100,000	$11.10
Executive Vice President

Patrick J. Farley	100,000	$11.10
Executive Vice President

Kevin H. Jensen	100,000	$11.10
Executive Vice President

Executive Officer Group	300,000	$11.10

Director Group	0

Employee Group	1,682,450	$11.10

Amendment to Plan

      Swift’s board of directors has reviewed the options currently remaining in the option pool for the Plan and has determined that it is appropriate to increase the number of shares authorized for issuance under the Plan. As of             , (i) no shares have been issued upon exercise of options and are included in the total number of shares of outstanding common stock and (ii) option grants representing 1,976,350 shares were outstanding under the Plan. Swift’s board of directors believes that an increase in the number of authorized shares is necessary for the continued optimal use of the Plan, including use of the Plan to provide for option grants pursuant to the merger agreement. Swift’s board of directors is proposing the amendment to the Plan that would increase the number of shares authorized for issuance under the Plan from 2,250,000 to 4,250,000.

Required Vote

      Approval of the adoption of the Plan amendment requires the affirmative vote of a majority of shares of Swift common stock present at Swift’s annual meeting in person or by proxy.

      Swift’s board of directors unanimously recommends that you vote FOR approval of the adoption of the proposed amendment to the Swift Transportation Co., Inc. 1999 Stock Option Plan.

CHAPTER FOUR

ELECTION OF SWIFT DIRECTORS

Structure of the Swift Board

      Swift’s board of directors presently consists of six members. The directors are divided into three classes, with each class comprised of two directors serving a three-year term. As more fully discussed below, if the merger proposals are approved by Swift and M.S. Carriers stockholders, the board of directors will take action to expand the size of the board to eight members and you will vote on two additional directors, Michael S. Starnes and Edward A. Labry, III, for election at the Swift annual meeting.

Election of Directors

      Swift’s board of directors has nominated Jerry Moyes and Alphonse E. Frei for election to Class II at the annual meeting. In the event that the stockholders of M.S. Carriers approve the merger of M.S. Carriers and Swift and the Swift shareholders approve the issuance of Swift common stock in connection with such merger, the board of directors will also nominate Michael S. Starnes for election to Class II and Edward Labry, III for election to Class I at the annual meeting. The Class II nominees, Messrs. Moyes, Frei, and Starnes, will be elected to serve until the 2004 annual meeting of stockholders, or until his successor shall have been duly elected and qualified or upon his resignation or removal, whichever first occurs. The Class I nominee, Mr. Labry, will be elected to serve until the 2003 annual meeting of stockholders or until his successor shall have been duly elected and qualified or upon his resignation or removal, whichever first occurs.

      All incumbent directors whose term expires at the 2001 annual meeting are standing for re-election. Each of the Class II nominees has consented to serve a three-year term. Mr. Labry, the sole Class I nominee, has consented to serve a two-year term. If any of them should become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

      Swift’s board of directors unanimously recommends a vote FOR election of each of the director nominees.

      The Class II Nominees. The Class II nominees standing for election are:

Jerry Moyes, 57	Director since 1984

      Jerry Moyes has served as the Chairman of the Board, President and Chief Executive Officer of Swift since 1984. Mr. Moyes joined Swift in 1966 as a Vice President and served in that capacity until 1984. Mr. Moyes was President of the Arizona Motor Transport Association from 1987 to 1988.

Alphonse E. Frei, 62	Director since 1990

      Alphonse E. Frei has served as a Director of Swift since May 1990. Mr. Frei served in various capacities, including Chief Financial Officer, with America West Airlines from 1983 to 1994 and served as a director of America West Airlines from 1986 to September 1993. Mr. Frei has served in various executive capacities or as a consultant to a number of business organizations.

Michael S. Starnes, 56

      Michael S. Starnes is the Chairman of the Board, President and Chief Executive Officer of M.S. Carriers, positions he has held since 1978. Mr. Starnes is also a director of RFS Hotel Investors, Inc. and Mid-America Apartment Communities. He has been a Director of M.S. Carriers since 1978 and is a member of the compensation committee. Mr. Starnes will only be standing for election as a Class II Director if the stockholders of M.S. Carriers approve the merger of M.S. Carriers and Swift and the Swift shareholders approve the issuance of Swift common stock in connection with such merger.

      The Class I Nominee. The Class I nominee standing for election is:

Edward A Labry, III, 38

      Edward A. Labry, III is President and a member of the board of directors of Concord EFS, Inc. and its subsidiary EFS National Bank, Memphis, Tennessee, with which he has been associated since 1984. He has been a Director of M.S. Carriers since September 1999 and was appointed to its audit and executive compensation committees in March 2000. Mr. Labry will only be standing for election as a Class I Director if the stockholders of M.S. Carriers approve the merger of M.S. Carriers and Swift and the Swift shareholders approve the issuance of Swift common stock in connection with such merger.

      Continuing Directors. The following Class III directors were elected at our 1999 Annual Meeting for terms ending in 2002:

William F. Riley III, 54	Director since 1990

      William F. Riley III has served as a Senior Executive Vice President since January 2000 and an Executive Vice President, Chief Financial Officer, Secretary and a Director of Swift since March 1990 and as a Vice President of Cooper Motor Lines and Swift Leasing Co., Inc. since April 1988 and May 1986, respectively. Prior to joining Swift in February 1986, Mr. Riley was employed by Armour Food Co. from 1978 to January 1986, serving in various transportation and distribution assignments, principally Manager of Business Planning of Armour Food Express, its truckload motor carrier.

Lou A. Edwards, 87	Director since 1990

      Lou A. Edwards has served as a Director of Swift since May 1990. Mr. Edwards is a retired president of a truck dealership and has 40 years of experience in the trucking industry.

      The following Class I directors were elected at our 2000 Annual Meeting for terms ending in 2003:

Rodney K. Sartor, 46	Director since 1990

      Rodney K. Sartor has served as an Executive Vice President and a Director of Swift since May 1990. Mr. Sartor joined Swift in May 1979. He served as Director of Operations from May 1982 until August 1988 and as a Regional Vice President from August 1988 until May 1990.

Earl H. Scudder, 58	Director since 1993

      Earl H. Scudder, has served as a Director of Swift since May 1993. Mr. Scudder has been President of Scudder Law Firm, P.C., L.L.O. in Lincoln, Nebraska since February 1990, and has engaged in the private practice of law since 1966. Mr. Scudder also served as a director of Heartland Express, Inc. a publicly-held trucking company, until 1996.

Director Compensation

      Swift directors who are employees do not receive additional compensation for their service as directors. Non-employee directors are paid an annual retainer of $3,000 for their service as directors. In addition, non-employee directors receive $500 for attending each board meeting and board committee meeting. Under our Non-Employee Director Stock Option Plan, each non-employee director also receives an option to purchase 5,000 shares of common stock every fifth year. These option grants vest and become exercisable over four years beginning on the date of grant, permitting the holder to purchase shares at 85% of their fair market value on the date of grant, which was $11.10 in the case of options granted in 2000. Unless earlier terminated, forfeited or surrendered pursuant to the plan, each option granted will expire on the sixth anniversary date of the grant. Both employee and non-employee directors are reimbursed for reasonable travel and related expenses incurred in connection with their service on the board and board committees.

Meetings of the Board

      Swift’s board of directors held five meetings in 2000. Each of the incumbent directors attended at least 75% of the Swift board of directors and committee meetings to which the director was assigned.

Committees of the Board

      Swift’s board of directors has standing compensation and audit committees. Swift does not maintain a standing nominating committee or other committee performing similar functions. The function of nominating directors is carried out by the entire board of directors. Our bylaws, however, provide a procedure for you to recommend candidates for director at an annual meeting. For more information, see “Chapter Seven — Additional Information For Stockholders.”

Name	Compensation Committee	Audit Committee

Jerry Moyes	X

Alphonse E. Frei	X	X

Lou A. Edwards	X	X

The Compensation Committee

      The compensation committee held one meeting in fiscal year 2000. The compensation committee reviews and recommends compensation of executive officers and administers Swift’s Stock Option Plans.

Report of the Compensation Committee on Executive Compensation

      The following report of the compensation committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by Swift under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Swift specifically incorporates this Report.

      The compensation committee of Swift’s board of directors has furnished the following report on executive compensation for fiscal 2000.

      Swift’s General Philosophy On Executive Compensation. Swift’s compensation program for executive officers consists of three key elements:

•	a base salary;

•	a performance-based annual bonus; and

•	long-term incentives in the form of stock option grants.

Certain executives also participate in various other benefit plans, including medical plans and a 401(k) plan, which are generally available to all employees of Swift Transportation.

      The compensation committee believes that this three-part approach best serves the interests of Swift and its stockholders. As described more fully below, each element of Swift’s executive compensation program has a somewhat different purpose.

      The three-part approach enables Swift to meet the requirements of the competitive environment in which operates, while ensuring that executive officers are compensated in a way that advances both the short- and long-term interests of the stockholders. Under this approach, compensation for these officers was ultimately based upon:

•	the compensation committee’s assessment of the executive officers’ performance;

•	the continuing demand for superior executive talent;

•	Swift’s overall performance both individually as a company and as compared to its peers; and

•	Swift’s future objectives and challenges.

      Swift’s philosophy is to pay base salaries to executives that reward these executives for ongoing performance throughout the year and that enable Swift to attract, motivate and retain highly qualified executives. The annual bonus program is designed to reward executives for performance and is based primarily on Swift’s financial results. Stock option grants give executives an opportunity to obtain equity in Swift and, because options result in minimal or no rewards if Swift’s stock price does not appreciate but provide substantial rewards to executives if Swift’s stock price appreciates, also provide an incentive for outstanding performance in the long term. The board believes that this mix of short- and long-term compensation components provides a balanced approach that enables Swift to attract and retain experienced executives, rewards such executives for their individual and collective contribution to the profitability of Swift, and ensures that the incentives of Swift’s executives are aligned with the best interests of its stockholders.

      The board’s decisions concerning the specific fiscal 2000 compensation elements for individual executive officers, including the Chief Executive Officer, were made within this broad framework and in light of each executive officer’s level of responsibility, performance, current salary and prior-year bonus and other compensation awards. As noted below, the board’s specific decisions involving fiscal 2000 executive officer compensation were ultimately based upon the board’s judgment regarding the individual executive officer’s performance, potential future contributions, and whether each payment or award would provide an appropriate reward and incentive for such officer to sustain and enhance Swift’s long-term performance. A more detailed breakdown of the compensation committee’s decisions with respect to each of the three key elements of Swift’s executive compensation program follows.

      Base Salary. In setting base salaries of senior management for 2000, including the salary of Jerry Moyes, Swift’s Chief Executive Officer, the compensation committee reviewed and considered:

•	compensation information disclosed by similar publicly held truckload motor carriers (all of which carriers are included in the Nasdaq Trucking and Transportation Stocks Index);

•	the financial performance of Swift, as well as the role and contribution of the particular executive with respect to such performance; and

•	nonfinancial performance related to the individual executive’s contributions.

The compensation committee believes that the annual salaries of Swift’s Chief Executive Officer, Senior Executive Vice President and its Executive Vice Presidents are at or slightly below median level salaries of executives performing in similar positions at other publicly held truckload motor carriers of comparable size. However, the committee believes that, when the base salary and annual bonus for Swift’s executives are aggregated, its compensation package is competitive with those provided to similarly situated executives in the truckload motor carrier industry. The committee has taken particular note of management’s success in growing Swift in terms of revenue, balanced against a reduction in net income caused by increased operating costs, primarily resulting from higher fuel costs impacting the industry generally, and other factors.

      Annual Bonuses. The compensation committee annually considers the award of bonus compensation to executive officers as additional compensation based upon individual and Company financial performance. Company financial performance is measured by review of a variety of factors, including earnings per share, operating ratios, revenue growth, and size and performance relative to similarly situated trucking industry competitors. The compensation committee evaluates individual performance based upon contribution to financial performance goals and review of other qualitative and quantitative factors. Accordingly, in years in which Swift’s performance goals are exceeded, bonus compensation will tend to be higher. The compensation committee believes that this policy properly motivates the executive officers to perform to the greatest extent of the abilities to generate the highest attainable profits for Swift and to achieve increased shareholder value.

      Stock Options. Swift believes that it is important for executives to have an equity stake in Swift in order to encourage them to focus on long-term prospects. Toward this end, Swift makes option grants to the Senior Executive Vice President and Executive Vice Presidents from time to time pursuant to Swift’s 1999 Stock Option Plan. In making option grants to the Senior Executive Vice President and Executive Vice Presidents, the compensation committee evaluates the individual officer’s past and expected future contributions to Swift’s achievement of its long-term performance goals. Because Jerry Moyes is the largest beneficial stockholder of Swift, the compensation committee has not awarded any stock options to Mr. Moyes, and Mr. Moyes is not eligible to participate in Swift’s Stock Option Plan or Employee Stock Purchase Plan.

      Compensation of Swift’s Chief Executive Officer. The two members of the Compensation committee other than Mr. Moyes evaluate the Chief Executive Officer’s performance and recommend his salary and bonus to the board of directors. As noted above, due to Mr. Moyes’ substantial stock ownership of Swift, the committee has not included stock options as a component of Mr. Moyes’ overall compensation. Due in part to this omission of option grants, and primarily due to his significant contributions to Swift and Swift’s dependence on Mr. Moyes, Mr. Moyes’ base salary is set significantly above the base salaries for the other executive officers. The committee believes that Mr. Moyes’ total compensation is appropriate compared to the total compensation paid to CEOs of comparable publicly held truckload motor carriers, especially in light of Swift’s operating results and the increase in stockholder value over time.

Jerry Moyes
Alphonse E. Frei
Lou A. Edwards

Compensation Committee Interlocks and Insider Participation

      The compensation committee of Swift’s board of directors consists of Jerry Moyes, Alphonse E. Frei and Lou A. Edwards. Mr. Moyes also serves as the President and Chief Executive Officer of Swift.

      Interstate Equipment Leasing, Inc., a corporation wholly-owned by Jerry Moyes, leases tractors to some of Swift’s owner operators. In connection with this program, during 2000 Swift acquired new tractors and sold them to Interstate Leasing for $25.2 million and recognized fee income of $1.4 million. During 2000, Swift also sold used revenue equipment to Interstate Leasing totaling $160,000 and recognized a loss of $12,000.

      Interstate Leasing also provides air transportation services to Swift. Such services totaled $718,000 for the year ended December 31, 2000. At December 31, 2000, $50,000 was owed to Interstate Leasing for air transportation services.

      Interstate Leasing operates as a fleet operator for Swift. During 2000, Swift paid $33.6 million to this fleet operator for purchased transportation services. At December 31, 2000, $483,000 was owed by Swift for these transportation services. Also, Swift was paid $1.9 million by this fleet operator and paid $130,000 to this fleet operator for various services, including training. At December 31, 2000, $265,000 was owed to Swift for these services.

      Jerry Moyes acquired a significant ownership interest in Central Freight Lines, Inc. during 1997. Swift provides transportation services to Central Freight and other entities owned by Mr. Moyes and recognized $9.7 million in operating revenue therefrom in 2000. At December 31, 2000, $809,000 was owed to Swift for these services. In addition, Swift paid $547,000 to Central Freight for facilities rental during the year ended December 31, 2000.

      All of the foregoing arrangements were approved by the independent members of Swift’s board of directors.

The Audit Committee

      The audit committee held one meeting in fiscal year 2000. The audit committee makes recommendations regarding the selection of Swift’s independent auditors and receives and accepts the independent auditor’s report. In addition, the audit committee oversees the audit and non-audit activities of the independent accountants. The audit committee meets with the independent auditors to ensure that the scope of their activities has not been restricted and that adequate responses to their recommendations have been received. In addition, the audit committee may be called upon to review certain proposals for major transactions.

Report of the Audit Committee

      The following report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by Swift under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Swift specifically incorporates this Report.

      Effective January 31, 2000, the Securities and Exchange Commission adopted new rules and amendments to current rules relating to the disclosure of information about companies’ audit committees. In large part, the new rules are based on recommendations made by the Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees. The new rules require that, for all votes of stockholders occurring after December 15, 2000, the proxy statement must contain a report of the audit committee addressing several issues identified in the rules. In addition, the SEC recommends that audit committees adopt written charters. Any such charter must be included as an attachment to the proxy statement at least once every three years. Our Audit Committee adopted a charter on June 7, 2000, and it is included in this joint proxy statement/ prospectus as Annex E.

      Our audit committee currently consists of two directors, both of whom are independent directors. It is anticipated that Edward A. Labry, III will be appointed to the audit committee following the annual meeting. We also believe Mr. Labry to be independent under Nasdaq standards. Consistent with Nasdaq’s independent director and audit committee listing standards, as amended on December 14, 1999, a director will not be considered “independent” if, among other things he has:

•	been employed by the corporation or its affiliates in the current or past three years; accepted any compensation from the corporation or its affiliates in excess of $60,000 during the previous fiscal year (except for board service, retirement plan benefits, or non-discretionary compensation);

•	an immediate family member who is, or has been in the past three years, employed by the corporation or its affiliates as an executive officer;

•	been a partner, controlling shareholder or an executive officer of any for-profit business to which the corporation made, or from which it received, payments (other than those which arise solely from investments in the corporation’s securities) that exceed five percent of the organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years; or

•	been employed as an executive of another entity when any of the company’s executives serve on that entity’s compensation committee.

      The audit committee has reviewed and discussed the audited financial statements for fiscal year 2000 with management and with the independent auditors. Specifically, the audit committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), which includes, among other things:

•	methods used to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements.

      The audit committee has received the written disclosures and the letter from our independent accountants, KPMG LLP, required by Independence Standards Board Standard No. 1, Independence Discussion with Audit Committees. Additionally, the audit committee has discussed with KPMG the issue of its independence as relates to us.

      Based on its review of the audited financial statements and the various discussions noted above, the audit committee recommended to Swift’s board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

Alphonse E. Frei
Lou A. Edwards

EXECUTIVE COMPENSATION

Summary Compensation Table

      The table below sets forth information concerning the annual and long-term compensation for services rendered in all capacities to Swift Transportation during the three fiscal years ended December 31, 2000 of those persons who were, at December 31, 2000, our Chief Executive Officer and our four other most highly compensated executive officers (collectively, the “named executive officers”).

					Long-Term Compensation

					Awards		Payouts
		Annual Compensation
						Securities
				Other Annual	Restricted	Underlying	LTIP	All Other
Name and		Salary	Bonus	Compensation	Stock	Options/	Payouts	Compensation
Principal Position	Year	($)	($)	($)	Award(s)($)	SARs	($)	($)(1)

Jerry Moyes	2000	$400,000	$261,532					$154,377
Chairman of the Board	1999	$270,371	$391,161					$164,231
of Directors and President	1998	$270,371	$366,161					$166,268

William F. Riley III	2000	$250,000	$275,000					$14,060
Chief Financial Officer and	1999	$162,225	$362,775					$23,280
Senior Executive	1998	$162,225	$337,775					$24,780
Vice-President

Rodney K. Sartor	2000	$200,000	$150,000					$10,025
Executive Vice-President	1999	$162,225	$187,775					$19,525
	1998	$162,225	$137,775					$21,025

Kevin H. Jensen	2000	$200,000	$150,000					$7,000
Executive Vice President	1999	$162,225	$187,775					$16,500
	1998	$162,225	$337,775					$18,000

Patrick J. Farley	2000	$200,000	$150,000					$7,000
Executive Vice President	1999	$162,225	$187,775					$16,500
	1998	$162,225	$137,775					$18,000

(1)	“All Other Compensation” for each of the named executive officers included Swift contributions in the amount of $7,000 for 2000, $16,500 for 1999, and $18,000 for 1998, pursuant to the Swift Transportation Co., Inc. Retirement Plan, a 401(k) profit sharing plan. In addition to the amounts in the Summary Compensation Table above, under a Nonqualified Deferred Compensation Agreement between Swift and Mr. Riley, Swift made contingent deposits of $507,387 in 2000 to an investment account. The balance of compensation included in “All Other Compensation” for each of the named executive officers during each of the identified periods represents payments of term life and disability insurance premiums by Swift on behalf of the respective named executive officers. The amount of such insurance premiums paid on behalf of Mr. Riley during 2000, 1999, and 1998 was $7,060, $6,780, and $6,780, respectively. The amount of such insurance premiums paid on behalf of Mr. Sartor during 2000, 1999 and 1998 was $3,025, $3,025, and $3,025, respectively. Swift does not pay such premiums for Mr. Jensen or Mr. Farley. Swift procured two term life insurance policies with a combined face amount of $20 million for the benefit of Jerry Moyes and his spouse. The aggregate annual premiums paid by Swift for these polices were $147,377, $147,731, and $148,268 in 2000, 1999 and 1998, respectively. Swift’s purpose in maintaining these policies is to ensure that, in the event of the Moyes’ deaths, their estate would be able to satisfy estate taxes without having to sell a large block of Swift’s common stock, which might adversely affect the market for the common stock.

Options/ SAR Grants in Last Fiscal Year Table

Individual Grants

Percent of
	Number of	Total		Market
	Securities	Options/SARs	Exercise	Price At
	Underlying	Granted To	Or Base	Dates Of
	Option/SARs	Employees In	Price	Grant	Expiration
Name	Granted(#)	Fiscal Year	($/Sh)	($/Sh)	Date

Jerry Moyes	—	—	—	—	—

William F. Riley III	—	—	—	—	—

Patrick J. Farley	100,000(1)	5.0%	$11.10	$13.06	6/7/10

Kevin H. Jensen	100,000(1)	5.0%	$11.10	$13.06	6/7/10

Rodney K. Sartor	100,000(1)	5.0%	$11.10	$13.06	6/7/10

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Potential Realizable Value At
	Assumed Annual Rates of Stock Price
	Appreciation For Option Term

Name	0%($)	5%($)	10%($)

Jerry Moyes	—	—	—

William F. Riley III	—	—	—

Patrick J. Farley	$195,945	$1,017,470	$2,277,851

Kevin H. Jensen	$195,945	$1,017,470	$2,277,851

Rodney K. Sartor	$195,945	$1,017,470	$2,277,851

(1)	Beginning June 7, 2003, 50,000 options begin vesting at a rate of one-third per year. The remaining 50,000 options begin vesting on June 7, 2005 at a rate of one-fifth per year.

Aggregated Option/ SAR Exercises In Last Fiscal Year and Fiscal Year-End Option/ SAR Values Table

      The table below sets forth information with respect to the exercise of stock options during the fiscal year ended December 31, 2000, by the named executive officers. Other than Mr. Riley’s deferred compensation agreement, Swift does not have a long-term incentive plan or a defined benefit or actuarial plan and has never issued any stock appreciation rights. The number of options and the option exercise price reflect:

•	a 3-for-2 stock split treated as a dividend, effected on November 18, 1993, of one share of Common Stock for every two shares of Common Stock outstanding;

•	a 2-for-1 stock split treated as a dividend of one share of Common Stock for each share outstanding effected on November 18, 1994;

•	a 3-for-2 stock split treated as a dividend, effected on March 12, 1998, of one share of Common Stock for every two shares of Common Stock outstanding; and

•	a 3-for-2 stock split treated as a dividend, effected on April 10, 1999, of one share of Common Stock for every two shares of Common stock outstanding.

75

			Number of
			Securities Underlying		Value of Unexercised
			Unexercised Options/SARs		In-The-Money Options/SARs
	Shares		at Fiscal Year-End		at Fiscal Year-End
	Acquired on	Value
Name	Exercise(1)	Realized(2)	Exercisable	Unexercisable	Exercisable(3)	Unexercisable(3)

Jerry Moyes	—	—	—	—	—	—
President and Chief Executive Officer(8)

William F. Riley III	—	—	37,500	75,000	$367,571	$735,142
Senior Executive Vice President & Chief Financial Officer(4)

Rodney K. Sartor	—	—	—	100,000	—	$870,945
Executive Vice President(5)

Kevin H. Jensen	9,000	$81,100	13,500	305,500	$224,975	$3,098,951
Executive Vice President(6)

Patrick J. Farley	6,750	$93,297	42,300	152,200	$762,684	$1,376,930
Executive Vice President(7)

(1)	Represents shares of common stock acquired pursuant to exercise of options under Swift’s 1990 Stock Option Plan. The exercise price for such shares was $1.24 for Mr. Farley and $4.86 for Mr. Jensen.

(2)	Based on the $15.06 last reported sale price of Swift’s Common Stock on May 22, 2000 for Mr. Farley and the $13.88 last reported sale price of February 23, 2000 for Mr. Jensen.

(3)	Based on the $19.81 last reported sales price of Swift’s Common Stock on December 29, 2000.

(4)	In 1997, Mr. Riley was granted options to purchase 112,500 shares at $10.01 per share. One-third of the shares underlying such options first became exercisable in April 2000. Thereafter, one-third of the options become exercisable in each successive year. These options will terminate in April 2007.

(5)	In 2000, Mr. Sartor was granted options to purchase 100,000 shares at $11.10 per share. Beginning June 2003, 50,000 options begin vesting at a rate of one-third per year. The remaining 50,000 options begin vesting on June 7, 2005 at a rate of one-fifth per year. These options will terminate in June 2010.

(6)	Mr. Jensen was granted options in 1992, 1994, 1997 and 1998 covering 67,500, 45,000, 90,000 and 75,000 shares of Swift’s Common Stock, respectively. The exercise price for each of Mr. Jensen’s options is $3.15, $4.87, $10.01 (as to 45,000 shares subject to options granted in 1997) and $10.39 (as to 45,000 shares subject to options granted in 1997) and $10.02, respectively. One-fifth of each such option grant becomes exercisable on the fifth anniversary of the grant and one-fifth of each such grant becomes exercisable in each successive year thereafter. In 2000, Mr. Jensen was granted options to purchase 100,000 shares at $11.10 per share. Beginning June 2003, 50,000 options begin vesting at a rate of one-third per year. The remaining 50,000 options begin vesting on June 7, 2005 at a rate of one-fifth per year. All of Mr. Jensen’s options terminate on the ten year anniversary of the date of grant.

(7)	Mr. Farley was granted options in 1990, 1991, January 1995, December 1995, April 1997, and July 1997 covering 16,875, 67,500, 5,625, 3375, 22,500, and 22,500 shares of Swift’s Common Stock, respectively. The respective exercise prices for such grants are $1.24, $1.54, $8.12, $5.62, $10.01 and $11.17. One-fifth of each such option grant becomes exercisable on the fifth anniversary of the grant and one-fifth of each such grant becomes exercisable in each successive year thereafter. In 2000, Mr. Farley was granted options to purchase 100,000 shares at $11.10 per share. Beginning June 2003, 50,000 options begin vesting at a rate of one-third per year. The remaining 50,000 options begin vesting on June 7, 2005 at a rate of one-fifth per year. All of Mr. Farley’s options terminate on the ten year anniversary of the date of grant.

(8)	Mr. Moyes has not been awarded any stock options and is not eligible to participate in Swift’s Stock Option Plan or Employee Stock Purchase Plan. See “Compensation Committee Report on Executive Compensation” above.

Employment and Change of Control Agreements

      Swift currently does not have any employment contracts or severance agreements with any of its executive officers. Swift has a deferred compensation agreement with Mr. Riley, the contribution to which is described in footnote (1) to the Summary Compensation Table. If the merger with M.S. Carriers is consummated, Swift will enter employment agreements with Messrs. Starnes, Barrow, Welch, and Reaves. For more information on these agreements, see “Chapter One — The Merger.”

      In the event Swift sells all or substantially all of its assets, or merges with or into another corporation, stock options outstanding are required to be assumed or equivalent options are required to be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless Swift’s board of directors determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the option holder shall have the right to exercise his or her option, including shares as to which such option would not otherwise be exercisable. If the board makes options fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the board must notify the option holder that the option is fully exercisable for a period of thirty (30) days from the date of such notice (but not later than the expiration of the term of the option) and the option will terminate upon the expiration of such period.

Stock Price Performance Graph

      The graph below compares cumulative total return of Swift, the Nasdaq Stock Market (U.S.) Index and the Nasdaq Trucking and Transportation Stocks Index from December 29, 1995 to December 29, 2000. The graph assumes that $100 was invested on December 29, 1995, and any dividends were reinvested.

      The following stock performance graph does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by Swift under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Swift specifically incorporates this Report.

Comparison of Cumulative Total Return Among

Swift Transportation Corporation, the Nasdaq Stock Index
and the Nasdaq Trucking and Transportation Stocks Index

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires Swift’s officers and directors, and persons who own more than 10% of Swift’s common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish Swift with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to Swift, or written representations that no Forms 5 were required, Swift believes that during our preceding fiscal year all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with except Messrs. Farley and Jensen did not timely report one stock transaction and Mr. Moyes did not timely report two stock transactions. All transactions were reported on subsequent filings.

Security Ownership of Swift’s Principal Stockholders and Management

      The following table sets forth, as of March 31, 2001, the number and percentage of outstanding shares of Swift’s common stock beneficially owned by each person known by us to beneficially own more than 5% of such stock, by each director and named executive officer of Swift and by all directors and executive officers of Swift as a group.

	Shares		Percent
Name and Address of Beneficial Owner(1)	Beneficially Owned		Owned

Jerry Moyes	19,175,067	(2)	30.31%

Ronald G. Moyes	9,018,353	(2)	14.25%

Lou A. Edwards	398,625	(3)	*

William F. Riley III	417,659	(4)	*

Rodney K. Sartor	78,339		*

Alphonse E. Frei	13,875	(3)	*

Earl H. Scudder	32,650	(5)	*

Patrick J. Farley	50,774	(6)	*

Kevin H. Jensen	23,460	(7)	*

Michael Starnes		(8)	(8)

Edward A. Labry, III		(8)	(8)

FMR Corporation	9,449,875		14.94%

Taunus Corporation, DB Alex Brown LLC	3,718,933		5.88%

Wellington Management Company, LLP	5,380,550		8.50%

All Directors and Named Officers as a group (8 persons)	20,187,449		31.8%

*	Represents less than 1% of Swift’s outstanding Common Stock.

(1)	The address of each officer, director and Ronald G. Moyes is 1455 Hulda Way, Sparks, Nevada 89431. The address of FMR Corporation is 82 Devonshire Street, Boston, Massachusetts 02109. The address for the Taunus Corporation is 31 West 52nd Street, New York, NY and the address for its subsidiary DB Alex Brown, LLC is 130 Liberty Street, New York, NY 10006. The address for Wellington Management Company, LLP is 75 State Street, Boston, MA 02109. The address for Michael Starnes is 3171 Directors Row, Memphis, TN 38131. Information with respect to FMR Corporation, the Taunus Corporation and DB Alex Brown, and Wellington Management Company is based upon statements on Schedule 13G filed by such entities with the Securities and Exchange Commission. Information with respect to Michael Starnes is based upon a statement on Schedule 13D filed by Michael Starnes with the Securities and Exchange Commission.

(2)	The shares beneficially owned by Jerry Moyes are held by him, as follows: (i) 18,648,817 shares are held as a co-trustee of the Jerry and Vickie Moyes Family Trust, (ii) 33,750 shares are held by a limited liability company of which Mr. Moyes has controlling interest, and (iii) 492,500 shares are held by SME Industries, Inc. of which Jerry Moyes is the majority shareholder. The shares shown for Jerry Moyes do not include the 9,018,353 shares held by (i) the Moyes Children’s Limited Partnership, the sole general partner of which is Ronald Moyes, who has sole investment and voting power over the limited partnership and (ii) seven irrevocable trusts for the benefit of six children of Jerry and Vickie Moyes and by an irrevocable trust for the benefit of Jerry and Vickie Moyes and six of their children, the sole trustee of each of which is Ronald Moyes, who has sole investment and voting power over the trusts. The shares shown for Jerry Moyes also do not include 360,000 shares held by an irrevocable trust for the children of Jerry and Vickie Moyes, the sole trustee of which is Gerald F. Ehrlich, who has sole investment and voting power. Of the shares held by the Jerry and Vickie Moyes Family Trust and the Moyes Children’s Limited Partnership, 18,647,814 and 4,541,765 shares, respectively, have been pledged to secure loans with lending institutions.

(3)	Includes options to purchase 2,000 shares exercisable within 60 days.

(4)	Includes options to purchase 75,000 shares exercisable within 60 days.

(5)	Includes options to purchase 6,750 shares exercisable within 60 days.

(6)	Includes options to purchase 43,425 shares exercisable within 60 days.

(7)	Includes options to purchase 22,500 shares exercisable within 60 days.

(8)	If the stockholders of M.S. Carriers approve the merger of M.S. Carriers and Swift and the Swift shareholders approve the issuance of Swift common stock in connection with such merger, Michael Starnes will obtain approximately 4,570,000 shares and Edward A. Labry, III will obtain approximately 14,450 shares. This would represent approximately 5.37% and less than one percent, respectively, of the post-merger Swift common stock outstanding, based upon (i) the conversion of 11,339,101 shares of M.S. Carriers common stock outstanding, as reported in M.S. Carriers’ Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2001, (ii) the sale by Swift of 2,000,000 common shares prior to the merger, and (iii) the sale by M.S. Carriers of 300,000 common shares prior to the merger.

Certain Transactions and Relationships

      During 2000, Swift incurred fees for legal services to Scudder Law Firm in the amount of approximately $209,000. Mr. Earl H. Scudder, a director of Swift, is a member of Scudder Law Firm.

      During 2000, Swift purchased $2.4 million in refrigeration units from Thermo King West, a corporation owned by Mr. Riley. Thermo King West purchased transportation services and supplies from Swift in the amount of $20,058.

      Swift believes that the terms of the foregoing transactions were as favorable to Swift as those which would have been available from an independent third party. See “Compensation Committee Interlocks and Insider Participation” above for a description of certain transactions between Swift and members of the Compensation Committee.

Relationship with Independent Accountants

      The principal independent public accounting firm utilized by Swift during the fiscal year ended December 31, 2000 was KPMG LLP, independent certified public accountants. It is presently contemplated that KPMG LLP will be retained as the principal accounting firm to be utilized by Swift during the current fiscal year. A representative of KPMG LLP will attend the annual meeting for the purpose of responding to appropriate questions and will be afforded an opportunity to make a statement if KPMG LLP so desires.

  Audit Fees

      The aggregate fees billed to Swift Transportation by KPMG LLP for professional services rendered for the audit of Swift’s annual financial statements for fiscal year 2000 and the reviews of the financial statements included in Swift’s Forms 10-Q for fiscal year 2000 was $122,000.

  Financial Information Systems Design and Implementation Fees

      The aggregate fees billed to Swift by KPMG LLP for professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X (“Financial Information Systems Design and Implementation Fees”) for fiscal year 2000 was $0.

  Other Fees

      The aggregate fees billed to Swift Transportation by KPMG LLP for services not described in the two preceding paragraphs for fiscal year 2000 was $124,000.

      After consideration, the Swift audit committee has concluded that the provision of non-audit services by KPMG LLP to Swift is compatible with maintaining the independence of KPMG LLP.

CHAPTER FIVE

INFORMATION ABOUT THE MEETINGS AND VOTING

      Swift’s board of directors is using this joint proxy statement/ prospectus to solicit proxies from the holders of Swift common stock for use at the 2001 annual meeting of Swift’s stockholders. The M.S. Carriers board of directors is also using this document to solicit proxies from the holders of M.S. Carriers common stock for use at the M.S. Carriers special meeting. We are first mailing this joint proxy statement/ prospectus and accompanying form of proxy to Swift stockholders and to M.S. Carriers stockholders on or about           , 2001.

Matters Relating to the Meetings

	M.S. Carriers Meeting	Swift Meeting

Time and Place:	June , 2001 at 11:00 a.m. local time at the headquarters of M.S. Carriers 3171 Directors Row Memphis, Tennessee 38131	June , 2001 at 10:00 a.m. local time at the headquarters of Swift 2200 South 75th Avenue Phoenix, Arizona 85043

Purpose of Meeting is to Vote on the Following Items:	1. To approve and adopt the merger agreement and the merger as described in “Chapter One — The Merger;” and	1. To authorize the issuance of Swift common stock in the merger as described in “Chapter One — The Merger;”
	2. To transact such other business as may properly come before the meeting and any adjournment or postponement.	2. To approve a 2,000,000 share increase in the number of shares authorized under Swift’s 1999 Stock Option Plan;
3. To elect three Class II directors and one Class I directors, if the merger proposals are approved by Swift and M.S. Carriers stockholders. If either of the merger proposals fails to receive the required stockholder approval, Swift stockholders will be asked to elect two Class II directors and no Class I directors; and
4. To transact such other business as may properly come before the meeting and any adjournment or postponement.

Record Date:	The record date for shares entitled to vote is , 2001.	The record date for shares entitled to vote is , 2001.

Outstanding Shares Held:	As of , 2001, the record date for the M.S. Carriers meeting, there were approximately shares of M.S. Carriers common stock outstanding.	As of , 2001, the record date for the Swift meeting, there were approximately shares of Swift common stock outstanding.

	M.S. Carriers Meeting	Swift Meeting

Shares Entitled to Vote:	Shares entitled to vote are the M.S. Carriers common stock held at the close of business on the record date, , 2001.

Each share of M.S. Carriers common stock that you own entitles you to one vote. Shares held by M.S. Carriers in its treasury are not voted.	Shares entitled to vote are the Swift common stock held at the close of business on the record date, , 2001.

Each share of Swift common stock that you own entitles you to one vote. Shares held by Swift in its treasury are not voted.

Quorum Requirement:	A quorum of stockholders is necessary to hold a valid meeting. The presence in person or by proxy at the meeting of holders of a majority of the outstanding shares of M.S. Carriers common stock entitled to vote at the meeting is a quorum.

Abstentions and broker “non-votes” count as present for establishing a quorum. Shares held by M.S. Carriers in its treasury do not count toward a quorum.

A broker non-vote on an item occurs when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instruction is given.	A quorum of stockholders is necessary to hold a valid meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares entitled to vote of Swift common stock entitled to vote at the meeting is a quorum.

Abstentions and broker non-votes count as present for establishing a quorum. Shares held by Swift in its treasury do not count toward a quorum.

A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given.

Shares Beneficially Owned by M.S. Carriers and Swift Directors and Executive Officers:	As of , 2001, 3,174,779 shares of M.S. Carriers common stock, including options exercisable within 60 days, were held by M.S. Carriers directors and executive officers. These shares represent in total approximately 27.4% of the outstanding shares of M.S. Carriers common stock.	As of , 2001, 20,187,449 shares of Swift common stock, including options exercisable within 60 days, were held by Swift directors and executive officers. These shares represent in total approximately 31.9% of the outstanding shares of Swift common stock.

Vote Necessary to Approve Swift and M.S. Carriers Proposals

Company	Vote Necessary

Swift:	The approval of the proposal to authorize the issuance of Swift common stock in the merger and the approval of the proposal to increase by 2,000,000 the number of shares authorized under Swift’s 1999 Stock Option Plan each requires the affirmative vote of the holders of a majority of the shares of common stock represented at the meeting and entitled to vote; provided, however, that if the shares of stock so represented are less than the number required to constitute a quorum, the affirmative vote must be such as would constitute a majority if a quorum were present. Abstentions and broker non-votes are not counted as votes “for” or “against” the proposal.

Company	Vote Necessary

If the stockholders of M.S. Carriers approve the merger and the stockholders of Swift approve the issuance of stock in connection with the merger, then the three Class II nominees and one Class I who receive the most votes will be elected to the Board of Directors. If, on the other hand, the stockholders of M.S. Carriers do not approve the merger or the stockholders of Swift do not approve the issuance of stock in connection with the merger, then the two Class II directors who receive the most votes will be elected to the Board of Directors. Abstentions are not counted as votes “for” the election of the director nominees. Although broker non-votes may be counted as votes “for” the election of the uncontested director nominees, these votes will have no impact on the outcome since only a plurality of votes is required to elect director nominees.

M.S. Carriers:	Approval of the adoption of the merger agreement and the merger requires the affirmative vote of at least a majority of the outstanding shares of M.S. Carriers common stock. Abstentions and broker non-votes have the same effect as a vote against the proposal.

Proxies

      Voting Your Proxy. You may vote in person at your meeting or by proxy. We recommend you vote by proxy even if you plan to attend your meeting. You can always change your vote at the meeting.

      Voting instructions are included on your proxy card. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the proposals or abstain from voting.

      How to Vote by Proxy.

	M.S. Carriers	Swift

By Mail:	To vote by mail, simply mark your proxy, date and sign it, and return it to in the postage-paid envelope provided. If the envelope is missing, please address your completed proxy card to .	To vote by mail, simply mark your proxy, date and sign it, and return it to in the postage-paid envelope provided. If the envelope is missing, please address your completed proxy card to .

M.S. Carriers	Swift

401(k) Plan:	If you hold shares through M.S. Carriers’ 401(k) plan, voting instruction forms that reflect all shares you may vote under these plans accompany this joint proxy statement/ prospectus. As a participant in the 401(k) plan you may direct the trustee of the plan as to the manner in which shares of M.S. Carriers common stock allocated or credited to your account are to be voted. Under the 401(k) plan, shares for which no voting instructions are received will be voted by the trustee in its discretion.
TO ALLOW SUFFICIENT TIME, VOTING INSTRUCTIONS MUST BE RECEIVED BY , 2001.	Swift does not have a company stock fund as an investment alternative in its 401(k) plan.

      Revoking Your Proxy. You may revoke your proxy at any time before it is voted by:

•	timely delivery of a valid, later-dated proxy;

•	written notice to your company’s Secretary before the meeting that you have revoked your proxy; or

•	voting by ballot at either the Swift special meeting or M.S. Carriers special meeting.

      Voting in Person. If you plan to attend a meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

      Proxy Solicitation. We will each pay our own costs of soliciting proxies.

      In addition to this mailing, proxies may be solicited by directors, officers or employees of Swift and M.S. Carriers in person or by telephone or electronic transmission.

      The extent to which proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are submitted. You should send in your proxy without delay by mail. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

      Do not send in any stock certificates with your proxy cards. The exchange agent will mail transmittal forms with instructions for the surrender of stock certificates for M.S. Carriers common stock to former M.S. Carriers stockholders as soon as practicable after the completion of the merger.

Other Business; Adjournments

      We are not currently aware of any other business to be acted upon at either meeting. If, however, other matters are properly brought before either meeting, or any adjourned meeting, your proxies will have discretion to vote or act on those matters according to their best judgment, including to adjourn the meeting.

      Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting. Swift currently intends to seek a brief adjournment of its meeting following the vote on the issuance of shares in connection with the merger. Except for this brief adjournment, neither of us currently intends to seek an adjournment of our meeting.

CHAPTER SIX

LEGAL INFORMATION

COMPARISON OF SWIFT/M.S. CARRIERS

STOCKHOLDER RIGHTS

      The rights of M.S. Carriers stockholders under the Tennessee Business Corporation Act, the M.S. Carriers charter, and the M.S. Carriers bylaws prior to the completion of the merger are similar to the rights that they will have as Swift stockholders following the completion of the merger under the Nevada General Corporation Law, the Swift articles of incorporation, and the Swift bylaws. The following is a summary of the material differences between the current rights of M.S. Carriers stockholders and the rights those stockholders will have as Swift stockholders following the merger.

      Copies of the M.S. Carriers charter, the M.S. Carriers bylaws, the Swift articles of incorporation, and the Swift bylaws are incorporated by reference and will be sent to holders of shares of M.S. Carriers common stock upon request. See “Where You Can Find More Information.” The summary in the following chart is not complete and it does not identify all differences that may, under given situations, be material to stockholders and is subject in all respects, and is qualified by reference to the Tennessee Business Corporation Act, the M.S. Carriers charter, the M.S. Carriers bylaws, the Nevada General Corporation Law, the Swift articles of incorporation, and the Swift bylaws.

Summary of Material Differences Between Current Rights of M.S. Carriers Stockholders and Rights those Stockholders will have as Swift Stockholders following the Merger

	M.S. Carriers Stockholder Rights	Swift Stockholder Rights

Corporate Governance:	Upon completion of the merger, the rights of M.S. Carriers stockholders in the merger will be governed by the Nevada General Corporation Law, Swift’s articles of incorporation and Swift’s bylaws. The articles of incorporation and bylaws of Swift after the merger will be identical in all respects to those of Swift prior to the merger.	Upon completion of the merger, the rights of Swift stockholders will be governed by the Nevada General Corporation Law, Swift’s articles of incorporation and Swift’s bylaws. The articles of incorporation of Swift after the merger will be identical in all respects to those of Swift prior to the merger.

Authorized Capital Stock:	The entire authorized capital stock of M.S. Carriers consists of 20,000,000 shares of common stock, par value $.01 per share. The holders of M.S. Carriers common stock do not have any preemptive rights.	The authorized capital stock of Swift is set forth under “Description of Swift Capital Stock — Authorized Capital Stock” below.

Number of Directors:	M.S. Carriers’ board of directors currently consists of 6 directors.	Swift’s board of directors currently consists of 6 directors. Following the merger, the size of Swift’s board of directors will be increased to 8.

	M.S. Carriers Stockholder Rights	Swift Stockholder Rights

Classification of Board of Directors:	M.S. Carriers does not have a classified board. M.S. Carriers’ bylaws require that all directors be elected at each annual meeting of stockholders to serve until the next annual meeting of stockholders.	Swift’s board of directors is divided into three classes as nearly equal in number as may be, with each class serving a staggered three-year term.

Removal of Directors:	M.S. Carriers’ bylaws provide that directors may be removed from office, with or without cause, by the affirmative vote of a majority of the outstanding stock entitled to vote.	Swift’s articles of incorporation provide that directors may be removed, with or without cause, by the stockholders at a special meeting of stockholders called for that purpose in conformity with Swift’s bylaws. The affirmative vote of the holders of two-thirds of the voting power of all the shares entitled to vote at such meeting is required to remove a director.

Stockholder Action by Written Consent:	M.S. Carriers stockholders may act by written consent in lieu of a meeting of stockholders.	Swift’s stockholders may not act by written consent in lieu of a meeting of stockholders.

Call of Special Meetings of Stockholders:	M.S. Carriers’ bylaws provide that a special meeting of stockholders may be called for any purpose or purposes only by the Chairman of the Board, the President, or a majority of the entire board of directors.	Swift’s bylaws provide that a special meeting of Swift’s stockholders may be called for any purpose by a majority of the board of directors, the Chairman of the Board, or the President.

Amendment of Articles of Incorporation and Bylaws:	M.S. Carriers’ bylaws may be amended by a majority of the entire board of directors unless the bylaw provision states that stockholder action is required to amend, or by two-thirds of the outstanding shares of M.S. Carriers common stock. M.S. Carriers’ certificate of incorporation generally may be amended by the affirmative vote of the holders of at least a majority of the voting power of the outstanding stock.	Swift’s bylaws may be amended, repealed, or new bylaws may be adopted by the affirmative vote of a majority of all the directors or not less than 70% of the voting power of the then outstanding stock. Swift’s articles of incorporation generally may be amended by the affirmative vote of a majority of the voting power of the outstanding stock, however the affirmative vote of 75% of the voting power of the outstanding stock is necessary to amend certain provisions of the articles of incorporation limiting director and officer liability.

Stockholder Rights Plan:	None	None

Description of Swift Capital Stock

      The following summary of the terms of the capital stock of Swift before and after the merger is not meant to be complete and is qualified by reference to Swift’s articles of incorporation and Swift’s bylaws. Copies of Swift’s articles of incorporation and Swift’s bylaws are incorporated by reference and will be sent to stockholders of Swift and M.S. Carriers upon request. See “Where You Can Find More Information.”

Authorized Capital Stock

      Under Swift’s articles of incorporation, Swift’s authorized capital stock consists of 150,000,000 shares of Swift common stock, $.001 par value, and 1,000,000 shares of preferred stock, $.001 par value.

Swift Common Stock

      Swift Common Stock Outstanding. The outstanding shares of Swift common stock are, and the shares of Swift common stock issued under the merger will be, duly authorized, validly issued, fully paid and non-assessable.

      Voting Rights. Each holder of Swift common stock is entitled to one vote for each share of Swift common stock held of record on the applicable record date on all matters submitted to a vote of stockholders.

      Dividend Rights; Rights Upon Liquidation. The holders of Swift common stock are entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of Swift’s board of directors, subject to any preferential dividend rights granted to the holders of any outstanding Swift preferred stock. In the event of liquidation, each share of Swift common stock is entitled to share pro rata in any distribution of Swift’s assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding Swift preferred stock.

      Preemptive Rights. Holders of Swift common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

Swift Preferred Stock

      Swift Preferred Stock Outstanding. As of the date of this joint proxy statement/ prospectus, no shares of Swift preferred stock were issued and outstanding.

      Blank Check Preferred Stock. Under Swift’s certificate of incorporation, Swift’s board of directors has the authority, without stockholder approval, to create one or more series of preferred stock, to issue shares of preferred stock in such series up to the maximum number of shares of preferred stock authorized, and to determine the voting power, designations, preferences, and relative, participating, optional, or other special rights of any such series. Although there is no current plan to do so, the preferred shares could be issued in connection with a stockholders’ rights plan or other transaction that could have the effect of delaying or impeding a change in control of Swift.

Transfer Agent and Registrar

      Mellon Investor Services is the transfer agent and registrar for the Swift common stock.

Nasdaq National Market Listing; Delisting and Deregistration of M.S. Carriers Common Stock

      Swift has agreed to use its reasonable best efforts to see that the shares of Swift common stock issuable in the merger are approved for listing on the Nasdaq National Market, subject to official notice of issuance. If the merger is completed, M.S. Carriers common stock will cease to be listed on the Nasdaq National Market.

LEGAL MATTERS

      The validity of the Swift common stock to be issued to M.S. Carriers stockholders in the merger will be passed upon by Scudder Law Firm, P.C., L.L.O., counsel to Swift. A member of Scudder Law Firm, Earl H. Scudder, has been a director of Swift since May 1993. Attorneys of Scudder Law Firm beneficially own approximately 33,500 shares of Swift common stock. It is a condition to the completion of the merger that M.S. Carriers receives an opinion from its tax advisor, with respect to the tax treatment of the merger.

EXPERTS

      The audited consolidated balance sheets of Swift Transportation Co., Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of earnings, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2000, have been incorporated in this joint proxy statement/prospectus, and the Registration Statement on Form S-4 of which this joint proxy statement/prospectus is a part, by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The audited consolidated balance sheets of M.S. Carriers, Inc. as of December 31, 1999 and 2000, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2000, and related schedule have been incorporated in this joint proxy statement/prospectus by reference to the M.S. Carriers, Inc. Annual Report on Form 10-K filed March 30, 2001, in reliance on the report, dated February 1, 2001, of Ernst & Young LLP, independent certified public accountants, also incorporated by reference herein, given on the authority of said firm as experts in accounting and auditing.

CHAPTER SEVEN

ADDITIONAL INFORMATION FOR STOCKHOLDERS

Swift Stockholder Proposals

      Stockholder proposals for Swift’s 2002 annual meeting of stockholders must be received at the principal executive offices of Swift by December 15, 2001, to be considered for inclusion in Swift’s proxy materials relating to such meeting.

      Under Swift’s bylaws, if you wish to nominate directors or bring other business before the stockholders at Swift’s 2002 annual meeting of stockholders:

•	you must be a stockholder of record at the time of giving notice and be entitled to vote at the meeting of stockholders to which the notice relates;

•	you must notify the corporate Secretary in writing no later than , 2002, which is 120 days prior to the anniversary date of the annual meeting of Swift stockholders to which this joint proxy statement/prospectus relates; and.

•	your notice must contain the specific information required in Swift’s bylaws.

      A nomination or other proposal will be disregarded if it does not comply with the above procedure and any additional requirements set forth in Swift’s bylaws. Please note that these requirements relate only to matters you wish to bring before your fellow stockholders at an annual meeting. They are separate from the SEC’s requirements to have your proposal included in our proxy statement.

M.S. Carriers Stockholder Proposals

      Proposals intended to be presented at M.S. Carriers annual meeting of stockholders following the fiscal year ended December 31, 2000, should have been sent to M. J. Barrow, Secretary, M.S. Carriers, Inc., P.O. Box 30788, Memphis, Tennessee 38130-0788, and must have been received by December 15, 2000, in order to be included in the proxy materials for the annual meeting of stockholders following the fiscal year ended December 31, 2000.

WHERE YOU CAN FIND MORE INFORMATION

      Swift and M.S. Carriers file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at l-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.

      Swift has filed a registration statement on Form S-4 to register with the SEC the Swift common stock to be issued to M.S. Carriers stockholders upon completion of the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Swift in addition to being a proxy statement of Swift and M.S. Carriers for their respective meetings. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

      The SEC allows us to “incorporate by reference” information into this joint proxy statement/ prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/ prospectus, except for any information superseded by information in, or incorporated by reference in, this joint proxy statement/ prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.

Swift SEC Filings
(File No. 000-18605)	Period

Annual Report on Form 10-K	Fiscal Year ended December 31, 2000
Registration Statement on Form 8-A	Filed on May 22, 1990
Current Reports on Form 8-K	Filed on March 14, 2001 and March 23, 2001

M.S. Carriers SEC Filings
(File No. 000-14781)	Period

Annual Report on Form 10-K	Fiscal Year ended December 31, 2000

      We are also incorporating by reference additional documents that we file with the SEC between the date of this joint proxy statement/ prospectus and the date of the respective stockholder meetings.

      If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this joint proxy statement/ prospectus. Stockholders may obtain documents incorporated by reference in this joint proxy statement/ prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

Swift Transportation Co., Inc. 2200 South 75th Avenue Phoenix, Arizona 85043 Attention: Chief Financial Officer (602) 269-9700	M.S. Carriers, Inc. 3171 Directors Row Memphis, Tennessee 38131 Attention: Chief Financial Officer (901) 332-2500

      If you are a Swift stockholder and would like to request documents from Swift, please do so by        , 2001 to receive them before the Swift annual meeting. If you are an M.S. Carriers stockholder and would like to request documents from M.S. Carriers, please do so by        , 2001 to receive them before the M.S. Carriers special meeting.

      You can also get more information by visiting Swift’s web site at www.swifttrans.com and M.S. Carriers’ web site at www.mscarriers.com. Web site materials are not part of this joint proxy statement/ prospectus.

ANNEX A

MERGER AGREEMENT

AMONG

SWIFT TRANSPORTATION CO., INC.,

a Nevada corporation

SUN MERGER, INC.,

a Tennessee corporation

AND

M. S. CARRIERS, INC.,

a Tennessee corporation

December 11, 2000

i

ii

Exhibit A-1 — Voting Agreement (Parent)
Exhibit A-2 — Voting Agreement (Company)
Exhibit B — Articles of Merger
Exhibit C — Company Disclosure Schedule
Exhibit D — Parent Disclosure Schedule
Exhibit E — Form of Affiliate Pooling Agreement
Exhibit F-1 — Employment Agreement
Exhibit F-2 — Employment Agreement
Exhibit F-3 — Employment Agreement
Exhibit F-4 — Employment Agreement

iii

      THIS MERGER AGREEMENT (this “Agreement”) is made and entered into as of December 11, 2000, by and among Swift Transportation Co., Inc., a Nevada corporation (the “Parent”), Sun Merger, Inc., a Tennessee corporation and a wholly-owned Subsidiary of the Parent (the “Merger Sub”), and M. S. Carriers, Inc., a Tennessee corporation (the “Company”). The Parent, the Merger Sub, and the Company are referred to herein individually as a “Party” and collectively herein as the “Parties.”

      WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is in the best interests of their respective stockholders (the “Stockholders”) for Parent to participate in the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth herein;

      WHEREAS, in furtherance of the Merger, the Boards of Directors of Parent, Merger Sub and the Company have each approved the Merger in accordance with the Tennessee Business Corporation Act and subject to the conditions set forth herein, which Merger will result in, among other things, the Company becoming a wholly owned Subsidiary of Parent;

      WHEREAS, as a condition to the willingness of, and an inducement to, Parent, Merger Sub, and the Company to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, certain holders of Parent Shares and Company Shares are entering into agreements dated as of the date hereof (the “Voting Agreements”), in the forms of Exhibits A-1 and A-2 attached hereto, respectively, providing for certain actions relating to the transactions contemplated by this Agreement;

      WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

      WHEREAS, for accounting purposes, it is intended that the Merger shall qualify for pooling-of-interests treatment.

      Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

      1.  Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

      “Acquisition Proposal” has the meaning set forth in Section 5(h)(i) below.

      “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

      “Agreement” has the meaning set forth in the preface above.

      “Alternative Transaction” has the meaning set forth in Section 5(h)(vi) below.

      “Articles of Merger” has the meaning set forth in Section 2(c) below.

      “Authority” means each and every federal, state, local, and foreign judicial, governmental, quasi-governmental, or regulatory agency, official, or department; every arbitrator, mediator, and other similar official; and every other entity to whose jurisdiction or decision making authority a Party has submitted.

      “Benefit Plan” means all contracts, plans, arrangements, policies, and understandings providing for any compensation or benefit other than base wages or salaries that are maintained by a Person or affect either its employees or independent contractors, regardless of whether defined as an “employee benefit plan” under ERISA or subject to any provision of ERISA, including, without limitation: all pension, profit-sharing, retirement, thrift, 401(k), ESOP, and other similar plans and arrangements (defined benefit and defined contribution); all health and welfare, disability, insurance (including self-insurance), workers’ compensation, supplemental unemployment, severance, vacation, and similar plans and arrangements; and all bonus, stock option, incentive compensation, stock appreciation rights, phantom stock, overtime guaranty, employment contract, employee handbook, and other similar plans or arrangements. A “Company Benefit Plan” is a Benefit Plan that relates to the Company or the employees and independent contractors of the Company and its Subsidiaries. A “Parent Benefit Plan” is a Benefit Plan that relates to the Parent or the employees and independent contractors of the Parent and its Subsidiaries.

      “Certificates” has the meaning set forth in Section 2(e)(iii) below.

      “Charter” means charter, articles of incorporation, certificate of incorporation or similar documents.

      “Claim” has the meaning set forth in Section 5(r)(ii) below.

      “Closing” has the meaning set forth in Section 2(b) below.

      “Closing Date” has the meaning set forth in Section 2(b) below.

      “Code” has the meaning set forth in the recitals.

      “Company” has the meaning set forth in the preface above.

      “Company Affiliate Pooling Agreement” has the meaning set forth in Section 5(i)(iii) below.

      “Company Base Year” has the meaning set forth in Section 3(p) below.

      “Company Disclosure Schedule” has the meaning set forth in Section 3 below.

      “Company Material Agreements” has the meaning set forth in Section 3(v) below.

      “Company Materially Adverse Effect” has the meaning set forth in Section 3(a) below.

      “Company Public Reports” has the meaning set forth in Section 3(e) below.

      “Company Share” means any share of the common stock, $.01 par value per share, of the Company.

      “Company Special Meeting” has the meaning set forth in Section 5(d)(i) below.

      “Company Stock Option Plans” has the meaning set forth in Section 3(b)(i) below.

      “Company Stockholder” means any Person who or which holds any Company Shares.

      “D&O Insurance” has the meaning set forth in Section 5(r)(iv) below.

      “Definitive Proxy Materials” means the definitive proxy materials relating to the Special Meetings.

      “Disclosure Schedules” means the Company Disclosure Schedule and the Parent Disclosure Schedule.

      “Effective Time” has the meaning set forth in Section 2(d)(i) below.

      “Employment Agreements” has the meaning set forth in Section 5(s) below.

      “Environmental Laws” has the meaning set forth in Section 3(m) below.

      “Environmental Permit” has the meaning set forth in Section 3(m) below.

      “ERISA Affiliate” has the meaning set forth in Section 3(k)(v) below.

      “Exchange Agent” has the meaning set forth in Section 2(e)(i) below.

      “Fairness Opinion” has the meaning set forth in Section 3(i) below.

      “Fiduciary Finding” has the meaning set forth in Section 5(h)(i) below.

      “GAAP” means United States generally accepted accounting principles as in effect from time to time.

      “Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      “Hazardous Materials” has the meaning set forth in Section 3(m) below.

      “Indemnified Party” has the meaning set forth in Section 5(r)(ii) below.

      “Intellectual Property” has the meaning set forth in Section 3(w) below.

      “IRS” has the meaning set forth in Section 3(k) below.

      “Joint Proxy Statement” has the meaning set forth in Section 5(d)(i) below.

      “Knowledge,” as to each of the Parent and the Company, means the actual knowledge of such entity’s executive officers after reasonable investigation.

      “Law” means any constitution, statute, law, ordinance, rule, regulation, Order, judgment, injunction, decree, ruling, or other pronouncement by any Authority (including, without limitation, the following types: environmental, energy, safety, health, zoning, anti-discrimination, antitrust, employment, transportation, tax, and employee benefit (including ERISA)).

      “Lien” means any mortgage, lien, pledge, security interest, mechanics’ or materialmens’ or similar lien, conditional sale agreement, charge, claim, right, condition, restriction, or other encumbrance or defect of title of any nature whatsoever (including, without limitation, any assessment, charge, or other type of notice which is levied or given by any Authority and for which a lien could be filed).

      “Litigation” means any claim, suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, demand letter, or proceeding, whether at law or at equity, before or by any Authority.

      “Merger” has the meaning set forth in the recitals.

      “Merger Consideration” has the meaning set forth in Section 2(d)(v) below.

      “Merger Sub” has the meaning set forth in the preface above.

      “Most Recent Fiscal Quarter End” means at the given time, the most recent of September 30, 2000, December 31, 2000, or March 31, 2001.

      “Multiemployer Plan” has the meaning set forth in Section 3(k)(vi) below.

      “Nevada General Corporation Law” means the Nevada General Corporation Law, as amended.

      “Order” means any judgment, order, writ, injunction, ruling or decree of, or any settlement under the jurisdiction of, any Authority.

      “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

      “Outstanding Company Stock Options” has the meaning set forth in Section 3(b)(i) below.

      “Outstanding Parent Stock Options” has the meaning set forth in Section 4(b)(i) below.

      “Parent” has the meaning set forth in the preface above.

      “Parent Base Year” has the meaning set forth in Section 4(p) below.

      “Parent Disclosure Schedule” has the meaning set forth in Section 4 below.

      “Parent Material Agreement” has the meaning set forth in Section 4(n) below.

      “Parent Materially Adverse Effect” has the meaning set forth in Section 4(a) below.

      “Parent Public Reports” has the meaning set forth in Section 4(e) below.

      “Parent Share” means any share of the common stock, $0.01 par value per share, of the Parent.

      “Parent Special Meeting” has the meaning set forth in Section 5(d)(i) below.

      “Parent Stock Option Plans” has the meaning set forth in Section 4(b)(i) below.

      “Parties” has the meaning set forth in the preface above.

      “Party” has the meaning set forth in the preface above.

      “Payment Event” has the meaning set forth in Section 5(h)(v) below.

      “Person” means an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, governmental body (or any department, agency, or political subdivision thereof), or other entity.

      “Pre-Merger Matters has the meaning set forth in Section 5(r)(ii) below.

      “Registration Statement” has the meaning set forth in Section 5(d)(i) below.

      “Representatives” has the meaning set forth in Section 5(g) below.

      “Requisite Stockholder Approval” means the affirmative vote of the holders of a majority of the voting power of outstanding common stock of (i) the Parent and (ii) the Company, in each case as applicable, in favor of the matters submitted to the respective stockholders pursuant to the Definitive Proxy Materials.

      “Returns” the meaning set forth in Section 3(o)(i).

      “SEC” means the Securities and Exchange Commission.

      “Securities Act” means the Securities Act of 1933, as amended.

      “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

      “Special Meetings” means the Company Special Meeting together with the Parent Special Meeting.

      “Stockholders” has the meaning set forth in the recitals.

      “Stockholders Agreements” has the meaning set forth in the recitals.

      “Subsidiary” means any corporation or other business entity with respect to which a specified Person (or a Subsidiary thereof) owns twenty percent (20%) or more of the common stock or other equity interests or otherwise has the power to vote or direct sufficient voting power to elect a majority of the directors or other managers.

      “Surviving Corporation” has the meaning set forth in Section 2(a) below.

      “Taxes” or “Tax” shall mean all taxes, charges, fees, levies, or other assessments of whatever kind or nature, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, fuel, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupancy, or property taxes, customs duties, fees, assessments, or charges of any kind whatsoever (together with any interest and any penalties, additions to tax, or additional amounts) imposed by any Authority.

      “Tennessee Business Combination Act” means the Tennessee Business Combination Act, as amended.

      “Tennessee Business Corporation Act” means the Tennessee Business Corporation Act, as amended.

      “Third Party” has the meaning set forth in Section 5(h)(vi) below.

      2.  Basic Transaction.

(a) The Merger. On and subject to the terms and conditions of this Agreement, the Merger Sub will merge with and into the Company at the Effective Time. The Company shall be the corporation surviving the Merger (the “Surviving Corporation”).

(b) The Closing. Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Section 7 and subject to the provisions of Section 6, the closing of the Merger (the “Closing”) will take place at noon (Eastern time) on a date (the “Closing Date”) to be mutually agreed upon by the Parties, which date shall be the third business day after all the conditions set forth in Section 6 shall have been satisfied (or waived in accordance with Section 6, to the extent the same may be waived), unless another time and/or date is agreed by the

Parties hereto. The Closing shall take place at the offices of the Parent or such other place as the Parties hereto otherwise agree.

(c) Actions at the Closing. At the Closing, (i) the Company will deliver to the Parent and the Merger Sub the various certificates, instruments, and documents referred to in Section 6(a) below, (ii) the Parent and the Merger Sub will deliver to the Company the various certificates, instruments, and documents referred to in Section 6(b) below, and (iii) the Company and the Merger Sub will file with the Secretary of State of the State of Tennessee Articles of Merger in the form attached hereto as Exhibit B (the “Articles of Merger”).

(d) Effect of Merger.

(i) General. The Merger shall become effective at the time (the “Effective Time”) the Articles of Merger are validly filed with the Secretary of State of the State of Tennessee by the Company and the Merger Sub or at such later date and time as may be specified in the Articles of Merger by mutual agreement of the Company, the Parent, and the Merger Sub. The Merger shall have the effect set forth in the Tennessee Business Corporation Act. Without limiting the generality of the foregoing, at the Effective Time, all of the assets, property, rights, privileges, immunities, powers, and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, duties, and obligations of the Company and Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Corporation. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or the Merger Sub in order to carry out and effectuate the transactions contemplated by this Agreement.

(ii) Certificate of Incorporation. The Charter of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the Charter of the Merger Sub immediately prior to the Effective Time (except that the name of the Surviving Corporation will remain unchanged).

(iii) Bylaws. The bylaws of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the bylaws of the Merger Sub immediately prior to the Effective Time (except that the name of the Surviving Corporation will remain unchanged).

(iv) Directors and Officers. The directors of the Merger Sub shall become the directors of the Surviving Corporation at and as of the Effective Time, and the officers of the Surviving Corporation from and after the Effective Time shall be as set forth in Section 2(d) of the Parent Disclosure Schedule.

(v) Conversion of Company Shares.

(A) At and as of the Effective Time, and without any action on the part of the Parties hereto or any holder of the Company Shares, each Company Share issued and outstanding immediately prior to the Effective Time, by virtue of this Merger, shall be converted automatically into the right to receive one and seven tenths (1.7) fully paid and nonassessable Parent Shares (the “Merger Consideration”) subject to the terms and provisions set forth in this Section 2.

(B) Each Company Share issued and outstanding immediately prior to the Effective Time shall automatically be redeemed and canceled and shall cease to exist as of the Effective Time, and each holder of a certificate representing any such Company Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional Parent Shares to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2(d)(ix) hereof, without interest.

(C) Each Company Share held in the treasury of the Company, if any, and each Company Share, if any, owned by Parent or Merger Sub, in each case immediately prior to the

Effective Time, shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

(vi) Conversion of Company Stock Options.

(A) At and as of the Effective Time, and without any action on the part of the holder thereof, each then outstanding option to purchase Company Shares shall be converted into an option to purchase Parent Shares in the manner set forth in Section 5(q); provided, that in any event any such conversion shall be in accordance with the terms and conditions of all applicable Company Stock Option Plans, option agreements thereunder, and all other relevant documentation immediately prior to the Effective Time.

(B) The Company and its Board of Directors shall promptly take all actions necessary to ensure that following the Effective Time no holder of any options or other rights pursuant to, nor any participant in or party to, the Company Stock Option Plans or any other Benefit Plan or other plan, program, arrangement, agreement or other commitment providing for the issuance or grant of any interest in respect of the capital stock of the Company or any Subsidiary of the Company will have any rights thereunder to acquire equity securities, or any right to payment in respect of the equity securities, of Parent, the Company, or the Surviving Corporation or any of their Subsidiaries, except as provided herein.

(vii) Adjustment of Merger Consideration. Without limiting any of the provisions of this Agreement, the Merger Consideration shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Shares or Company Shares), reorganization, recapitalization or other like change with respect to Parent Shares of Company Shares occurring after the date hereof and prior to the Effective Time.

(viii) Conversion of Capital Stock of the Merger Sub. At and as of the Effective Time, each share of common stock, $.01 par value per share, of the Merger Sub shall be converted automatically into one share of common stock, $.01 par value per share, of the Surviving Corporation and shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any shares of Merger Sub common stock shall, after the Effective Time, evidence ownership of such shares of capital stock of the Surviving Corporation.

(ix) Fractional Shares. No certificates or scrip representing fractional Parent Shares shall be issued in connection with the Merger, and such fractional interests will not entitle the owner thereof to any rights of a stockholder of Parent. In lieu thereof, each holder of Company Shares exchanged pursuant to Section 2(d)(v) or of options or warrants exchanged pursuant to Section 2(d)(vi) who would otherwise be entitled to a fraction of a Parent Share (after aggregating all fractional Parent Shares to have been otherwise received by such holder) shall receive from Parent an amount of cash (rounded down to the nearest whole cent and without interest) equal to the product of such fractional part of a Parent Share multiplied by the average closing price per Parent Share (rounded to the nearest cent) on the Nasdaq National Market (as reported in the Wall Street Journal, or, if not reported therein, any other authoritative source selected by Parent) for the ten (10) trading days ending on the date two (2) trading days immediately prior to (and excluding the date of) the Effective Time.

(e) Procedure for Payment.

(i) Exchange Agent. Prior to the Effective Time, Parent shall designate a bank or trust company to act as the Exchange Agent in the Merger (the “Exchange Agent”).

(ii) Parent to Provide Parent Shares. When and as needed, Parent shall make available to the Exchange Agent for exchange in accordance with this Section 2, through such reasonable procedures as Parent may adopt, sufficient Parent Shares to be exchanged pursuant to Section 2(d).

(iii) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the “Certificates”) that represented as of the Effective Time outstanding Company Shares to be exchanged pursuant to Section 2, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Parent Shares. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole Parent Shares and payment in lieu of fractional shares which such holder has the right to receive pursuant to Sections 2(d)(v) and 2(d)(vi), after giving effect to any required Taxes, and the Certificate so surrendered shall forthwith be canceled. At any time following six (6) months after the Effective Time, all or any number of Parent Shares (and any or all cash payable in lieu of fractional Parent Shares) deposited with or made available to the Exchange Agent which remain undistributed to the holders of the Certificates representing Company Shares, shall be delivered to Parent upon demand, and thereafter such holders of unexchanged Company Shares shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar Law) only as general creditors thereof with respect to the Parent Shares for payment upon due surrender of their Certificates.

(iv) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Shares with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the whole Parent Shares represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Parent Shares issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and payable between the Effective Time and the time of such surrender with respect to such whole Parent Shares.

(v) Transfers of Ownership. If any certificate for Parent Shares is to be issued in a name other than the name in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that (A) the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid any transfer or other Taxes required by reason of the issuance of a certificate for Parent Shares in a name other than the name of the registered holder of the Certificate surrendered or (B) established to the satisfaction of Parent, or any agent designated by Parent, that such Taxes have been paid or are not applicable.

(vi) No Liability. Notwithstanding anything to the contrary in this Agreement, none of the Exchange Agent, Parent, or the Surviving Corporation shall be liable to a holder of a Certificate for any Parent Shares (and any cash payable for fractional Parent Shares or any other amount due, if any) that was properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(vii) Withholding of Tax. Parent or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares such amounts as Parent (or any Affiliate thereof) or the Exchange Agent shall determine in good faith they are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of federal, state, local or foreign Law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares in respect of whom such deduction and withholding were made by Parent.

(viii) No Further Ownership Rights in Company Shares. All Parent Shares issued upon the surrender for exchange of Company Shares in accordance with the terms of this Section 2 (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Shares. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of Company Shares on the records of the Surviving Corporation. From and after the Effective Time, the holders of Certificates evidencing ownership of Company Shares outstanding shall cease to have any rights with respect to such Company Shares except as otherwise provided for herein. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.

(ix) Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing Company Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Parent Shares and cash for fractional shares, if any, as may be required pursuant to this Section 2; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(x) Tax Consequences. For federal income tax purposes, the Parties intend that the Merger be treated as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Section 368 of the Code. The Parties shall not take a position on any Returns inconsistent with this Section 2(e)(x).

      3.  Representations and Warranties of the Company. Except as set forth in the disclosure schedule prepared by the Company and attached as Exhibit C (the “Company Disclosure Schedule”), which is arranged to correspond to the lettered and numbered paragraphs contained in the applicable sections of this Agreement, the Company represents and warrants to the Parent and the Merger Sub as follows:

(a) Organization, Qualification, and Corporate Power. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Section 3(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all of the Company’s directly and indirectly owned Subsidiaries, together with the jurisdiction of incorporation or organization of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock or other equity or other interest owned by the Company or another Subsidiary of the Company. Except as set forth in Section 3(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, directly or indirectly, any equity or similar interest in, any Person. Each of the Company and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a materially adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company and its Subsidiaries taken as a whole (a “Company Materially Adverse Effect”). Each of the Company and all of its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has heretofore furnished to Parent a true and complete copy of each of its and each of its Subsidiaries’ Charter and bylaws or equivalent organizational documents, as amended or restated to the date hereof. Such Charter and bylaws and equivalent organizational documents of the Company and each of its Subsidiaries are in full force and effect, and no other organizational documents are applicable to or binding upon the Company or its Subsidiaries.

(b) Capitalization.

(i) The entire authorized capital stock of the Company consists of 20,000,000 Company Shares. As of the date hereof, (i) 11,150,001 Company Shares were issued and outstanding; (ii) no Company Shares were held in the treasury of the Company; (iii) no Company Shares were held by any Subsidiary of the Company; and (iv) 2,331,000 Company Shares were duly reserved for future issuance pursuant to employee and director stock options granted pursuant to the Company’s four stock option plans (the “Company Stock Option Plans”), of which 1,876,500 represented Company Shares reserved for options that had been granted prior to the date hereof (the “Outstanding Company Stock Options”).

(ii) None of the outstanding Company Shares is subject to, nor was any of them issued in violation of any, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. Except as set forth above and in Section 3(b) of the Company Disclosure Schedule, no shares of voting or non-voting capital stock, other equity interests, or other voting securities of the Company were issued, reserved for issuance or outstanding. Except as described in Section 3(b) of the Company Disclosure Schedule, all outstanding options to purchase Company Shares were granted under Company Stock Option Plans. The Company has delivered to Parent a true and complete list of all outstanding options and similar rights to purchase Company Shares, the record holder thereof and the exercise prices thereof. All outstanding shares of capital stock of the Company are, and all shares which may be issued upon the exercise of stock options and similar purchase rights will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any kind of preemptive (or similar) rights. There are no bonds, debentures, notes or other indebtedness of the Company with voting rights (or convertible into, or exchangeable for, securities with voting rights) on any matters on which stockholders of the Company may vote.

(iii) Section 3(b) of the Company Disclosure Schedule sets forth the number of authorized and outstanding shares of capital stock, and ownership thereof, of each of the Company’s Subsidiaries. Except as set forth in Section 3(h) of the Company Disclosure Schedule, all of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized, validly issued, fully paid and nonassessable, are not subject to, and were not issued in violation of, any preemptive (or similar) rights, and are owned, of record and beneficially, by the Company or one of its direct or indirect Subsidiaries, free and clear of all Liens whatsoever. Except as set forth in Section 3(b) of the Company Disclosure Schedule, there are no restrictions of any kind which prevent the payment of dividends by any of the Company’s Subsidiaries, and neither the Company nor any of its Subsidiaries is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) to or in any Person.

(iv) Except as described in Section 3(b) of the Company Disclosure Schedule, there are no outstanding securities, options, warrants, calls, rights, convertible or exchangeable securities, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock (or options or warrants to acquire any such shares) of the Company or its Subsidiaries. Except as described in Section 3(b) of the Company Disclosure Schedule, as of the date hereof, there are no stock-appreciation rights, stock-based performance units, “phantom” stock rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or any of its Subsidiaries or assets or calculated in accordance therewith (other than ordinary course payments or commissions to sales representatives of the Company based upon revenues generated by them without augmentation as a result of the transactions contemplated hereby) or to cause the Company or any of its Subsidiaries to file a registration statement under the Securities Act, or which otherwise relate to the registration of any securities of the Company. Except as set forth in Section 3(b) of the Company Disclosure Schedule, there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or any of its Subsidiaries or, to the Knowledge (as defined herein) of the Company, any of the Company’s stockholders is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock of the Company or any of its Subsidiaries.

(c) Authorization of Transaction. The Company has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that the Company cannot consummate the Merger unless and until it receives the Requisite Stockholder Approval. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions.

(d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any Law or other restriction of any Authority to which the Company or any of its Subsidiaries is subject or any provision of the Charter or bylaws (or equivalent organizational documents) of the Company or any of its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which the Company or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except in each case as set forth in Section 3(d) of the Company Disclosure Schedule or as would not reasonably be expected, individually or in the aggregate, to result in a Company Materially Adverse Effect (including by reason of any cross-default). Other than in connection with the provisions of the Hart-Scott-Rodino Act, the Tennessee Business Corporation Act, the Tennessee Business Combination Act, the Securities Exchange Act, the Securities Act, the state securities laws, and the rules and regulations of The Nasdaq Stock Market, neither the Company nor any of its Subsidiaries needs to give notice to, make any filing with, or obtain any authorization, consent, or approval of any Authority in order for the Parties to consummate the transactions contemplated by this Agreement.

(e) Company Public Reports. The Company has filed all forms, reports, schedules, statements, and documents required to be filed by it with the SEC since January 1, 1998 (collectively, the “Company Public Reports”). Each of the Company Public Reports was filed on a timely basis and complied with the Securities Act and the Securities Exchange Act in all material respects. None of the Company Public Reports, as of their respective dates, (or if amended or superseded, at the time of such subsequent filing), contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company has delivered to the Parent a correct and complete copy of each Company Public Report (together with all exhibits and schedules thereto and as amended to date).

(f) Financial Statements. Each of the audited and unaudited financial statements included in or incorporated by reference into the Company Public Reports (including the related notes and schedules) (i) complied in all material respects with applicable requirements of the SEC with respect thereto; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby; and (iii) present fairly the financial condition of the Company and its Subsidiaries as of the indicated dates and the results of operations of the Company and its Subsidiaries for the indicated periods, provided, however, that the interim statements are subject to normal and recurring year-end adjustments that have not been and to the Company’s Knowledge will not be material.

(g) Events Subsequent to Most Recent Fiscal Quarter End. Since the Most Recent Fiscal Quarter End, there has not been any event, circumstance, act, or omission that has resulted in, or reasonably would be expected to result in, a Company Materially Adverse Effect.

(h) Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has liabilities or obligations of any nature, (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes, which individually or in the aggregate would reasonably be expected to have a Company Materially Adverse Effect, except for (i) liabilities or obligations set forth on the face of the balance sheet dated as of the Most Recent Fiscal Quarter End (rather than in any notes thereto) and filed in the Company Public Reports; (ii) liabilities or obligations which have arisen after the Most Recent Fiscal Quarter End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Law); and (iii) liabilities or obligations set forth in Section 3(h) of the Company Disclosure Schedule.

(i) Brokers’ Fees. Except for the fee payable to Merrill Lynch & Co. for issuing its opinion as to the fairness of the Merger Consideration to the holders of Company Shares from a financial point of view (the “Fairness Opinion”) and financial advisory services described in Section 3(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(j) Disclosure. None of the information supplied by the Company for inclusion in the Registration Statement or any amendment or supplement thereto, shall, at the time such document is filed, at the time amended or supplemented and at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied by the Company for inclusion in the Definitive Proxy Materials shall, on the date such materials are first mailed to the stockholders of the Company and Parent, at the time of the Special Meetings, and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Special Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its respective Affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment or supplement to the Registration Statement or an amendment or supplement to the Definitive Proxy Materials, the Company shall promptly inform Parent and Merger Sub. The Definitive Proxy Materials shall comply in all material respects as to form and substance with the requirements of the Exchange Act and the regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by the Company which is contained in the Registration Statement or Definitive Proxy Materials.

(k) Employee Benefit Plans.

(i) Section 3(k) of the Company Disclosure Schedule includes a complete list of all Company Benefit Plans.

(ii) With respect to each Company Benefit Plan, the Company has provided to the Parent a true, correct and complete copy of: (i) all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the Internal Revenue Service (the “IRS”), if any.

(iii) The Company and each of its Subsidiaries has complied, and is now in compliance in all material respects with, all provisions of ERISA, the Code, and all Laws applicable to the Company Benefit Plans. With respect to each Company Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code, the IRS has issued a favorable determination letter, and to the Knowledge of the Company nothing has occurred at the date hereof that reasonably would be expected to cause the loss of such qualification.

(iv) All contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of the Company included in the Company Public Reports to the extent required under GAAP.

(v) With respect to each Company Benefit Plan which is subject to Title IV or Section 302 of ERISA or Section 412 of the Code maintained or contributed to (or required to be contributed to) by the Company, any of its Subsidiaries or any ERISA Affiliate, (i) there does not now exist, nor do any circumstances exist that could result in, any liability of the Company or any of its Subsidiaries under Title IV of ERISA (other than for the payment of premiums, all of which have been paid when due), (ii) neither the Company nor any of its Subsidiaries has incurred any accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code (whether or not waived) and there has been no waiver or application for a waiver of any minimum funding standard or extension of any amortization period under Section 412 of the Code or Part 3 of Subtitle B of Title I of ERISA, (iii) no “reportable event” (as such term is defined in Section 4043 of ERISA and the regulations thereunder) has occurred or is expected to occur, (iv) no notice of intent to terminate has been filed with the Pension Benefit Guaranty Corporation, (v) the Pension Benefit Guaranty Corporation has not instituted any proceedings to terminate the plan or to appoint a trustee to administer the plan, and (vi) there has been no event requiring disclosure under Section 4063(a) of ERISA. For purposes of this Section 3(k), the term “ERISA Affiliate” shall mean any business or entity (whether or not incorporated) which is a member of the same “controlled group of corporations,” under “common control,” or an “affiliated service group” with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c) or (m) of the Code, or is under “common control” with the Company or any of its Subsidiaries within the meaning of Section 4001(a)(14) of ERISA.

(vi) Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has been required to contribute to, or incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) with respect to any plan which is a multiemployer plan as defined in Section 3(37) of ERISA (a “Multiemployer Plan”). Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has completely or partially withdrawn from any Multiemployer Plan. No Multiemployer Plan as to which the Company, any of its Subsidiaries or any ERISA Affiliate is required to contribute is in reorganization within the meaning of Part 3 of Subtitle E of Title IV of ERISA. The Company shall deliver to Parent, prior to the Closing, a schedule showing the contributions of the Company, any of its Subsidiaries, and any ERISA Affiliates to each of the Multiemployer Plans for the most recent five plan years.

(vii) There are no pending actions, claims or lawsuits which have been asserted, instituted or, to the Knowledge of the Company, threatened in connection with any of the Company Benefit Plans (other than routine claims for benefits) which would reasonably be expected, individually or in the aggregate, to result in a Company Materially Adverse Effect.

(viii) Neither the Company nor any of its Subsidiaries maintains or contributes to any plan or arrangement which provides or has any liability to provide life insurance or medical or other welfare benefits to any employee, former employee, director or former director upon his retirement or termination of service, and neither the Company nor any of its Subsidiaries has ever represented, promised, or contracted (whether in oral or written form) to any employee, former employee, director or former director that such benefits would be provided.

(ix) The Company and its Subsidiaries are in compliance in all material respects with the continuation coverage provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

(l) Employment and Labor Matters.

(i) Section 3(l) of the Company Disclosure Schedule identifies all employees and consultants employed or engaged by the Company with an annual base salary or compensation rate of $80,000 or higher and sets forth each such individual’s rate of pay or annual compensation, job title and date of hire. Except as set forth in Section 3(l) of the Company Disclosure Schedule, there are no employment, consulting, collective bargaining, severance pay, continuation pay, termination or indemnification agreements or other similar contracts of any nature (whether in writing or not) between the Company or any Subsidiary and any current or former stockholder, officer, director, employee, consultant, labor organization or other representative of any of the Company’s or Subsidiary’s employees, nor is any such contract presently being negotiated. Except as set forth in Section 3(l) of the Company Disclosure Schedule, no individual will accrue or receive additional benefits, service or accelerated rights to payments under any Benefit Plan or any of the agreements set forth in Section 3(l) of the Company Disclosure Schedule, including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a result of the Merger that could result in the payment of any such benefits or payments. Neither the Company nor any Subsidiary is delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses, benefits or other compensation for any services or otherwise arising under any policy, practice, agreement, plan, program or Law. Except as set forth in Section 3(l) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is liable for any severance pay or other payments to any employee or former employee arising from the termination of employment, nor will the Company or any Subsidiary have any liability under any benefit or severance policy, practice, agreement, plan, or program which exists or arises, or may be deemed to exist or arise, under any applicable Law or otherwise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Company or any Subsidiary of any Persons employed by the Company or any Subsidiary on or prior to the Effective Time.

(ii) Except as set forth in Section 3(l) of the Company Disclosure Schedule, none of the Company’s or any Subsidiary’s employment policies or practices is currently being audited or investigated by any Authority. Except as set forth in Section 3(l) of the Company Disclosure Schedule, there is no pending or, to the Knowledge of the Company, threatened Litigation, unfair labor practice charge, or other charge or inquiry against the Company or any Subsidiary brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the Company’s or Subsidiary’s employee, or other individual or any Authority with respect to employment practices brought by or before any Authority. Except as set forth in Section 3(l) of the Company Disclosure Schedule, there are no controversies pending or threatened, between the Company or any of its Subsidiaries and any of their respective employees; neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by the Company or its Subsidiaries nor are there any activities or proceedings of any labor union to organize any such employees of the Company or any of its Subsidiaries; during the past five years there have been no strikes, slowdowns, work stoppages, disputes, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its Subsidiaries. Except as set forth in Section 3(l) of the Company Disclosure Schedule, there are no grievances pending or, to the Knowledge of the Company or any Subsidiary, threatened, which could reasonably be expected to have a Company Materially Adverse Effect. Neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation or other Order by, any Authority relating to employees or employment practices. The Company and each of its Subsidiaries are in compliance in all material respects with all applicable Laws, contracts, and policies relating to employment.

(m) Environmental Matters. Except as set forth in Section 3(m) of the Company Disclosure Schedule or except as would not reasonably be expected, individually or in the aggregate, to have a Company Materially Adverse Effect, (i) no Hazardous Materials are present at, on or under any real property currently or, to the Company’s Knowledge, formerly owned, leased, or operated by the Company or any of its Subsidiaries to an extent or in a manner or condition now requiring investigation, response, corrective action, or other action, or, to the Company’s Knowledge, that could result in liability of, or costs to, the Company or any of its Subsidiaries, under any Environmental Law, (ii) there is currently no civil, criminal, or administrative action, suit, demand, hearing, proceeding notice of violation, investigation, notice or demand letter, or request for information pending or to the knowledge of the Company, threatened, under any Environmental Law against the Company or any of its Subsidiaries, (iii) the Company and its Subsidiaries have not received any claims or notices alleging liability under any Environmental Law, and the Company has no knowledge of any circumstances that would reasonably be expected to result in such claims or notices, (iv) the Company and each of its Subsidiaries are currently in compliance, and within the period of applicable statutes of limitation have complied, with all, and, to the Company’s Knowledge, have no liability under any, applicable Environmental Laws, (v) the Company has not been notified about any property or facility currently or, to the Company’s Knowledge as of the date hereof, formerly owned, leased, or operated by the Company or any of its Subsidiaries or any of their respective predecessors-in-interest, or at which Hazardous Materials of the Company or any of its Subsidiaries have been stored, treated, or disposed of is listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or on any comparable state or foreign list established under any Environmental Law, (vi) the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not affect the validity or require the transfer of any Environmental Permits held by the Company or any of its Subsidiaries, and will not require any notification, disclosure, registration, reporting, filing, investigation, remediation, or other action under any Environmental Law, (vii) no friable asbestos is present in, on, or at any property, facility or equipment of the Company or any of its Subsidiaries, (viii) there are no past or present events, conditions, activities, or practices which could reasonably be expected to prevent the Company and its Subsidiaries’ compliance with any Environmental Law, or which would reasonably be expected to give rise to any liability of the Company or any of its Subsidiaries under any Environmental Law, (ix) no Lien has been asserted or recorded, or to the Knowledge of the Company and each of its Subsidiaries threatened, under any Environmental Law with respect to any assets, facility, inventory, or property currently owned, leased or operated by the Company or any of its Subsidiaries, (x) neither the Company nor any of its Subsidiaries has assumed by contract or agreement any liabilities or obligations arising under any Environmental Law including, without limitation, any such liabilities or obligations with respect to formerly owned, leased or operated real property or facilities, or former divisions or Subsidiaries, (xi) neither the Company nor any of its Subsidiaries has entered into or agreed to any Order by any judicial or administrative tribunal or agency and neither the Company nor any of its Subsidiaries is subject to any Order or agreement, in each case relating to compliance with any Environmental Law or requiring the Company or any of its Subsidiaries to conduct any investigation, response, corrective or other action with respect to any Hazardous Materials under any Environmental Law, and (xii) other than disclosed on Schedule 3(m) of the Company Disclosure Schedule there are no underground storage tanks or above-ground storage tanks or related piping at any real property owned, operated, or leased by the Company or any of its Subsidiaries, and any former such tanks and piping on any such property which have been removed or closed, have been removed or closed in accordance with applicable Environmental Laws.

For purposes of this Agreement, the term “Environmental Laws” means the common law and all applicable federal, state, local, and foreign Laws, rules, regulations, codes, or Orders issued, promulgated, approved, or entered thereunder relating to pollution or protection of human health and safety or the environment (including, without limitation, ambient air, indoor air, surface water, ground water, land surface, subsurface strata, and natural resources such as wetlands, flora, fauna), including without limitation, Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials. For purposes of this Agreement, the term “Hazardous Materials” means any pollutant, contaminant, toxic, hazardous or extremely hazardous substance, constituent or waste, or any other constituent, waste, chemical, compound, material or substance, including without limitation, petroleum or any petroleum product, including crude oil or any fraction thereof, subject to regulation by or that can give rise to liability under any Environmental Law. For purposes of this Agreement, the term “Environmental Permit” means any permit, license, approval, consent, or other authorization provided or issued by any government or regulatory Authority pursuant to an Environmental Law.

The Company has made available to the Parent all records and files, including, but not limited to, all assessments, reports, studies, audits, analyses, tests, and data in the possession or control of the Company or any of its Subsidiaries relating to the existence of Hazardous Materials at facilities or properties currently or formerly owned, operated, leased or used by the Company or any of its Subsidiaries or in any way concerning compliance by the Company and any of its Subsidiaries with, or liability of any of them, under, any Environmental Law.

(n) Takeover Statutes. The Board of Directors of the Company has taken all appropriate and necessary actions such that Parent and the Merger Sub will not be prohibited from entering into a “business combination” with the Company as an “interested stockholder” (in each case as such term is used in Section 48-103-205 of the Tennessee Business Combination Act) as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. No other “fair price,” “moratorium,” “control share acquisition,” or other similar anti-takeover statute or regulation as in effect on the date hereof is applicable to the Company, the Company Shares, the Merger, or the other transactions contemplated by this Agreement. No takeover statute or similar Law and no provision of the Charter or bylaws, or other organizational documents or governing instruments of the Company or any of its Subsidiaries or any material agreement to which any of them is a party (a) would or would purport to impose restrictions which might adversely affect or delay the consummation of the transactions contemplated by this Agreement, or (b) as a result of the consummation of the transactions contemplated by this Agreement, or the acquisition of securities of the Company or the Surviving Corporation by Parent or Merger Sub (i) would or would purport to restrict or impair the ability of Parent to vote or otherwise exercise the rights of a Stockholder with respect to securities of the Company or any of its Subsidiaries that may be acquired or controlled by Parent or (ii) would or would purport to entitle any Person to acquire securities of the Company or the Parent (except for the Parent Shares issued as Merger Consideration in accordance with Section 2 hereof).

(o) Tax Matters. With respect to Taxes except as set forth in Section 3(o) of the Company Disclosure Schedule:

(i) To the best Knowledge of the Company, the Company has filed, within the time and in the manner prescribed by Law, all returns, declarations, reports, estimates, information returns, and statements (the “Returns”) required to be filed under applicable Law, and all such Returns are true, correct, and complete. The Company has within the time and in the manner prescribed by Law, paid all Taxes that are due and payable with respect to it and its consolidated group. The Company has established on the balance sheet dated as of the Most Recent Fiscal Quarter End reserves, charges, and accruals that are adequate for the payment of all Taxes not yet due and payable that are attributable to periods ending on such date. There are no Liens for Taxes upon the assets of the Company except for Liens for Taxes not yet delinquent.

(ii) To the best Knowledge of the Company, no action, suit, proceeding, investigation, claim or audit has formally commenced and no written notice has been given that such audit or other proceeding is pending or threatened with respect to the Company or any of its Subsidiaries or any group of corporations of which any of the Company and its Subsidiaries has been a member in respect of any Taxes, and all deficiencies proposed as a result of such actions, suits, proceedings, investigations, claims or audits have been paid, reserved against or settled. There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Tax or Return that have been requested or given by or that relate to the Company.

(iii) The Company and, if applicable, its agents and contracted service providers, have complied in all respects with all applicable Laws relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by applicable Law, withheld, collected, and paid over to the proper Authority all amounts required to be so withheld, collected, and paid over under all applicable Laws.

(iv) The Company and its Subsidiaries have not made any payments, are not obligated to make any payments, and are not a party to any agreements that under any circumstances could obligate any of them to make any payments, that will not be deductible under Section 280G of the Code. Neither the Company nor any of its Subsidiaries has made an election under Section 341(f) of the Code. None of the Company and its Subsidiaries will be required to include any material amount in taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of a change in the method of accounting for a taxable period ending prior to the Closing Date, any “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Tax Laws) entered into prior to the Closing Date, any sale reported on the installment method that occurred prior to the Closing Date, or any taxable income attributable to any amount that is economically accrued prior to the Closing Date.

(p) Insurance; Bonds. Section 3(p) of the Company Disclosure Schedule contains a list of, and the Parent has been furnished true and complete copies of, all material insurance policies and fidelity bonds covering the Company’s assets, business, properties, operations, employees, officers, and directors, and other matters for which the Company carries insurance. Section 3(p) of the Company Disclosure Schedule describes any self-insurance arrangement by or affecting the Company, including any reserves established thereunder, covering any years in which there are outstanding claims (the earliest of such years referred to as the “Company Base Year”). Except as set forth in Section 3(p) of the Company Disclosure Schedule, there is no claim by any insured pending under any of such policies or bonds as to which coverage has been questioned, denied, or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid, and the Company is otherwise in full compliance with the terms and conditions of all such policies and bonds. As to all claims that might be covered by such policies or bonds, the Company has promptly and within any prescribed time period notified the insuring or bonding party in the proper manner. Except for claims listed on Section 3(p) of the Company Disclosure Schedule, there have been no notices given to the insurer of any claims that may be insured by insurer. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect continuously since the beginning of the Company Base Year, and remain in full force and effect. Such policies of insurance and bonds are of the type and in amounts customarily carried by Persons conducting similar businesses and do not exclude coverage for punitive damages. Except as set forth in Section 3(p) of the Company Disclosure Schedule, there is no threatened termination of, or premium increase with respect to, any of such policies or bonds.

(q) Compliance. The Company and each of its Subsidiaries are in compliance with, and are not in default or violation of, (i) its Charter and bylaws or the equivalent organizational documents of such Subsidiary, (ii) any Law or Order by which any of their respective assets or properties are bound or affected, and (iii) the terms of all notes, bonds, mortgages, indentures, contracts, permits, franchises and other instruments or obligations to which any of them is a party or by which any of them or any of their respective assets or properties is bound or affected, except, in the case of clauses (ii) and (iii), for any such failures of compliance, defaults and violations which could not, individually or in the aggregate, reasonably be expected to have a Company Materially Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of all approvals of Authorities, except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Company Materially Adverse Effect. Except as set forth in Section 3(q) of the Company Disclosure Schedule or as could not, individually or in the aggregate, reasonably be expected to have a Company Materially Adverse Effect, neither the Company nor any of its Subsidiaries has received notice of any revocation or modification of any license, permit, consent, or approval of any Authority that is material to the Company or any of its Subsidiaries.

(r) Absence of Litigation. Except as described in Section 3(r) of the Company Disclosure Schedule or expressly described in the Company Public Reports filed and publicly available prior to the date hereof, there is no Litigation pending on behalf of or against or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries, or any of their respective properties or rights, before or subject to any court or governmental Authority which could, individually or in the aggregate, reasonably be expected to have a Company Materially Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding Litigation or Order which, individually or in the aggregate, has had or could reasonably be expected to have a Company Materially Adverse Effect.

(s) Title to Assets. Except as described in Section 3(s) of the Company Disclosure Schedule, the Company and each of its Subsidiaries has good and marketable title to all of their real or personal properties (whether owned or leased) and assets, free and clear of all Liens other than Liens which are reflected on the Company’s consolidated balance sheet filed in its Form 10-Q for the Most Recent Fiscal Quarter End.

(t) Pooling; Tax Matters.

(i) The Company intends that the Merger be accounted for under the “pooling of interests” method under the requirements of Opinion No. 16 (Business Combinations) of the Accounting Principles Board of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the regulations of the SEC.

(ii) To the Knowledge of the Company, neither the Company nor any of its Affiliates has taken or agreed to take any action, failed to take any action or is aware of any fact or circumstance that would prevent (i) the Merger from being treated for financial accounting purposes as a “pooling of interests” in accordance with GAAP and the regulations of the SEC; provided, that the sale of Company Shares described in Section 5(i) are taken; or (ii) the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

(iv) Assuming the issuance of Company Shares described in Section 5(i), the Company has no Knowledge of any reason why it may not receive a letter from its independent accountants dated as of the Closing Date and addressed to the Company in which such accountants will concur with the Company’s management’s conclusion that no conditions exist related to the Company that would preclude Parent from accounting for the Merger as a “pooling of interests.”

(v) Section 3(t) of the Company Disclosure Schedule contains a true and complete list of all Persons who, to the Knowledge of the Company, may be deemed to be Affiliates of the Company, excluding all of its Subsidiaries but including all directors and executive officers of the Company.

(u) Opinion of Financial Advisor. The Company has no knowledge of any reason why it may not receive the written opinion of Merrill Lynch & Co. to the effect that, in its opinion, as of the date hereof, the Merger Consideration is fair to the holders of the Company Shares from a financial point of view. The aggregate fees and expenses paid or to be paid to Merrill Lynch & Co. shall not exceed $500,000.

(v) Material Agreements. Except as described on Section 3(v) of the Company Disclosure Schedule, there are no agreements of the Company or its Subsidiaries (i) containing an unexpired covenant not to compete or similar restriction applying to the Company or any of its Subsidiaries; (ii) providing for interest rate, currency, or commodity hedging, swap or similar derivative transactions to which the Company or its Subsidiaries is a party; (iii) providing for payment based on revenues, sales or profits; (iv) between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company, on the other hand; (v) which, if terminated by the Company upon not more than 30 days’ notice would result in liability to the Company of more than $1 million; or (vi) that would be required to be filed and have not been filed as an exhibit to a Form 10-K filed by the Company with the SEC as of the date of this Agreement (collectively, the “Company Material Agreements”). Assuming each Company Material Agreement constitutes a valid and binding obligation of each other Party thereto, each Company Material Agreement is a valid and binding obligation of the Company or the applicable Subsidiary, as the case may be. To the Company’s Knowledge, each Company Material Agreement is a valid and binding obligation of each other Party thereto, and each such Company Material Agreement is in full force and effect. To the Knowledge of the Company, there are no existing defaults (or circumstances or events that, with the giving of notice or lapse of time or both would become defaults) of the Company, any Subsidiary, or any third party under any of the Company Material Agreements.

(w) Intellectual Property.

(i) Except as would not, individually and in the aggregate, have a Company Materially Adverse Effect, (i) the Company and each of its Subsidiaries owns, has the right to acquire or is licensed or otherwise has the right to use (in each case, clear of any Liens of any kind), all Intellectual Property used in or necessary for the conduct of its business as currently conducted, (ii) no claims are pending or, to the Knowledge of the Company, threatened that the Company or any of its Subsidiaries is infringing on or otherwise violating the rights of any Person with regard to any Intellectual Property and (iii) to the Knowledge of the Company, no Person is infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries.

(ii) Section 3(w) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all Intellectual Property of the Company and each of its Subsidiaries, the loss or impairment of which would cause a Company Materially Adverse Effect.

(iii) For purposes of this Agreement, “Intellectual Property” shall mean patents, copyrights, trademarks (registered or unregistered), service marks, brand names, trade dress, trade names, computer software programs and applications (including imbedded software), the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing; and trade secrets and rights in any jurisdiction to limit the use or disclosure thereof by any person.

      4.  Representations and Warranties of the Parent and the Merger Sub. Except as set forth in the disclosure schedule prepared by the Parent and attached as Exhibit I (the “Parent Disclosure Schedule”), which is arranged to correspond to the numbered and lettered paragraphs contained in the applicable sections of this Agreement, each of the Parent and the Merger Sub represents and warrants to the Company as follows:

(a) Organization, Qualification, and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Section 4(a) of the Parent Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all of the Parent’s directly and indirectly owned Subsidiaries, together with the jurisdiction of incorporation or organization of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock or other equity or other interest owned by the Parent or another Subsidiary of the Parent. Except as set forth in Section 4(a) of the Parent Disclosure Schedule, neither the Parent nor any of its Subsidiaries owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, directly or indirectly, any equity or similar interest in, any Person. Each of the Parent and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a materially adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Parent and its Subsidiaries taken as a whole (a “Parent Materially Adverse Effect”). Each of the Parent and all of its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Parent has heretofore furnished to the Company a true and complete copy of each of its and each of its Subsidiaries’ Charter and bylaws or equivalent organizational documents, as amended or restated to the date hereof. Such Charter and bylaws and equivalent organizational documents of the Parent and each of its Subsidiaries are in full force and effect, and no other organizational documents are applicable to or binding upon the Parent or its Subsidiaries.

(b) Capitalization.

(i) The entire authorized capital stock of the Parent consists of 150,000,000 Parent Shares and 1,000,000 shares of Parent’s preferred stock par value $.01 per share. As of the date hereof, (i) 63,260,791 Parent Shares were issued and outstanding and zero shares of Parent’s preferred stock were issued and outstanding; (ii) 2,917,850 Parent Shares were held in the treasury of Parent; (iii) no Parent Shares were held by any Subsidiary of Parent; and (iv) 5,341,652 Parent Shares were duly reserved for future issuance pursuant to employee and director stock options granted pursuant to the Parent’s three stock option plans (the “Parent Stock Option Plans”), of which 5,001,102 represented Parent Shares reserved for options that had been granted prior to the date hereof (the “Outstanding Parent Stock Options”).

(ii) None of the outstanding Parent Shares are subject to, nor were they issued in violation of any, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. Except as set forth above and in Section 4(b) of the Parent Disclosure Schedule, no shares of voting or non-voting capital stock, other equity interests, or other voting securities of the Parent were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Parent are, and all shares which may be issued upon the exercise of stock options and similar purchase rights will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any kind of preemptive (or similar) rights. There are no bonds, debentures, notes or other indebtedness of the Parent with voting rights (or convertible into, or exchangeable for, securities with voting rights) on any matters on which stockholders of the Parent may vote.

(iii) All of the outstanding shares of capital stock of each of the Parent’s Subsidiaries have been duly authorized, validly issued, fully paid and nonassessable, are not subject to, and were not issued in violation of, any preemptive (or similar) rights, and are owned, of record and beneficially, by the Parent or one of its direct or indirect Subsidiaries, free and clear of all Liens whatsoever. Except as set forth in Section 4(b) of the Parent Disclosure Schedule, there are no restrictions of any kind which prevent the payment of dividends by any of the Parent ’s Subsidiaries, and neither the Parent nor any of its Subsidiaries is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) to or in any Person.

(iv) Except as described in Section 4(b) of the Parent Disclosure Schedule, there are no outstanding securities, options, warrants, calls, rights, convertible or exchangeable securities, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which the Parent or any of its Subsidiaries is a party or by which any of them is bound obligating the Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Parent or of any of its Subsidiaries or obligating the Parent or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations of the Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock (or options or warrants to acquire any such shares) of the Parent or its Subsidiaries. Except as described in Section 4(b) of the Parent Disclosure Schedule, as of the date hereof, there are no stock-appreciation rights, stock-based performance units, “phantom” stock rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Parent or any of its Subsidiaries or assets or calculated in accordance therewith (other than ordinary course payments or commissions to sales representatives of the Parent based upon revenues generated by them without augmentation as a result of the transactions contemplated hereby) or to cause the Parent or any of its Subsidiaries to file a registration statement under the Securities Act, or which otherwise relate to the registration of any securities of the Parent. Except as set forth in Section 4(b) of the Parent Disclosure Schedule, there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Parent or any of its Subsidiaries or, to the Knowledge of the Parent, any of the Parent ’s stockholders is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock of the Parent or any of its Subsidiaries.

(c) Authorization of Transaction. Each of the Parent and the Merger Sub has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that the Parent cannot consummate the Merger unless and until it receives the Requisite Stockholder Approval. This Agreement constitutes the valid and legally binding obligation of each of the Parent and the Merger Sub, enforceable in accordance with its terms and conditions.

(d) Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any Law or other restriction of any Authority to which either the Parent or the Merger Sub is subject or any provision of the Charter or bylaws of either the Parent or the Merger Sub or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which either the Parent or the Merger Sub is a party or by which either is bound or to which any of their assets is subject (or result in the imposition of any Lien upon any of its assets), except in each case as set forth in Section 4(d) of the Parent Disclosure Schedule or as would not reasonably be expected, individually or in the aggregate, to have a Parent Materially Adverse Effect (including by reason of any cross-default). Other than in connection with the provisions of the Hart-Scott-Rodino Act, the Tennessee Business Corporation Act, the Tennessee Business Combination Act, the Nevada General Corporation Law, the Securities Exchange Act, the Securities Act, state securities laws, and the rules and regulations of The Nasdaq Stock Market, neither the Parent nor any of its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Authority in order for the Parties to consummate the transactions contemplated by this Agreement.

(e) Parent Public Reports. The Parent has filed all forms, reports, schedules, statements, and documents required to be filed by it with the SEC since January 1, 1998 (collectively, the “Parent Public Reports”). Each of the Parent Public Reports has complied with the Securities Act and the Securities Exchange Act in all material respects. None of the Parent Public Reports, as of their respective dates (or if amended or superseded, at the time of such subsequent filing), contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Parent has delivered to the Company a correct and complete copy of each Parent Public Report (together with all exhibits and schedules thereto and as amended to date).

(f) Financial Statements. Each of the audited and unaudited financial statements included in or incorporated by reference into the Parent Public Reports (including the related notes and schedules) (i) complied in all material respects with applicable requirements of the SEC with respect thereto; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby; and (iii) present fairly the financial condition of the Parent and its Subsidiaries as of the indicated dates and the results of operations of the Parent and its Subsidiaries for the indicated periods, provided, however, that the interim statements are subject to normal and recurring year-end adjustments that have not been and to the Parent’s Knowledge will not be material.

(g) Events Subsequent to Most Recent Fiscal Quarter End. Since the Most Recent Fiscal Quarter End, there has not been any event, circumstance, act, or omission that has resulted in, or reasonably would be expected to result in, a Parent Materially Adverse Effect.

(h) Undisclosed Liabilities. Neither the Parent nor any of its Subsidiaries has liabilities or obligations of any nature, (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes, which individually or in the aggregate would reasonably be expected to have a Parent Materially Adverse Effect, except for (i) liabilities set forth on the face of the balance sheet dated as of the Most Recent Fiscal Quarter End (rather than in any notes thereto) and filed in the Parent Public Reports; (ii) liabilities or obligations which have arisen after the Most Recent Fiscal Quarter End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Law); and (iii) liabilities or obligations set forth in Section 4(h) of the Parent Disclosure Schedule.

(i) Brokers’ Fees. Neither the Parent nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Company could become liable or obligated.

(j) Disclosure. None of the information supplied by the Parent for inclusion in the Registration Statement or any amendment or supplement thereto, shall, at the time such document is filed, at the time amended or supplemented and at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied by the Parent for inclusion in the Definitive Proxy Materials shall, on the date such materials are first mailed to the stockholders of the Company and Parent, at the time of the Special Meetings, and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Special Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to the Parent or any of its respective Affiliates, officers or directors should be discovered by the Parent which should be set forth in an amendment or supplement to the Registration Statement or an amendment or supplement to the Definitive Proxy Materials, the Parent shall promptly inform Company and Merger Sub. The Definitive Proxy Materials shall comply in all material respects as to form and substance with the requirements of the Exchange Act and the regulations promulgated thereunder. Notwithstanding the foregoing, the Parent makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in the Registration Statement or Definitive Proxy Materials.

(k) Employee Benefit Plans.

(i) Section 4(k) of the Parent Disclosure Schedule includes a complete list of all Parent Benefit Plans.

(ii) With respect to each Parent Benefit Plan, the Parent shall provide prior to the Closing a true, correct and complete copy of: (i) all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the IRS, if any.

(iii) The Parent and each of its Subsidiaries has complied, and is now in compliance in all material respects with, all provisions of ERISA, the Code, and all Laws applicable to the Parent Benefit Plans. With respect to each Parent Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code, the IRS has issued a favorable determination letter, and to the Knowledge of the Parent nothing has occurred at the date hereof that reasonably would be expected to cause the loss of such qualification.

(iv) All contributions required to be made to any Parent Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Parent Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of the Parent included in the Parent Public Reports to the extent required under GAAP.

(v) With respect to each Parent Benefit Plan which is subject to Title IV or Section 302 of ERISA or Section 412 of the Code maintained or contributed to (or required to be contributed to) by the Parent, any of its Subsidiaries or any ERISA Affiliate (as hereinafter defined), (i) there does not now exist, nor do any circumstances exist that could result in, any liability of the Parent or any of its Subsidiaries under Title IV of ERISA (other than for the payment of premiums, all of which have been paid when due), (ii) neither the Parent nor any of its Subsidiaries has incurred any accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code (whether or not waived) and there has been no waiver or application for a waiver of any minimum funding standard or extension of any amortization period under Section 412 of the Code or Part 3 of Subtitle B of Title I of ERISA, (iii) no “reportable event” (as such term is defined in Section 4043 of ERISA and the regulations thereunder) has occurred or is expected to occur, (iv) no notice of intent to terminate has been filed with the Pension Benefit Guaranty Corporation, (v) the Pension Benefit Guaranty Corporation has not instituted any proceedings to terminate the plan or to appoint a trustee to administer the plan, and (vi) there has been no event requiring disclosure under Section 4063(a) of ERISA. For purposes of this Section 4(k), the term “ERISA Affiliate” shall mean any business or entity (whether or not incorporated) which is a member of the same “controlled group of corporations,” under “common control,” or an “affiliated service group” with the Parent or any of its Subsidiaries within the meaning of Section 414(b), (c) or (m) of the Code, or is under “common control” with the Parent or any of its Subsidiaries within the meaning of Section 4001(a)(14) of ERISA.

(vi) Neither the Parent nor any of its Subsidiaries nor any ERISA Affiliate has been required to contribute to, or incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) with respect to any plan which is a multiemployer plan as defined in Section 3(37) of ERISA. Neither the Parent nor any of its Subsidiaries nor any ERISA Affiliate has completely or partially withdrawn from any Multiemployer Plan. No Multiemployer Plan as to which the Parent, any of its Subsidiaries or any ERISA Affiliate is required to contribute is in reorganization within the meaning of Part 3 of Subtitle E of Title IV of ERISA. The Parent shall deliver to the Company, prior to the Closing, a schedule showing the contributions of the Parent, any of its Subsidiaries, and any ERISA Affiliates to each of the Multiemployer Plans for the most recent five plan years.

(vii) There are no pending actions, claims or lawsuits which have been asserted, instituted or, to the Knowledge of the Parent, threatened in connection with any of the Parent Benefit Plans (other than routine claims for benefits) which reasonably would be expected, individually or in the aggregate, to result in a Parent Materially Adverse Effect.

(viii) Neither the Parent nor any of its Subsidiaries maintains or contributes to any plan or arrangement which provides or has any liability to provide life insurance or medical or other welfare benefits to any employee, former employee, director or former director upon his retirement or termination of service, and neither the Parent nor any of its Subsidiaries has ever represented, promised, or contracted (whether in oral or written form) to any employee, former employee, director or former director that such benefits would be provided.

(ix) The Parent and its Subsidiaries are in compliance in all material respects with the continuation coverage provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

(l) Employment and Labor Matters.

(i) Except as set forth in Section 4(l) of the Parent Disclosure Schedule, there are no employment, consulting, collective bargaining, severance pay, continuation pay, termination or indemnification agreements or other similar contracts of any nature (whether in writing or not)

between the Parent or any Subsidiary and any current or former stockholder, officer, director, employee, consultant, labor organization or other representative of any of the Parent’s or Subsidiary’s employees, nor is any such contract presently being negotiated. Except as set forth in Section 4(l) of the Parent Disclosure Schedule, no individual will accrue or receive additional benefits, service or accelerated rights to payments under any Benefit Plan or any of the agreements set forth in Section 4(l) of the Parent Disclosure Schedule, including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a result of the Merger that could result in the payment of any such benefits or payments. Neither the Parent nor any Subsidiary is delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses, benefits or other compensation for any services or otherwise arising under any policy, practice, agreement, plan, program or Law. Except as set forth in Section 4(l) of the Parent Disclosure Schedule, neither the Parent nor any Subsidiary is liable for any severance pay or other payments to any employee or former employee arising from the termination of employment, nor will the Parent or any Subsidiary have any liability under any benefit or severance policy, practice, agreement, plan, or program which exists or arises, or may be deemed to exist or arise, under any applicable Law or otherwise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Parent or any Subsidiary of any Persons employed by the Parent or any Subsidiary on or prior to the Effective Time.

(ii) Except as set forth in Section 4(l) of the Parent Disclosure Schedule, none of the Parent’s or any Subsidiary’s employment policies or practices is currently being audited or investigated by any Authority. Except as set forth in Section 4(l) of the Parent Disclosure Schedule, there is no pending or, to the Knowledge of the Parent, threatened Litigation, unfair labor practice charge, or other charge or inquiry against the Parent or any Subsidiary brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the Parent’s or Subsidiary’s employee, or other individual or any Authority with respect to employment practices brought by or before any Authority. Except as set forth in Section 4(l) of the Parent Disclosure Schedule, there are no controversies pending or threatened, between the Parent or any of its Subsidiaries and any of their respective employees; neither the Parent nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by the Parent or its Subsidiaries nor are there any activities or proceedings of any labor union to organize any such employees of the Parent or any of its Subsidiaries; during the past five years there have been no strikes, slowdowns, work stoppages, disputes, lockouts, or threats thereof, by or with respect to any employees of the Parent or any of its Subsidiaries. Except as set forth in Section 4(l) of the Parent Disclosure Schedule, there are no grievances pending or, to the Knowledge of the Parent or any Subsidiary, threatened, which could reasonably be expected to have a Parent Materially Adverse Effect. Neither the Parent nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation or other Order by, any Authority relating to employees or employment practices. The Parent and each of its Subsidiaries are in compliance in all material respects with all applicable Laws, contracts, and policies relating to employment.

(m) Environmental Matters. Except as set forth in Section 4(m) of the Parent Disclosure Schedule or except as would not reasonably be expected, individually or in the aggregate, to have a Parent Materially Adverse Effect, (i) no Hazardous Materials are present at, on or under any real property currently or, to the Parent’s Knowledge, formerly owned, leased, or operated by the Parent or any of its Subsidiaries to an extent or in a manner or condition now requiring investigation, response, corrective action, or other action, or, to the Parent’s Knowledge, that could result in liability of, or costs to, the Parent or any of its Subsidiaries, under any Environmental Law; (ii) there is currently no civil, criminal, or administrative action, suit, demand, hearing, proceeding notice of violation, investigation, notice or demand letter, or request for information pending or to the Knowledge of the Parent, threatened, under any Environmental Law against the Parent or any of its Subsidiaries, (iii) the Parent and its Subsidiaries have not received any claims or notices alleging liability under any Environmental Law, and the Parent has no Knowledge of any circumstances that would reasonably be expected to result in such claims or notices, (iv) the Parent and each of its Subsidiaries are currently in compliance, and within the period of applicable statutes of limitation have complied, with all, and, to the Parent’s Knowledge, have no liability under any, applicable Environmental Laws, (v) the Parent has not been notified about any property or facility currently or, to the Parent’s Knowledge as of the date hereof, formerly owned, leased, or operated by the Parent or any of its Subsidiaries or any of their respective predecessors-in-interest, or at which Hazardous Materials of the Parent or any of its Subsidiaries have been stored, treated, or disposed of is listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or on any comparable state or foreign list established under any Environmental Law, (vi) the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not affect the validity or require the transfer of any Environmental Permits held by the Parent or any of its Subsidiaries, and will not require any notification, disclosure, registration, reporting, filing, investigation, remediation, or other action under any Environmental Law, (vii) no friable asbestos is present in, on, or at any property, facility or equipment of the Parent or any of its Subsidiaries, (viii) there are no past or present events, conditions, activities, or practices which could reasonably be expected to prevent the Parent and its Subsidiaries’ compliance with any Environmental Law, or which would reasonably be expected to give rise to any liability of the Parent or any of its Subsidiaries under any Environmental Law, (ix) no Lien has been asserted or recorded, or to the Knowledge of the Parent and each of its Subsidiaries threatened, under any Environmental Law with respect to any assets, facility, inventory, or property currently owned, leased or operated by the Parent or any of its Subsidiaries, (x) neither the Parent nor any of its Subsidiaries has assumed by contract or agreement any liabilities or obligations arising under any Environmental Law including, without limitation, any such liabilities or obligations with respect to formerly owned, leased or operated real property or facilities, or former divisions or Subsidiaries, (xi) neither the Parent nor any of its Subsidiaries has entered into or agreed to any judgment, decree or Order by any judicial or administrative tribunal or agency and neither the Parent nor any of its Subsidiaries is subject to any judgment, decree, Order, or agreement, in each case relating to compliance with any Environmental Law or requiring the Parent or any of its Subsidiaries to conduct any investigation, response, corrective or other action with respect to any Hazardous Materials under any Environmental Law, and (xii) other than disclosed on Schedule 4(m) of the Parent Disclosure Schedule there are no underground storage tanks or above-ground storage tanks or related piping at any real property owned, operated, or leased by the Parent or any of its Subsidiaries, and any former such tanks and piping on any such property which have been removed or closed, have been removed or closed in accordance with applicable Environmental Laws.

The Parent has made available to the Company all records and files, including, but not limited to, all assessments, reports, studies, audits, analyses, tests, and data in the possession or control of the Parent or any of its Subsidiaries relating to the existence of Hazardous Materials at facilities or properties currently or formerly owned, operated, leased or used by the Parent or any of its Subsidiaries or in any way concerning compliance by the Parent and any of its Subsidiaries with, or liability of any of them, under, any Environmental Law.

(n) Material Agreements. Except as described in Section 4(n) of the Parent Disclosure Schedule, there are no agreements of the Parent or its Subsidiaries (i) containing an unexpired covenant not to compete or similar restriction applying to the Parent or any of its Subsidiaries; (ii) providing for interest rate, currency, or commodity hedging, swap or similar derivative transactions to which the Parent or its Subsidiaries is a party; (iii) providing for payment based on revenues, sales or profits; (iv) between the Parent or any of its Subsidiaries, on the one hand, and any Affiliate of the Parent, on the other hand; (v) which, if terminated by the Parent upon not more than 30 days’ notice would result in liability to the Parent of more than $1 million; or (vi) that would be required to be filed and have not been filed as an exhibit to a Form 10-K filed by the Parent with the SEC as of the date of this Agreement (collectively, the “Parent Material Agreements”). Assuming each Parent Material Agreement constitutes a valid and binding obligation of each other party thereto, each Parent Material Agreement is a valid and binding obligation of the Parent or the applicable Subsidiary, as the case may be. To the Parent’s Knowledge, each Parent Material Agreement is a valid and binding obligation of each other party thereto, and each such Parent Material Agreement is in full force and effect. To the Knowledge of the Parent, there are no existing defaults (or circumstances or events that, with the giving of notice or lapse of time or both would become defaults) of the Parent, any Subsidiary, or any third party under any of the Parent Material Agreements.

(o) Tax Matters. With respect to Taxes except as set forth in Section 4(o) of the Parent Disclosure Schedule:

(i) To the best Knowledge of the Parent, the Parent has filed, within the time and in the manner prescribed by Law, all Returns required to be filed under applicable Law, and all such Returns are true, correct, and complete. The Parent has within the time and in the manner prescribed by Law, paid all Taxes that are due and payable with respect to it and its consolidated group. The Parent has established on the balance sheet dated as of the Most Recent Fiscal Quarter End reserves, charges, and accruals that are adequate for the payment of all Taxes not yet due and payable that are attributable to periods ending on such date. There are no Liens for Taxes upon the assets of the Parent or the Merger Sub, except for Liens for Taxes not yet delinquent.

(ii) To the best Knowledge of the Parent, no action, suit, proceeding, investigation, claim or audit has formally commenced and no written notice has been given that such audit or other proceeding is pending or threatened with respect to the Parent or any of its Subsidiaries or any group of corporations of which any of the Parent and its Subsidiaries has been a member in respect of any Taxes, and all deficiencies proposed as a result of such actions, suits, proceedings, investigations, claims or audits have been paid, reserved against or settled. There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Tax or Return that have been requested or given by or that relate to the Parent.

(iii) The Parent and, if applicable, its agents and contracted service providers, have complied in all respects with all applicable Laws relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by applicable Law, withheld, collected, and paid over to the proper Authority all amounts required to be so withheld, collected, and paid over under all applicable Laws.

(iv) The Parent and its Subsidiaries have not made any payments, are not obligated to make any payments, and are not a party to any agreements that under any circumstances could obligate any of them to make any payments, that will not be deductible under Section 280G of the Code. Neither the Parent nor any of its Subsidiaries has made an election under Section 341(f) of the Code. None of the Parent and its Subsidiaries will be required to include any material amount in taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of a change in the method of accounting for a taxable period ending prior to the Closing Date, any “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Tax Laws) entered into prior to the Closing Date, any sale reported on the installment method that occurred prior to the Closing Date, or any taxable income attributable to any amount that is economically accrued prior to the Closing Date.

(p) Insurance; Bonds. Section 4(p) of the Parent Disclosure Schedule contains a list of, and the Company has been furnished true and complete copies of, all material insurance policies and fidelity bonds covering the Parent’s assets, business, properties, operations, employees, officers, and directors, and other matters for which the Parent carries insurance. Section 4(p) of the Parent Disclosure Schedule describes any self-insurance arrangement by or affecting the Parent, including any reserves established thereunder, covering any years in which there are outstanding claims (the earliest of such years referred to as the “Parent Base Year”). Except as set forth in Section 4(p) of the Parent Disclosure Schedule, there is no claim by any insured pending under any of such policies or bonds as to which coverage has been questioned, denied, or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid, and the Parent is otherwise in full compliance with the terms and conditions of all such policies and bonds. As to all claims that might be covered by such policies or bonds, the Parent has promptly and within any prescribed time period notified the insuring or bonding party in the proper manner. Except for claims listed on Section 4(p) of the Parent Disclosure Schedule, there have been no notices given to the insurer of any claims that may be insured by insurer. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect continuously since the beginning of the Parent Base Year, and remain in full force and effect. Such policies of insurance and bonds are of the type and in amounts customarily carried by Persons conducting similar businesses and do not exclude coverage for punitive damages. Except as set forth in Section 4(p) of the Parent Disclosure Schedule, there is no threatened termination of, or premium increase with respect to, any of such policies or bonds.

(q) Compliance. The Parent and each of its Subsidiaries are in compliance with, and are not in default or violation of, (i) its Charter and bylaws or the equivalent organizational documents of such Subsidiary, (ii) any Law or Order by which any of their respective assets or properties are bound or affected, and (iii) the terms of all notes, bonds, mortgages, indentures, contracts, permits, franchises and other instruments or obligations to which any of them is a party or by which any of them or any of their respective assets or properties is bound or affected, except, in the case of clauses (ii) and (iii), for any such failures of compliance, defaults and violations which could not, individually or in the aggregate, reasonably be expected to have a Parent Materially Adverse Effect. The Parent and its Subsidiaries are in compliance with the terms of all approvals of Authorities, except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Parent Materially Adverse Effect. Except as set forth in Section 4(q) of the Parent Disclosure Schedule or as could not, individually or in the aggregate, reasonably be expected to have a Parent Materially Adverse Effect, neither the Parent nor any of its Subsidiaries has received notice of any revocation or modification of any license, permit, consent, or approval of any Authority that is material to the Parent or any of its Subsidiaries.

(r) Absence of Litigation. Except as described in Section 4(r) of the Parent Disclosure Schedule or expressly described in the Parent Public Reports filed and publicly available prior to the date hereof, there is no Litigation pending on behalf of or against or, to the Knowledge of the Parent, threatened against the Parent, any of its Subsidiaries, or any of their respective properties or rights, before or subject to any court or governmental Authority which could, individually or in the aggregate, reasonably be expected to have a Parent Materially Adverse Effect. Neither the Parent nor any of its Subsidiaries is subject to any outstanding Litigation or Order which, individually or in the aggregate, has had or could reasonably be expected to have a Parent Materially Adverse Effect.

(s) Title to Assets. Except as described in Section 4(s) of the Parent Disclosure Schedule, the Parent and each of its Subsidiaries has good and marketable title to all of their real or personal properties (whether owned or leased) and assets, free and clear of all Liens other than Liens which are reflected on the Parent’s consolidated balance sheet filed in its Form 10-Q for the Most Recent Fiscal Quarter End.

(t) Pooling; Tax Matters.

(i) The Parent intends that the Merger be accounted for under the “pooling of interests” method under the requirements of Opinion No. 16 (Business Combinations) of the Accounting Principles Board of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the Regulations of the SEC.

(ii) To the Knowledge of the Parent, neither the Parent nor any of its Affiliates has taken or agreed to take any action, failed to take any action or is aware of any fact or circumstance that would prevent (i) the Merger from being treated for financial accounting purposes as a “pooling of interests” in accordance with GAAP and the regulations of the SEC; provided, that the sale of Parent Shares described in Section 5(i) are taken; or (ii) the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

(iii) Assuming the issuance of Parent Shares described in Section 5(i), the Parent has no Knowledge of any reason why it may not receive a letter from its independent accountants dated as of the Closing Date and addressed to the Parent in which such accountants will concur with the

Parent’s management’s conclusion that no conditions exist related to the Parent that would preclude Parent from accounting for the Merger as a “pooling of interests.”

(iv) Section 4(t) of the Parent Disclosure Schedule contains a true and complete list of all Persons who, to the Knowledge of the Parent, may be deemed to be Affiliates of the Parent, excluding all of its Subsidiaries but including all directors and executive officers of the Parent.

(u) Intellectual Property.

(i) Except as would not, individually and in the aggregate, have a Parent Materially Adverse Effect, (i) the Parent and each of its Subsidiaries owns, has the right to acquire or is licensed or otherwise has the right to use (in each case, clear of any Liens of any kind), all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted, (ii) no claims are pending or, to the Knowledge of the Parent, threatened that the Parent or any of its Subsidiaries is infringing on or otherwise violating the rights of any Person with regard to any Intellectual Property and (iii) to the Knowledge of the Parent, no Person is infringing on or otherwise violating any right of the Parent or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Parent or its Subsidiaries.

(ii) Section 4(u) of the Parent Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all Intellectual Property of the Parent and each of its Subsidiaries, the loss or impairment of which would cause a Parent Materially Adverse Effect.

      5.  Covenants. The Parties agree as follows with respect to the period from and after the execution of this Agreement.

(a) General. Each of the Parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 6 below).

(b) Conduct of Business by the Parent Pending the Merger. The Parent covenants and agrees that, between the date hereof and the Effective Time, except as expressly required or permitted by this Agreement or unless Company shall otherwise agree in writing in advance, the Parent shall conduct and shall cause the businesses of each of its Subsidiaries to be conducted only in, and the Parent and its Subsidiaries shall not take any action except in, the Ordinary Course of Business and in a manner consistent with past practice and in compliance with applicable Law. The Parent shall use its reasonable best efforts to preserve intact the business organization and assets of the Parent and each of its Subsidiaries, and to operate, and cause each of its Subsidiaries to operate, according to plans and budgets provided to Company, to keep available the services of the present officers, employees and consultants of the Parent and each of its Subsidiaries, to maintain in effect material agreements and to preserve the present relationships of the Parent and each of its Subsidiaries with advertisers, sponsors, customers, licensees, suppliers and other Persons with which the Parent or any of its Subsidiaries has business relations. By way of amplification and not limitation, neither the Parent nor any of its Subsidiaries shall, between the date hereof and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Company:

(i) amend or otherwise change the Charter or bylaws or equivalent organizational document of the Parent or any of its Subsidiaries or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Parent or any of its Subsidiaries;

(ii) issue, grant, sell, transfer, deliver, pledge, promise, dispose of or encumber, or authorize the issuance, grant, sale, transfer, deliverance, pledge, promise, disposition or encumbrance of, any shares of capital stock of any class (common or preferred), or any options, warrants, convertible or exchangeable securities or similar rights of any kind to acquire any shares of capital stock or any other ownership interest or similar rights of the Parent Shares or any of its Subsidiaries (except for the issuance of Parent Shares issuable pursuant to the Outstanding Parent Stock Options and the sale of approximately 2,000,000 Parent Shares to the public as contemplated by Section 5(i)); adopt, ratify or effectuate a stockholders’ rights plan or agreement; or redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of the Parent or interest in or securities of any Subsidiary;

(iii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock (except that a wholly owned Subsidiary of the Parent may declare and pay a dividend to the Parent); split, combine or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock; or amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries; or propose to do any of the foregoing;

(iv) except as disclosed on Section 5(b) of the Parent Disclosure Schedule, sell, transfer, deliver, lease, license, sublicense, mortgage, pledge, encumber or otherwise dispose of (in whole or in part), or create, incur, assume or subject any Lien on, any of the assets of the Parent or any of its Subsidiaries (including any Intellectual Property), except in connection with the acquisition or disposition of assets in the Ordinary Course of Business, and in a manner consistent with past practice;

(v) except as otherwise disclosed to the Company prior to the date hereof, acquire (by merger, consolidation, acquisition of stock or assets or otherwise) or organize any corporation, limited liability Parent, partnership, joint venture, trust or other entity or any business organization or division thereof;

(vi) other than in the Ordinary Course of Business, incur any indebtedness for borrowed money or issue any debt securities or any warrants or rights to acquire any debt security or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or enter into any financial commitments; or authorize or make any capital expenditures;

(vii) hire or terminate any employee or consultant, except in the Ordinary Course of Business; increase the compensation or fringe benefits (including, without limitation, bonus) payable or to become payable to its officers or employees, except for increases in salary or wages of employees of the Parent or its Subsidiaries who are not officers of the Parent in the Ordinary Course of Business; or loan or advance any money or other asset or property to, or grant any bonus, severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Parent or any of its Subsidiaries, or establish, adopt, enter into, terminate or amend any Benefit Plan or any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, stock purchase, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees;

(viii) change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable) unless required by a change in Law or GAAP used by it;

(ix) other than in the Ordinary Course of Business, enter into or modify, amend, terminate, waive any rights under, or assign any material agreement, including, but not limited to, any agreement with or for the direct or indirect benefit of any Affiliate.

(x) except as disclosed on Section 5(b) of the Parent Disclosure Schedule, make any material Tax election or settle or compromise any Tax liability or agree to an extension of a statute of limitations;

(xi) pay, discharge, satisfy or settle any Litigation or waive, assign or release any material rights or claims except any settlements of routine liability, workers’ compensation, physical damage, and cargo claims arising in the Ordinary Course of Business that would not impose any injunctive or similar Order on the Parent or any of its Subsidiaries or restrict in any way the business of the Parent or any of its Subsidiaries;

(xii) fail to maintain in full force and effect all self-insurance and insurance, as the case may be, currently in effect;

(xiii) take (or fail to take) any action that (without regard to any action taken, or agreed to be taken, by Parent or any of its Affiliates) would prevent (i) Parent from accounting for the business combination to be effected by the Merger as a “pooling of interests” or (ii) the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

(xiv) authorize, recommend, propose or announce an intention to do any of the foregoing, or agree or enter into or amend any contract or arrangement to do any of the foregoing.

(c) Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date hereof and the Effective Time, except as expressly required or permitted by this Agreement or unless Parent shall otherwise agree in writing in advance, the Company shall conduct and shall cause the businesses of each of its Subsidiaries to be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the Ordinary Course of Business and in a manner consistent with past practice and in compliance with applicable Law. The Company shall use its reasonable best efforts to preserve intact the business organization and assets of the Company and each of its Subsidiaries, and to operate, and cause each of its Subsidiaries to operate, according to plans and budgets provided to Parent, to keep available the services of the present officers, employees and consultants of the Company and each of its Subsidiaries, to maintain in effect material agreements and to preserve the present relationships of the Company and each of its Subsidiaries with advertisers, sponsors, customers, licensees, suppliers and other Persons with which the Company or any of its Subsidiaries has business relations. By way of amplification and not limitation, neither the Company nor any of its Subsidiaries shall, between the date hereof and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

(i) amend or otherwise change the Charter or bylaws or equivalent organizational document of the Company or any of its Subsidiaries or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company or any of its Subsidiaries;

(ii) issue, grant, sell, transfer, deliver, pledge, promise, dispose of or encumber, or authorize the issuance, grant, sale, transfer, deliverance, pledge, promise, disposition or encumbrance of, any shares of capital stock of any class (common or preferred), or any options, warrants, convertible or exchangeable securities or similar rights of any kind to acquire any shares of capital stock or any other ownership interest or similar rights of the Company Shares or any of its Subsidiaries (except for the issuance of Company Shares issuable pursuant to the Outstanding Company Stock Options and the sale of approximately 300,000 Company Shares to the public as contemplated by Section 5(i)); adopt, ratify or effectuate a stockholders’ rights plan or agreement; or redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of the Company or interest in or securities of any Subsidiary;

(iii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock (except that a wholly owned Subsidiary of the Company may declare and pay a dividend to the Company); split, combine or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock; or amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries; or propose to do any of the foregoing;

(iv) sell, transfer, deliver, lease, license, sublicense, mortgage, pledge, encumber or otherwise dispose of (in whole or in part), or create, incur, assume or subject any Lien on, any of the assets of the Company or any of its Subsidiaries (including any Intellectual Property), except in connection with the acquisition or disposition of assets in the Ordinary Course of Business, and in a manner consistent with past practice;

(v) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) or organize any corporation, limited liability company, partnership, joint venture, trust or other entity or any business organization or division thereof;

(vi) other than in the Ordinary Course of Business, incur any indebtedness for borrowed money or issue any debt securities or any warrants or rights to acquire any debt security or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or enter into any financial commitments; or authorize or make any capital expenditures;

(vii) hire or terminate any employee or consultant, except in the Ordinary Course of Business; increase the compensation or fringe benefits (including, without limitation, bonus) payable or to become payable to its officers or employees, except for increases in salary or wages of employees of the Company or its Subsidiaries who are not officers of the Company in the Ordinary Course of Business; or loan or advance any money or other asset or property to, or grant any bonus, severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its Subsidiaries, or establish, adopt, enter into, terminate or amend any Benefit Plan or any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, stock purchase, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees;

(viii) change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable) unless required by a change in Law or GAAP used by it;

(ix) other than in the Ordinary Course of Business, enter into or modify, amend, terminate, waive any rights under, or assign any material agreement, including, but not limited to, any agreement with or for the direct or indirect benefit of any Affiliate.

(x) make any material Tax election or settle or compromise any Tax liability or agree to an extension of a statute of limitations;

(xi) pay, discharge, satisfy or settle any Litigation or waive, assign or release any material rights or claims except any settlements of routine liability, workers’ compensation, physical damage, and cargo claims arising in the Ordinary Course of Business that would not impose any injunctive or similar Order on the Company or any of its Subsidiaries or restrict in any way the business of the Company or any of its Subsidiaries;

(xii) fail to maintain in full force and effect all self-insurance and insurance, as the case may be, currently in effect;

(xiii) take (or fail to take) any action that (without regard to any action taken, or agreed to be taken, by Parent or any of its Affiliates) would prevent (i) Parent from accounting for the business combination to be effected by the Merger as a “pooling of interests” or (ii) the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

(xiv) authorize, recommend, propose or announce an intention to do any of the foregoing, or agree or enter into or amend any contract or arrangement to do any of the foregoing.

(d) Registration Statement; Proxy Statement.

(i) As promptly as practical after the execution of this Agreement, the Company and Parent shall prepare and file with the SEC a joint proxy statement/ prospectus to be sent to the shareholders of the Company and Parent in connection with the meeting of Parent’s shareholders (the “Parent Special Meeting”) and the Company’s shareholders (the “Company Special Meeting”) to consider the Merger and the other matters to be approved as contemplated herein (the “Joint Proxy Statement”), and Parent shall prepare and file with the SEC a registration statement on Form S-4 pursuant to which the Parent Shares to be issued as a result of the Merger will be registered with the SEC (the “Registration Statement”), in which the Joint Proxy Statement will be included as a prospectus. Parent and the Company shall use all reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practical. The Joint Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of this Agreement and the Merger and the recommendation of the Board of Directors of Parent in favor of the issuance of Parent Shares pursuant to the Merger and the other matter required by this Agreement, provided that the Board of Directors of the Company may withdraw such recommendation if such Board of Directors has received an Acquisition Proposal and as a result shall have determined in good faith upon the written advice of its outside legal counsel, that the withdrawal of such recommendation is necessary for the Board of Directors to comply with its fiduciary duties under applicable law. Parent and Company shall make all other necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder.

(ii) The Company shall take such action as may be necessary to insure that (A) the information to be supplied by the Company for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact, required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading, and (B) the information supplied by the Company for inclusion in the Joint Proxy Statement shall not, on the date the Joint Proxy Statement is first mailed to shareholders of the Company or Parent, at the time of the Company Special Meeting and the Parent Special Meeting, and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Special Meeting or Parent Special Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Parent or any of its Affiliates, officers, or directors should be discovered by the Company which should be set forth in as amendment to the Registration Statement or a supplement to the Joint Proxy Statement, the Company shall promptly so inform Parent.

(iii) Parent shall take such action as may be necessary to insure that (A) the information supplied by Parent for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact, required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading, and (B) the information supplied by Parent for inclusion in the Joint Proxy Statement shall not on the date the Joint Proxy Statement is first mailed to shareholders of Parent or the Company, at the time of the Parent Special Meeting and the Company Special Meeting, and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Parent

Special Meeting or the Company Special Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Parent or any of its Affiliates, officers, or directors should be discovered by Parent which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, Parent shall promptly so inform the Company.

(e) Shareholders Meeting. Parent and the Company each shall call a meeting of its respective shareholders to be held as promptly as practicable for the purpose of voting, in the case of the Company, upon this Agreement and the Merger and, in the case of Parent, upon the issuance of shares of Parent Shares pursuant to the Merger and the other matter required by this Agreement. Subject to Section 5(d) and (h), the Company and Parent will, through their respective Boards of Directors, recommend to their respective shareholders approval of such matters and will coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day and as soon as practicable after the date hereof. Subject to Section 5(d), each Party shall use all reasonable efforts to solicit from its shareholders proxies in favor of such matters.

(f) Additional Shareholder Meeting Matters. Each of the Parent and the Company shall use all reasonable efforts to obtain the Requisite Stockholder Approval of its stockholders. Once the Special Meetings have been called and noticed, neither the Parent nor the Company, respectively, shall postpone or adjourn (other than for the absence of a quorum and then only to a future date mutually agreed by the other Party) the applicable Special Meeting without the consent of the other Party unless this Agreement has been terminated pursuant to Section 7.

(f) Access to Information. Upon reasonable notice, each of the Company and the Parent shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives and agents of the other Party (collectively “Representatives”), reasonable access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of the Company and the Parent shall (and shall cause each of its Subsidiaries to) furnish promptly to the other all information concerning its business, properties, books, contracts, commitments, record and personnel as the other Party may reasonably request. Each of the Company and the Parent shall (and shall cause each of its Subsidiaries to) make available to the other Party the appropriate individuals for discussion of such entity’s business, properties and personnel as the other Party or its Representatives may reasonably request. No investigation pursuant to this Section 5(g) shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

(h) Other Offers.

(i) The Company shall not, whether directly or indirectly through advisors, agents, or other intermediaries, nor shall the Company authorize or permit any of its officers, directors, agents, representatives, or advisors to (A) solicit, initiate, or encourage any inquiries or proposals that constitute a proposal or offer for a merger, consolidation, recapitalization, liquidation, dissolution, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer or exchange offer), or similar transaction involving the Company, other than the transactions contemplated by this Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent, or materially delay the Merger or which could reasonably be expected to materially dilute the benefits to Parent of the transactions contemplated hereby (each such transaction, inquiries, or proposals being referred to in this Agreement as an “Acquisition Proposal”), (B) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (C) agree to, approve, or recommend any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or its Board of Directors from furnishing non-public information to, or entering into discussions or negotiations with, any person or entity, or taking any other action deemed necessary, in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity or recommending an unsolicited bona fide written

Acquisition Proposal to the shareholders, if and only to the extent that the Board of Directors determines in good faith upon the written advice of outside legal counsel that such action is necessary for it to comply with its fiduciary duties to shareholders under applicable law (a “Fiduciary Finding”);

(ii) The Company shall notify Parent promptly (and no later than 24 hours) after receipt by the Company (or its advisors), of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books, or records of the Company by any person or entity that informs the Company that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry, or contact, including, specifically, a copy of any written Acquisition Proposal;

(iii) The Board of Directors of the Company shall not take any of the actions referred to in clause (C) first sentence of Section 5(h)(i) until after giving at least five (5) days’ written notice to Parent with respect to its intent to take such action and providing Parent all of the information called for in this Section 5(h). During the five-day notice period the Parent shall have the opportunity to amend its offer to match or exceed the Acquisition Proposal. If in the opinion of the Company’s Board of Directors the consideration offered by Parent represents substantially equivalent or greater value than the Acquisition Proposal, then this Agreement shall be amended to reflect such revised consideration offered by Parent and in such event, this Agreement shall continue in force, as so amended;

(iv) The Company shall immediately cease and cause its advisors, agents, and other intermediaries to cease any and all existing activities, discussions, or negotiations with any Parties conducted heretofore with respect to any Acquisition Proposal;

(v) If a Payment Event occurs, the Company shall pay to Parent, within one business day following such event, a fee of $10,000,000 by wire transfer of immediately available funds. Such fee obligation shall be in addition to any payment obligation of the termination pursuant to Section 7(c). “Payment Event” means this Agreement has been terminated pursuant to any of the following events:

(A) the termination of this Agreement by Parent pursuant to Section 7(a)(iv) or the Company pursuant to Section 7(a)(v) and the Company shall have signed a definitive agreement for an Alternative Transaction within twelve (12) months of the termination of this Agreement;

(B) the termination of this Agreement by Parent pursuant to Section 7(a)(viii) after a willful breach by the Company of this Agreement; or

(C) the termination of this Agreement by Parent or the Company pursuant to Section 7(a)(vi) as a result of the failure to receive the Requisite Shareholder Approval of this Agreement and the Merger by the shareholders of the Company at a duly held meeting of the Company’s Stockholders or any adjournment thereof if, (I) at the time of such failure, there shall have been announced an Alternative Transaction (as defined below) which shall not have been absolutely and unconditionally withdrawn and abandoned and (II) the Company shall have signed a definitive agreement for such Alternative Transaction within twelve (12) months of such failure.

(vi) As used in this Agreement, “Alternative Transaction” means a merger, consolidation, recapitalization, liquidation, dissolution, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer or exchange offer), or similar transaction involving the Company in which (A) any person (or group of persons) other than Parent or its Affiliates (a “Third Party”) acquires more than 30% of the outstanding Company Shares or equity interests of the entity surviving such transaction, (B) any other transaction pursuant to which any Third Party acquires control of assets of the Company having a fair market value equal to more than 30% of the fair market value of all the assets of the Company, and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (C) any public announcement of a proposal, plan, or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

(vii) this Section 5(h) shall survive any termination of this Agreement, however caused.

(i) Pooling; Reorganization

(i) The Company shall take or cause to be taken all reasonable acts (without breaching any obligation to any other Person) required in order to permit the Company to be eligible to have the Merger be accounted for as a pooling of interests, including but not limited to, issuing approximately 300,000 Company Shares.

(ii) The Company shall not knowingly take, or knowingly permit any controlled Affiliate of the Company to take, any action that could prevent the Merger from being treated (A) for financial accounting purposes as a “pooling of interests” under GAAP; it being understood and agreed that if the Company’s independent accountants advise the Company in writing that such an action would not prevent the Merger from being so treated, such action will be conclusively deemed not to constitute a breach of this Section 5(i) or (B) as a “reorganization” within the meaning of Section 368 of the Code.

(iii) The Company shall use its reasonable best efforts to obtain an executed affiliate pooling agreement substantially in the form attached hereto as Exhibit E from each of the Persons identified in Section 5(i) of the Company Disclosure Schedule concurrently with the execution of this Agreement and thereafter from any other person who may be deemed an affiliate of the Company regarding compliance with Rule 145 under the Securities Act and the requirements for accounting treatment of the Merger as a “pooling of interests” (each such agreement, a “Company Affiliate Pooling Agreement”)

(iv) The Parent shall take or cause to be taken all reasonable acts (without breaching any obligation to any other Person) required in order to permit the Parent to be eligible to have the Merger be accounted for as a pooling of interests, including but not limited to, issuing approximately 2,000,000 Parent Shares currently held in treasury.

(v) Parent shall not knowingly take or knowingly permit any controlled Affiliate of Parent to take, any action that could prevent the Merger from being treated (A) for financial accounting purposes as a “pooling of interests” under GAAP; it being understood and agreed that if Parent’s independent accountants advise Parent in writing that such an action would not prevent the Merger from being so treated, such action will be conclusively deemed not to constitute a breach of this Section 5(i); or (B) as a “reorganization” within the meaning of Section 368 of the Code.

(vi) Parent shall use its reasonable efforts to obtain an executed affiliate pooling agreement in substantially the form of attached Exhibit E from each of the Persons identified in Section 5(i) of the Parent Disclosure Schedule regarding compliance with the requirements for accounting treatment of the Merger as a “pooling of interests” (each such agreement a “Parent Affiliate Pooling Agreement”).

(j) Notification of Certain Matters.

(i) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which results in any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect (or, in the case of any representation or warranty qualified by its terms by materiality, Parent Materially Adverse Effect or Company Materially Adverse Effect, then untrue or inaccurate in any respect) and any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5(j) shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

(ii) Each of the Company and Parent shall give prompt notice to the other of (A) any notice or other communication from any Person alleging that the approval of such Person is or may be required in connection with the Merger and the transactions contemplated hereby; (B) any notice or other communication from any Authority in connection with the Merger and the transactions contemplated hereby; (C) any Litigation, relating to or involving or otherwise affecting the Company, Parent, or their respective Subsidiaries that relates to the Merger and the transactions contemplated hereby; or (D) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under any Company Material Agreement or Parent Material Agreement; and (E) any change that could reasonably be expected to have a Company Materially Adverse Effect or Parent Materially Adverse Effect or is likely to delay or impede the ability of either Parent or the Company to consummate the transactions contemplated by this Agreement or to fulfill their respective obligations set forth herein.

(iii) Each of the Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third Persons, and use, and cause their respective Subsidiaries to use, its reasonable best efforts to obtain any consents from third Persons (A) necessary, proper or advisable to consummate the transactions contemplated by this Agreement; (B) otherwise required under any contracts in connection with the consummation of the transactions contemplated hereby; or (C) required to prevent a Company Materially Adverse Effect or Parent Materially Adverse Effect from occurring. If any Party shall fail to obtain any such consent from a third Person, such Party shall use its reasonable best efforts, and will take any such actions reasonably requested by the other Parties, to limit the adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which would result after the Effective Time, from the failure to obtain such consent.

(k) Listing on the Nasdaq National Market. Parent shall use its reasonable best efforts to cause the Parent Shares to be issued in the Merger and pursuant to Parent’s options to be issued pursuant to Section 5(q) to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time.

(l) Public Announcements. Parent and the Company shall consult with and obtain the approval of the other Party before issuing any press release or other public announcement with respect to the Merger or this Agreement and shall not issue any such press release prior to such consultation and approval, except as may be required by Law or any listing agreement related to the trading of the shares of either Party on any national securities exchange or national automated quotation system, in which case the Party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other Party before issuing any such press release or making any such public announcement.

(m) Takeover Laws. If any form of anti-takeover Law, regulation, Charter or bylaw provision, or contract is or shall become applicable to the Merger or the transactions contemplated hereby, the Company and the Board of Directors of the Company shall grant such approvals and take such actions as are necessary under such Law, provisions, and contracts so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such Law, provision, or contract on the transactions contemplated hereby.

(n) Accountant’s Letters.

(i) The Company shall use its reasonable best efforts to cause to be delivered to Parent a “comfort” letter of the Company’s accountants, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Parent and the Company, in form and substance reasonably satisfactory and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

(ii) Parent shall use its reasonable best efforts to cause to be delivered to the Company a “comfort” letter of Parent’s accountants dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Parent and the Company, in form and substance reasonably satisfactory and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

(o) Additional Parent Directors. Immediately following the Effective Time, Parent shall expand its Board of Directors and add as directors the current CEO of the Company and one other person (who shall qualify as an “independent director”) designated by the current CEO of the Company. The current CEO of the Company shall be designated a Class II director and the other nominee shall be designated a Class I director on Parent’s Board of Directors. The Parent agrees to nominate the Company’s current CEO as part of its slate of directors for which the Parent seeks proxies in connection with the election of directors next following the Effective Time.

(p) Hart-Scott-Rodino Act. Each of the Parties will file any notification and report forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use its best efforts to obtain an early termination of the applicable waiting period, will make any further filings pursuant thereto that may be necessary, proper, or advisable, and will not terminate or withdraw such application without the consent of the other Parties. The Parent shall pay the filing fee associated with such filings.

(q) Company Stock Options and Company Stock Plans; Outstanding Company Stock Options.

(i) At the Effective Time, each Outstanding Company Stock Option, whether vested or unvested, will be assumed by Parent automatically and without further action in accordance with this Agreement. Each such Outstanding Company Stock Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Company Stock Option Plans, option agreements thereunder and other relevant documentation immediately prior to the Effective Time, except that such Outstanding Company Stock Option will be exercisable solely for that number of whole Parent Shares equal to the product of the number of Company Shares that were purchasable under such Outstanding Company Stock Option immediately prior to the Effective Time multiplied by 1.7, rounded down to the nearest whole number of Parent Shares, and the per-share exercise price for the Parent Shares issuable upon exercise of such assumed Outstanding Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of Company Shares at which such Outstanding Company Stock Option was exercisable immediately prior to the Effective Time by 1.7, and rounding the resulting exercise price up to the nearest whole cent; provided, however, that in the case of any option to which section 421 of the Code applies by reason of its qualification under section 422 of the Code (“incentive stock options”), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in accordance with the method set forth above unless use of such method will not preserve the status of such options as incentive stock options, in which case the manner of determination shall be adjusted in a manner that both complies with Section 424(a) of the Code and results in the smallest modification in the economic values that otherwise would be achieved by the holder pursuant to the method set forth above; and provided further, that notwithstanding any other provisions of this Section 5(q), if use of the above methods would disqualify the Merger as a “pooling of interests” for financial accounting purposes, then such methods will be adjusted to the extent necessary to preserve such accounting treatment.

(ii) Parent shall reserve for issuance a sufficient number of Parent Shares for delivery upon exercise of Outstanding Company Stock Options assumed by Parent under this Agreement. Parent shall file as soon as practicable after the Effective Date a registration statement on Form S-8 under the Securities Act covering the Parent Shares issuable upon the exercise of the Outstanding Company Stock Options assumed by Parent pursuant to this Section, and shall use its reasonable efforts to cause such registration statement to become effective as soon thereafter as practicable and to maintain such registration in effect until the exercise or expiration of such assumed Outstanding Company Stock Options.

(iii) The vesting of each Outstanding Company Stock Option shall not accelerate as a result of, or in connection with, the transactions contemplated hereby, except to the extent required by the existing terms of the Company Stock Option Plans or the option agreement pursuant to which it was granted. In addition, the Company shall ensure that no discretion is exercised by the Board of Directors or any committee thereof or any other body or Person so as to cause the vesting of any Outstanding Company Stock Option or any other warrant or right to acquire Company Shares to accelerate.

(r) Insurance and Indemnification.

(i) The Parent will not take any action to alter or impair any exculpatory or indemnification provisions now existing in the Charter or bylaws of the Company for the benefit of any individual who is serving or has served as a director or officer of the Company or is or was otherwise entitled to indemnification thereunder at any time prior to the Effective Time;

(ii) From and after the Effective Time, Parent shall indemnify, defend and hold harmless any person who is on the date hereof, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, director, employee or agent (the “Indemnified Party”) of the Company or any of its Subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including attorneys’ fees and expenses), judgments, fines, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each, a “Claim”) to the extent that any such Claim is based on or arises out of, (A) the fact that any person is or was a director, officer, employee or agent of the Company or any of its Subsidiaries at any time prior to the Effective Time or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at any time prior to the Effective Time, or (B) this Agreement or any of the transactions contemplated hereby or thereby in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time (the matters described in clauses (A) and (B), the “Pre-Merger Matters”), to the fullest extent indemnified under the Company’s Charter, bylaws or any indemnification agreements in effect as of the date hereof, or under the Tennessee Business Corporation Act, including in each case provisions relating to the advancement of expenses incurred in the defense of any action or suit.

(iii) Parent agrees that all right to indemnification and all limitations or exculpation of liabilities existing in favor of any Indemnified Party as provided in the Company’s Charter, bylaws or the Tennessee Business Corporation Act as in effect as of the Effective Time shall continue in full force and effect with respect to Pre-Merger Matters, without any amendment thereto, for a period of six years from the Effective Time to the extent such rights are consistent with the Tennessee Business Corporation Act, provided, that in the event any Claim or Claims with respect to any such Pre-Merger Matters are asserted or made within such six-year period, all rights to indemnification in respect of any such Claim or Claims shall continue until disposition of any such Claim or Claims; provided, however, that any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under the Tennessee Business Corporation Act, the Company’s Charter or bylaws, as the case may be, shall be made by independent legal counsel selected by the Indemnified Party and reasonably acceptable to the Parent, retained at the Parent’s expense, and provided further that nothing in this Section shall impair any rights or obligations of any present or former directors or officers of the Company.

(iv) Parent shall maintain in effect the Company’s directors’ and officers’ liability insurance policy at the Effective Time (“D&O Insurance”) with respect to Pre-Merger Matters for a period of not less than six years after the Effective Time, provided, that the Parent may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers.

(v) The provisions of this Section 5(o) are intended to be for the benefit of, and shall be enforceable by, each Person entitled to indemnification hereunder and the heirs and representatives of such Person.

(s) Additional Agreements. Each of the Parent and the Company shall use its best efforts to cause (i) the Voting Agreements to be executed and delivered contemporaneously herewith; (ii) each of the Persons identified in Section 5(i) of the Company Disclosure Schedule to execute and deliver a Company Affiliate Pooling Agreement as soon as reasonably practicable after the date hereof; (iii) each of the Persons identified in Section 5(i) of the Parent Disclosure Schedule to execute and deliver a Parent Affiliate Pooling Agreement as soon as reasonably practicable after the date hereof; and (iv) each of the individuals listed in Section 5(s) of the Company Disclosure Schedule to execute and deliver an Employment Agreement effective from and after the Effective Time (the “Employment Agreements”), substantially in the form attached hereto as Exhibit F-1, F-2, F-3, and F-4, respectively. In addition, at the Effective Time and contemporaneously with entering into the Employment Agreements, the Parent shall enter into stock option agreements with the Executives entering into the Employment Agreements in a form similar to those customarily used by Parent for its executive officers and providing for a grant of an option to purchase the number of Parent Shares set forth opposite the name of each such executive in Section 5(s) of the Parent Disclosure Schedule.

      6.  Conditions to Obligation to Close.

(a) Conditions to Obligation of the Parent and the Merger Sub. The obligation of each of the Parent and the Merger Sub to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the Company shall have received the Requisite Stockholder Approval of this Agreement and the Merger at the Company Special Meeting, and the Parent shall have received the Requisite Stockholder Approval of the issuance of Parent Shares and the other matters required to be submitted to the Parent’s stockholders in accordance with this Agreement;

(ii) the Company shall have procured all of the third party consents specified in Section 3(d) of the Company Disclosure Schedule, except where the failure to obtain such consents would not have a Company Materially Adverse Effect;

(iii) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time (other than representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct, on and as of such particular date) except where the failure to be true and correct would not reasonably be expected to result in a Company Materially Adverse Effect;

(iv) the Company shall have performed and complied with all of its covenants and agreements hereunder in all material respects through the Closing;

(v) no temporary restraining order, preliminary or permanent injunction, or other Order of an Authority with competent jurisdiction shall have been issued and shall be in effect at the Effective Time which would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Parent to own the capital stock of the Surviving Corporation and to control the Surviving Corporation, or (D) affect adversely the right of the Surviving Corporation to own its assets and to operate its businesses;

(vi) the Company shall have delivered to the Parent and the Merger Sub a certificate to the effect that each of the conditions specified above in Section 6(a)(i) through (v) is satisfied in all respects;

(vii) the Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement or the use of the Joint Proxy Statement shall have been issued by the SEC; and no proceedings for that purpose shall have been initiated or, to the Knowledge of the Parent or the Company, threatened by the SEC; and the Parent Shares issuable hereunder shall have been approved for listing on The Nasdaq National Market subject to official notice of issuance;

(viii) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties shall have received all other authorizations, consents, and approvals of Authorities referred to in Section 3(d) and Section 4(d) above;

(ix) the Parent and the Merger Sub shall have received from counsel to the Company an opinion in form and substance reasonably satisfactory to the Parent, addressed to the Parent and the Merger Sub, and dated as of the Closing Date;

(x) all actions to be taken by the Company in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Parent and the Merger Sub;

(xi) each of the Employment Agreements, in form and substance shall have been executed and delivered;

(xii) no Company Materially Adverse Effect shall have occurred;

(xiii) Parent shall have received a letter from its independent accountants in form and substance reasonably satisfactory to Parent, dated the Closing Date, concurring with management’s conclusions that the transactions contemplated by this Agreement, including the Merger, will qualify as a “pooling of interests” business combination in accordance with GAAP and the criteria of Accounting Principles Board Opinion No. 16 and the regulations of the SEC, such letter shall not have been revoked or modified in any material respect, and Parent shall not have received any indication from the SEC that the Merger may not so qualify;

(xiv) each of the Persons identified in Section 5(i) of the Company Disclosure Schedule shall have executed and delivered a Company Affiliate Pooling Agreement which shall be in full force and effect.

The Parent and the Merger Sub may waive any condition specified in this Section 6(a) if they execute a writing so stating at or prior to the Closing.

(b) Conditions to Obligation of the Company. The obligation of the Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement or the use of the Proxy Statement shall have been issued by the SEC; no proceedings for that purpose shall have been initiated or, to the Knowledge of the Parent or the Company, threatened by the SEC; and the Parent Shares issuable hereunder shall have been approved for listing on The Nasdaq National Market subject to official notice of issuance;

(ii) the Parent shall have procured all of the third-party consents specified in Section 4(d) of the Parent Disclosure Schedule, except where the failure to obtain such consents would not have a Parent Materially Adverse Effect;

(iii) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time (other than representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct, on and as of such particular date) except where the failure to be true and correct would not reasonably be expected to result in a Parent Materially Adverse Effect;

(iv) each of the Parent and the Merger Sub shall have performed and complied with all of its covenants and agreements hereunder in all material respects through the Closing;

(v) no temporary restraining order, preliminary of permanent injunction, or other Order of an Authority with competent jurisdiction shall have been issued and shall be in effect at the Effective Time which would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Parent to own the capital stock of the Surviving Corporation and to control the Surviving Corporation, or (D) affect adversely the right of the Surviving Corporation to own its assets and to operate its businesses;

(vi) each of the Parent and the Merger Sub shall have delivered to the Company a certificate to the effect that each of the conditions specified above in Section 6(b)(i) through (v) is satisfied in all respects;

(vii) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties shall have received all other authorizations, consents, and approvals of Authorities referred to in Section 3(d) and Section 4(d) above;

(viii) the Company shall have received from counsel to the Parent and the Merger Sub an opinion in form and substance reasonably satisfactory to the Company, addressed to the Company, and dated as of the Closing Date;

(ix) all actions to be taken by the Parent and the Merger Sub in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Company;

(x) no Parent Materially Adverse Effect shall have occurred;

(xi) the Company shall have received a letter from its independent accountants in form and substance reasonably satisfactory to the Company, dated the Closing Date, concurring with management’s conclusions that the transactions contemplated by this Agreement, including the Merger, will qualify as a “pooling of interests” business combination in accordance with GAAP and the criteria of Accounting Principles Board Opinion No. 16 and the Regulations of the SEC; and the Company shall not have received any indication from the SEC that the Merger may not so qualify;

(xii) each of the Persons identified in Section 5(i) of the Company Disclosure Schedule shall have executed and delivered a Parent Affiliate Pooling Agreement which shall be in full force and effect;

(xiii) each of the persons listed on Section 5(s) of the Company Disclosure Schedule shall have entered into an Employment Agreement with the Company;

(xiv) the Fairness Opinion shall remain in full force and effect and shall not have been revoked or modified in any material respect;

(xv) the Company shall have received the Requisite Stockholder Approval of this Agreement and the Merger at the Company Special Meeting; and

(xvi) the Company shall have received the opinion of its tax counsel, in the form and substance reasonably satisfactory to the Company, and dated as of the Effective Time, to the effect that the Merger will constitute a transaction described in Section 368(a) of the Code and neither the Company nor its shareholders shall recognize gain or loss for federal income tax purposes as a result of the Merger (other than with respect to cash paid in lieu of fractional shares).

The Company may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

      7.  Termination.

(a) Termination. This Agreement may be terminated prior to the Effective Time as follows (notwithstanding any approval of the Merger by the stockholders of the Parent, Merger Sub, and the Company):

(i) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company at any time;

(ii) by Parent or Company if the Closing shall not have occurred on or before September 30, 2001; provided that such right shall not be available to any Party whose willful failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Merger to be consummated on or before such date;

(iii) by the Parent if there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited; or if any Order enjoining Parent or the Company from consummating the Merger is entered and such Order shall become final and non-appealable;

(iv) by Parent, if (A) the Board of Directors of the Company shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do any of the foregoing; (B) the Board of Directors of the Company shall have recommended to the shareholders of the Company an Alternative Transaction; or (C) a tender offer or exchange offer for 30% or more of the outstanding Company Shares is commenced and the Board of Directors of the Company fails to timely recommend that the shareholders of the Company not tender their shares in such tender or exchange offer;

(v) by the Company if prior to the Effective Time, in good faith, the Board of Directors of the Company shall have made a Fiduciary Finding and have withdrawn or modified or amended, in a manner adverse to Parent, its approval or recommendation of this Agreement and the Merger or its recommendation that stockholders of the Company adopt and approve this Agreement and the Merger in order to permit the Company to execute a definitive agreement providing for the acquisition of the Company or in order to approve a tender or exchange offer for any or all of the Company Shares; provided that the Company shall be in compliance with Section 5(h);

(vi) by either the Company or Parent if, at a duly held stockholders meeting of the Company or any adjournment thereof at which this Agreement and the Merger is voted upon, the Requisite Stockholder Approval shall not have been obtained;

(vii) by either the Company or Parent if, at a duly held stockholders meeting of the Parent or any adjournment thereof at which issuance of Parent Shares as required under Section 2 is voted upon, the Requisite Stockholder Approval shall not have been obtained;

(viii) by Parent, if neither Parent nor Merger Sub is in material breach of its obligations under this Agreement, and if (A) at any time that any of the representations and warranties of the Company herein become untrue or inaccurate such that Section 6(a)(iii) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7(a)(viii)) or (B) there has been a breach on the part of the Company of any of its covenants or agreements contained in this Agreement such that Section 6(a)(iv) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7(a)(viii)), and, in both case (A) and case (B), such breach (if curable) has not been cured within 30 days after notice to the Company;

(ix) by the Company, if it is not in material breach of its obligations under this Agreement, and if (A) at any time that any of the representations and warranties of Parent or Merger Sub herein become untrue or inaccurate such that Section 6(b)(iii) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7(a)(ix)) or (B) there has been a breach on the part of Parent or Merger Sub of any of their respective covenants or agreements contained in this Agreement such that Section 6(b)(iv) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7(a)(ix)), and such breach (if curable) has not been cured within 30 days after notice to Parent; or

(x) by the Company, if the Board of Directors of Parent shall have withdrawn or modified its recommendation in favor of the issuance of Parent Shares pursuant to the Merger in a manner adverse to the Company or shall have resolved to do any of the foregoing.

The Party desiring to terminate this Agreement pursuant to Section 7(a)(ii) through (x) shall give written notice of such termination to the other Party in accordance with Section 8(h).

(b) Effect of Termination. In the event of termination of this Agreement as provided in Section 7(a), this Agreement shall immediately become void and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company or their respective officers, directors, shareholders, or Affiliates, except as set forth in Section 5(h) and Section 7(c) and such Section 5(h) and Section 7(c) of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

(c) Fees and Expenses.

(i) Except as set forth in this Section 7(c), all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, regardless of whether the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in relation to the printing and filing of the Joint Proxy Statement (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits).

(ii) Company shall pay Parent a termination fee equal to $1,000,000 plus the aggregate amount of Parent’s documented expenses not to exceed $1,000,000, upon the earliest to occur of the following events:

(A) the termination of this Agreement by Parent pursuant to Section 7(a)(iv) or the Company pursuant to Section 7(a)(v);

(B) the termination of this Agreement by Parent pursuant to Section 7(a)(viii) after a willful breach by the Company; or

(C) the termination of this Agreement by Parent or the Company pursuant to Section 7(a)(vi) as a result of the failure to receive the requisite vote for approval of this Agreement and the Merger by the shareholders of the Company at the Company’s Special Meeting if, (I) at the time of such failure, there shall have been announced an Alternative Transaction which shall not have been absolutely and unconditionally withdrawn and abandoned and (II) the Company shall have signed a definitive agreement for such Alternative Transaction within twelve (12) months of such failure.

(iii) Parent shall pay the Company a termination fee equal to $1,000,000 plus the aggregate amount of the Company’s documented expenses not to exceed $1,000,000, upon the earliest to occur of the following events:

(A) the termination of this Agreement by the Company pursuant to Section 7(a)(x); or

(B) the termination of this Agreement by the Company pursuant to Section 7(a)(ix) after a willful breach by Parent of this Agreement.

(iv) The expenses and fees, if applicable, payable pursuant to this Section 7 shall be paid within thirty (30) days after submission by Parent or the Company, as the case may be.

      8.  Miscellaneous.

(a) Survival. None of the representations and warranties of the Parties will survive the Effective Time.

(b) Reserved.

(c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that (i) the provisions in Section 2 above concerning payment of the Merger Consideration are intended for the benefit of the Company Stockholders and (ii) the provisions in Section 5(r) above concerning insurance and indemnification are intended for the benefit of the individuals specified therein and their respective legal representatives.

(d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

(f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) Notices. Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally (including by nationally recognized overnight courier service) or sent by telegram or by certified mail, postage prepaid, and sent by telecopier as follows:

      If to Parent or the Merger Sub, to:

Swift Transportation Co., Inc.

2200 South 75th Avenue
Phoenix, Arizona 85043
(623) 269-9700 Telephone
(623) 907-7503 Fax
Attn: William F. Riley, III

      With a required copy to:

Mark A. Scudder

Scudder Law Firm, P.C.
411 S. 13th Street, Suite 200
Lincoln, Nebraska 68508
(402) 435-3223 Telephone
(402) 435-4239 Fax

      If to the Company, to:

M.S. Carriers, Inc.

3171 Directors Row
Memphis, Tennessee 38131
(901) 332-2500 Telephone
(901) 344-4607 Fax
Attn: M.J. Barrow

      With a required copy to:

Robert E. Orians

Martin, Tate, Morrow & Marston, P.C.
22 N. Front Street, Suite 1100
Memphis, Tennessee 38103
(901) 522-9000 Telephone
(901) 527-3746 Fax

or to such other address as the addressee shall have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval, or other communication shall be deemed to have been given as of the date so personally delivered, telegraphed, or deposited in the mail and telecopied.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Tennessee without giving effect to any choice or conflict of law provision or rule (whether of the State of Tennessee or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Tennessee.

(j) Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the Tennessee Business Corporation Act. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l) Expenses. Each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(m) Incorporation of Exhibits and Schedules. The Exhibits and Disclosure Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(n) Enforcement of Agreement. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

      IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their duly authorized representative as of the date first above written.

Swift Transportation Co., Inc.,
a Nevada corporation

By: /s/ JERRY MOYES

Jerry Moyes, Chairman, President and
Chief Executive Officer

Sun Merger, Inc.,
a Tennessee Corporation

By: /s/ JERRY MOYES

Jerry Moyes, President

M.S. Carriers, Inc.
a Tennessee Corporation

By: /s/ MICHAEL S. STARNES

Michael S. Starnes, Chairman, President and
Chief Executive Officer

ANNEX B

VOTING AGREEMENT

      This VOTING AGREEMENT (“Agreement”), is made as of December 11, 2000 among Swift Transportation Co., Inc., a Nevada corporation (“Parent”), Sun Merger, Inc., a corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Michael S. Starnes a stockholder (“Stockholder”) of M. S. Carriers, Inc. a Tennessee corporation (the “Company”).

      WHEREAS, Parent, Merger Sub, and the Company are, concurrently with the execution and delivery of this Agreement, entering into a Merger Agreement, dated as of the date hereof (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into the Company (the “Merger”);

      WHEREAS, as of the date hereof, Stockholder is the record and/or beneficial owner of the number of Company Shares set forth on the signature page hereof beneath such Stockholder’s name (with respect to the Stockholder, such Stockholder’s “Existing Shares” and, together with any Company Shares as to which record and/or beneficial ownership is acquired after the date hereof, whether upon the exercise of warrants, options, conversion of convertible securities, or otherwise, such Stockholder’s “Shares”) and the record owner of options to purchase the number of Company Shares set forth on the signature page hereof beneath such Stockholder’s name;

      WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent and Merger Sub have required that Stockholder agree, and Stockholder has agreed, to enter into this Agreement; and

      WHEREAS, among other things, Stockholder, Parent, and Merger Sub desire to set forth their agreement with respect to the voting of the Shares in connection with the Merger, upon the terms and subject to the conditions set forth herein.

      NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Agreement to Vote. Stockholder hereby agrees that he shall, and shall cause the holder of record on any applicable record date to, from time to time, at the request of Parent, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of the Company, however called, or in connection with any written consent of the holders of Company Shares, (a) if a meeting is held, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum, and (b) vote or consent (or cause to be voted or consented), in person or by proxy, all Shares, and any other voting securities of the Company (whether acquired heretofore or hereafter) that are beneficially owned or held of record by Stockholder or as to which Stockholder has, directly or indirectly, the right to vote or direct the voting, in favor of the approval and adoption of the Merger Agreement, the Merger, and any action required in furtherance thereof.

2. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership, and economic benefits of and relating to the Shares shall remain vested in and belong to Stockholder. Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct Stockholder in the voting of any of the Shares, except as otherwise provided herein, or in the performance of the Stockholder’s duties or responsibilities as a stockholder of the Company.

3. No Inconsistent Agreements. Stockholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, the Stockholder (i) has not entered, and shall not enter at any time while this Agreement remains in effect, into any voting agreement or voting trust with respect to the Shares and (ii) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, power of attorney, or any similar agreement with respect to the Shares, in either case, which is inconsistent with such Stockholder’s obligations pursuant to this Agreement.

4. Authorization; Validity of Agreement; Necessary Action. Stockholder has full power and authority to execute and deliver this Agreement, to perform Stockholder’s obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of Stockholder, enforceable against him in accordance with its terms.

5. Adjustments. In the event of a stock dividend or distribution, or any change in the Company Shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares, or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged. Stockholder shall be entitled to receive any cash dividend paid by the Company during the term of this Agreement.

6. Termination. This Agreement shall terminate and no party shall have any rights or duties hereunder upon the earlier of (a) the Effective Time or (b) termination of the Merger Agreement. Nothing in this Section 7 shall relieve or otherwise limit any party of liability for breach of this Agreement.

7. Capacity. The obligations of Stockholder herein are made only in his capacity as a stockholder of the Company.

8. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered or sent as provided above or by facsimile or telecopier. All such notices or communications shall be deemed to be received (i) in the case of personal delivery, nationally recognized overnight courier, or registered or certified mail, on the date of such delivery and (ii) in the case of facsimile or telecopier or electronic mail, upon confirmed receipt.

9. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

10. Amendments; Assignment. This Agreement may not be amended except by written agreement by all the parties. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties, and any purported assignment without such consent shall be void.

11. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

12. Entire Agreement. This Agreement constitutes the entire agreement between Parent, Merger Sub, and Stockholder with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between Parent, Merger Sub, and Stockholder with respect to the subject matter hereof.

13. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

14. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Tennessee applicable to contracts executed in and to be performed entirely within that state.

15. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

16. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings given in the Merger Agreement.

      IN WITNESS WHEREOF, Parent, Merger Sub, and Stockholder have caused this Agreement to be signed by their respective officers or other authorized person thereunto duly authorized as of the date first written above.

Swift Transportation Co., Inc.
a Nevada corporation

By:	/s/ JERRY MOYES

Jerry Moyes, Chairman of the Board,
President, and Chief Executive Officer

Sun Merger, Inc.,
a Tennessee corporation

By:	/s/ JERRY MOYES

Jerry Moyes, President

/s/ MICHAEL S. STARNES

Michael S. Starnes, Individually

Number of Existing Shares: 2,688,730

ANNEX C

VOTING AGREEMENT

      This VOTING AGREEMENT (“Agreement”) is made as of December 11, 2000, among M. S. Carriers Inc., a Tennessee corporation (the “Company”), the Jerry and Vickie Moyes Family Trust dated 12/11/87, a stockholder (“Stockholder”) of Swift Transportation Co., Inc., a Nevada corporation (“Parent”), and Jerry Moyes, individually (“CEO”).

      WHEREAS, Parent, Merger Sub, and the Company are, concurrently with the execution and delivery of this Agreement, entering into a Merger Agreement, dated as of the date hereof (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into the Company (the “Merger”);

      WHEREAS, as of the date hereof, Stockholder and CEO together, the “Holders” are the record and/or beneficial owners of Parent Shares (such Parent Shares the “Existing Shares” and, together with any Parent Shares as to which record and/or beneficial ownership is acquired after the date hereof, whether upon the exercise of warrants, options, conversion of convertible securities, or otherwise, the “Shares”);

      WHEREAS, as an inducement and a condition to entering into the Merger Agreement, the Company has required that the Holders agree, and the Holders have agreed, to enter into this Agreement; and

      WHEREAS, among other things, the Holders and the Company desire to set forth their agreement with respect to the voting of the Shares in connection with the Merger, upon the terms and subject to the conditions set forth herein.

      NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Agreement to Vote. The Holders hereby agree that they shall, and shall cause any applicable holder of record on any applicable record date to, from time to time, at the request of the Company, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of Parent, however called, or in connection with any written consent of the holders of Parent Shares, (a) if a meeting is held, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum, and (b) vote or consent (or cause to be voted or consented), in person or by proxy, all Shares, and any other voting securities of Parent (whether acquired heretofore or hereafter) that are beneficially owned or held of record by Holder or as to which such Holder has, directly or indirectly, the right to vote or direct the voting, in favor of the approval of the issuance of Parent Shares in the Merger, and any action required in furtherance thereof.

2. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership, and economic benefits of and relating to the Shares shall remain vested in and belong to the Holders. The Company shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of Parent or exercise any power or authority to direct the Holders in the voting of any of the Shares, except as otherwise provided herein, or in the performance of the Holders’ duties or responsibilities as a stockholder of Parent.

3. No Inconsistent Agreements. Each Holder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, it (i) has not entered, and shall not enter at any time while this Agreement remains in effect, into any voting agreement or voting trust with respect to the Shares and (ii) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, power of attorney, or any similar agreement with respect to the Shares, in either case, which is inconsistent with such Holder’s obligations pursuant to this Agreement.

4. Agreement of CEO. CEO hereby agrees that he will use his best efforts cause any entity controlled by him to vote any Parent Shares held of record by such entity in favor of the approval and adoption of the issuance of Parent Shares in the Merger, and any action required in furtherance thereof.

5. Authorization; Validity of Agreement; Necessary Action. Each of the Holders has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Holders, and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each Holder, enforceable against it in accordance with its terms.

6. Adjustments. In the event of a stock dividend or distribution, or any change in Parent Shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares, or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged. The Holders shall be entitled to receive any cash dividend paid by the Parent during the term of this Agreement.

7. Termination. This Agreement shall terminate and no party shall have any rights or duties hereunder upon the earlier of (a) the Effective Time or (b) termination of the Merger Agreement. Nothing in this Section 8 shall relieve or otherwise limit any party of liability for breach of this Agreement.

8. Capacity. The obligations of each Holder herein are made only in its capacity as a stockholder of Parent.

9. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered or sent as provided above or by facsimile or telecopier. All such notices or communications shall be deemed to be received (i) in the case of personal delivery, nationally recognized overnight courier, or registered or certified mail, on the date of such delivery and (ii) in the case of facsimile or telecopier or electronic mail, upon confirmed receipt.

10. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

11. Amendments; Assignment. This Agreement may not be amended except by written agreement by all the parties. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties, and any purported assignment without such consent shall be void.

12. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

13. Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Holders with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the Company and either Holder with respect to the subject matter hereof.

14. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

15. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada applicable to contracts executed in and to be performed entirely within that state.

16. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

17. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings given in the Merger Agreement.

      IN WITNESS WHEREOF, the Company and the Holders have caused this Agreement to be signed by their respective officers or other authorized person thereunto duly authorized as of the date first written above.

M. S. Carriers, Inc.
a Tennessee corporation

By:	/s/ MICHAEL S. STARNES

Chairman of the Board, President
and Chief Executive Officer

THE JERRY AND VICKIE MOYES FAMILY TRUST DATED 12/11/87

By:	/s/ JERRY MOYES

Jerry Moyes, Trustee

By:	/s/ VICKIE MOYES

Vickie Moyes, Trustee

/s/ JERRY MOYES

Jerry Moyes, Individually

ANNEX D

December 11, 2000

Board of Directors

M.S. Carriers, Inc.
3171 Directors Row
Memphis, TN 38131

Members of the Board of Directors:

      M.S. Carriers, Inc. (the “Company”), Swift Transportation, Inc. (the “Merger Partner”) and Sun Merger, Inc., a newly formed, wholly owned subsidiary of the Merger Partner (the “Merger Sub”), propose to enter into an Agreement and Plan of Reorganization, dated as of December 11, 2000 (the “Agreement”), pursuant to which the Merger Sub will be merged with the Company in a transaction (the “Merger”) in which each outstanding share of the Company’s common stock, par value $0.01 per share (the “Company Shares”), other than any Company Shares held in the Company’s treasury or owned by the Merger Partner, Merger Sub or any wholly owned subsidiary of the Company, will be converted into the right to receive 1.700 shares (the “Exchange Ratio”) of the common stock of the Merger Partner, par value $0.001 per share (the “Merger Partner Shares”).

      You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the holders of the Company Shares, other than the Merger Partner, the Merger Sub and each of their affiliates.

      In arriving at the opinion set forth below, we have, among other things:

(1) Reviewed certain publicly available business and financial information relating to the Company and the Merger Partner that we deemed to be relevant;

(2) Reviewed certain information including financial forecasts relating to the business, earnings, cash flows, assets, liabilities and prospects of the Company and the Merger Partner, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the “Expected Synergies”), based on publicly available information and information furnished to us by senior management of the Company and the Merger Partner;

(3) Conducted discussions with members of senior management of the Company and the Merger Partner concerning the matters described in clauses (1) and (2) above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies;

(4) Reviewed the market prices and valuation multiples for the Company Shares and the Merger Partner Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5) Reviewed the results of operations of the Company and the Merger Partner and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

(7) Participated in certain discussions and negotiations among representatives of the Company and the Merger Partner and their legal advisors;

(8) Reviewed the potential pro forma impact of the Merger; and

(9) Reviewed a draft dated December 11, 2000 of the Agreement.

      In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the

Merger Partner or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Merger Partner. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by the Company or the Merger Partner, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company’s or the Merger Partner’s management as to the expected future financial performance of the Company or the Merger Partner, as the case may be, and the Expected Synergies. We have further assumed that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles and that it will be tax-free for U.S. federal income tax purposes. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

      Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

      In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

      We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as the Merger Partner Shares and other securities of the Merger Partner, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

      This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto.

      We are not expressing any opinion herein as to the prices at which the Company Shares or the Merger Partner Shares will trade between the announcement and the consummation of the Merger, and we are not expressing any opinion herein as to the prices at which the Merger Partner Shares will trade following consummation of the Merger.

      On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of the Company Shares, other than the Merger Partner, Merger Sub and each of their affiliates.

Very truly yours,

/s/	Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

D-2

ANNEX E

SWIFT TRANSPORTATION CO., INC.

AUDIT COMMITTEE CHARTER

I.  General

      The Audit Committee is a committee of the Board of Directors of the Company. Its primary function is to assist the Board of Directors in overseeing the Company’s financial reporting process, including the quality and integrity of the Company’s financial reports and system of internal controls. The Company’s outside auditor is ultimately accountable to the Board of Directors and the Audit Committee.

II.  Composition

      The Audit Committee will consist of three or more directors. No member of the Audit Committee may have a relationship with the Company that may interfere with his or her exercise of independence from management and the Company. Each member must also satisfy any additional “independence” requirements established by the Nasdaq Stock Market, Inc. from time to time. Each member must be financially literate, as the Company’s Board of Directors interprets such qualification in its business judgment. At least one member of the Audit Committee must have accounting or related financial management expertise, as the Company’s Board of Directors interprets such qualification in its business judgment.

III.  Meetings

      The Committee will meet at least two times annually, or more frequently as circumstances dictate. The Committee may meet for a portion of each meeting with the Company’s management and the outside auditor, either collectively or individually, as warranted, and a portion of each meeting may be restricted to Committee members only.

IV.  Audit Committee Duties and Responsibilities

       1.  Encourage open communication among the outside auditor, management, and the Board of Directors.

       2.  Review any matters brought to the Audit Committee’s attention regarding financial, ethical, or legal matters.

       3.  Evaluate the outside auditor and recommend to the Board of Directors the selection, and where appropriate, the replacement of the outside auditor (or to recommend to the Board of Directors the outside auditor to be nominated for shareholder approval in any proxy statement).

       4.  Ensure that the outside auditor submits on a periodic basis to the Audit Committee a formal written statement delineating all relationships between the outside auditor and the Company, engage in a dialogue with the outside auditor with respect to any disclosed relationship that may impact the objectivity and independence of the outside auditor, and recommend to the Board of Directors that the Board take appropriate action in response to the outside auditor’s report to satisfy itself of the outside auditor’s independence.

       5.  Review the compensation of the outside auditor.

       6.  Maintain an awareness of key financial reporting issues and review proposed changes in financial reporting rules affecting the Company.

       7.  On at least an annual basis, inquire of management and the outside auditor about:

(a) the significant risks or exposures to the Company and assess the steps management has taken to minimize these risks; and

(b) legal, environmental, and tax liabilities.

       8.  Consider, in consultation with the outside auditor, the audit scope and plan of the outside auditor.

       9.  Consider and review with the outside auditor:

(a) The adequacy of the Company’s internal controls; and

(b) Any related significant findings and recommendations of the outside auditor, together with management’s responses.

      10.  Review with management and the outside auditor at the completion of the annual audit:

(a) The Company’s annual financial statements and related footnotes;

(b) The outside auditor’s audit of the financial statements and its report thereon;

(c) Any significant changes required in the outside auditor’s audit plan;

(d) Any serious difficulties or disputes with management encountered during the course of the audit; and

(e) Other matters related to the conduct of the audit that are to be communicated to the Committee under generally accepted auditing standards.

      11.  Prepare for inclusion in the Company’s proxy statement any report required by Securities and Exchange Commission rules or regulations.

      12.  Annually review this Audit Committee Charter and, if appropriate, recommend changes to the Board of Directors.

      Effective as of June 7, 2000.

/s/ JERRY C. MOYES

Jerry C. Moyes, Chairman of the Board of
Directors, President, and Chief Executive Officer

/s/ ALPHONSE E. FREI

Alphonse E. Frei, Director and Chairman
of the Audit Committee of the Board of
Director

E-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

      Indemnification Under Nevada Law and Swift’s Articles of Incorporation and Bylaws. The Nevada General Corporation Law requires Swift to indemnify officers and directors for any expenses, including attorneys’ fees, incurred by any officer or director in connection with any actions or proceedings, whether civil, criminal, administrative, or investigative, brought against such officer or director because of his or her status as an officer or director, to the extent that the director or officer has been successful on the merits or otherwise in defense of the action or proceeding. The Nevada General Corporation Law permits a corporation to indemnify an officer or director, even in the absence of an agreement to do so, for expenses incurred in connection with any action or proceeding if such officer of director acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the corporation and such indemnification is authorized by the stockholders, by a quorum of disinterested directors, by independent legal counsel in a written opinion authorized by a majority vote of a quorum of directors consisting of disinterested directors or by independent legal counsel in a written opinion if a quorum of disinterested directors cannot be obtained. The Nevada General Corporation Law prohibits indemnification of a director or officer if a final adjudication establishes that the officer’s or director’s acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and were material to the cause of action. Despite the foregoing limitations on indemnification, the Nevada General Corporation Law may permit an officer or director to apply to the court for approval of indemnification even if the officer or director is adjudged to have committed intentional misconduct, fraud, or a knowing violation of the law. The Nevada General Corporation Law also provides that indemnification of directors is not permitted for the unlawful payment of distributions, except for those directors registering their dissent to the payment of the distribution.

      Swift’s Articles of Incorporation eliminate personal liability of directors or officers for any expenses, claims, damages or liability incurred by reason of their position in the company to the fullest extent allowed under the Nevada General Corporation Law.

      Swift’s bylaws provide that Swift shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding by reason of the fact that he or she was or is a director, officer, employee, or agent of Swift. In addition, Swift’s bylaws provide that the Swift shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of Swift, by reason of the fact that he or she was or is a director, officer, employee, or agent of Swift, against expenses, actually and reasonably incurred if he or she acted in good faith, unless adjudged liable to Swift. Further, Swift’s bylaws provide that to the extent that a director, officer, employee, or agent of Swift has been successful on the merits or otherwise, in defense of any action, suit, or proceeding referred to above or in defense of any claim, matter, or issue therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

      Merger Agreement Provisions Relating To M.S. Carriers Directors and Officers. The merger agreement provides that Swift is obligated, for six years after the merger, to maintain in effect M.S. Carriers’ current directors’ and officers’ liability insurance, or policies of substantially similar coverage and amounts, covering acts or omissions occurring prior to the effective time of the merger. Swift is also obligated, to the fullest extent permitted by law, to indemnify and hold harmless, and provide advancement of expenses to, each person who is or has been an officer, director, employee, or agent of M.S. Carriers or any of its subsidiaries with respect to acts or omissions by them in their capacities as officers, directors, employees, or agents of M.S. Carriers or any of its subsidiaries or taken at the request of M.S. Carriers or any of its subsidiaries at any time on or prior to the merger, including for acts and omissions occurring in connection with the approval of the merger and the merger agreement. Swift will also cause the surviving corporation in the merger to maintain in its charter or bylaws for a period of six years the current provisions regarding indemnification of officers, directors, employees, and agents.

Item 21.  Exhibits and Financial Statement Schedules.

      (a)  List of Exhibits

Exhibit
Number	Description	Page or Method of Filing

2	Merger Agreement among Swift Transportation Co., Inc., Sun Merger, Inc., and M.S. Carriers, Inc., dated as of December 11, 2000	Attached hereto as Annex A
3.1	Articles of Incorporation of Swift (as amended and restated)	Incorporated by reference to Exhibit 4.1 of Swift’s Registration Statement on Form S-8 (Registration No. 333-85940)
3.2	Bylaws of Swift	Incorporated by reference to Exhibit 3.2 of Swift’s Registration Statement on Form S-3 (Registration No. 33-66034)
5	Opinion of Scudder Law Firm P.C., L.L.O. regarding the validity of the securities being registered	To be filed by amendment
8	Opinion of Ernst & Young LLP regarding material federal income tax consequences relating to the merger	To be filed by amendment
10.1	Stock Option Plan, as amended through November 18, 1994*	Incorporated by reference to Exhibit 10.7 of Swift’s Annual Report on Form 10-K for the year ended December 31, 1994 (the “1994 Form 10-K”)
10.2	Non-Employee Directors Stock Option Plan, as amended through November 18, 1994*	Incorporated by reference to Exhibit 10.8 of the 1994 Form 10-K
10.3	Employee Stock Purchase Plan, as amended through November 18, 1994*	Incorporated by reference to Exhibit 10.9 of the 1994 Form 10-K
10.4	Swift Transportation Co., Inc. Retirement (401(k) Plan dated January 1, 1992*	Incorporated by reference to Exhibit 10.14 of Swift’s Form S-1 Registration Statement (Registration No. 33-52454)
10.5	Note agreement dated February 26, 1996 by and between Swift Transportation Co., Inc. and Great-West Life & Annuity Insurance Company	Incorporated by reference to Exhibit 10.12 of Swift’s Annual Report on Form 10-K for the year ended December 31, 1995
10.6	Note agreement dated January 16, 1997 by and between Swift Transportation Co., Inc. and Wells Fargo Bank, N.A., ABN Amro Bank N.V., The Chase Manhattan Bank, and The First National Bank of Chicago	Incorporated by reference to Exhibit 10.11 of Swift’s Annual Report on Form 10-K for the year ended December 31, 1996
10.7	Asset Purchase Agreement dated as of February 20, 1997 among Swift Transportation Co., Inc. and Direct Transit, Inc. and Charles G. Peterson	Incorporated by reference to Exhibit 1 of Swift’s Current Report on Form 8-K dated April 8, 1997

Exhibit
Number		Description	Page or Method of Filing

10.8		First Modification Agreement to Note Agreement dated January 16, 1997 by and between Swift Transportation Co., Inc. and Wells Fargo Bank, N.A., ABN Amro Bank N.V., The Chase Manhattan Bank, and The First National Bank of Chicago	Incorporated by reference to Exhibit 10.13 of Swift’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 (the “1998 Third Quarter Form 10-Q”)
10.9		Second Modification Agreement to Note Agreement dated January 17, 1997 by and between Swift Transportation Co., Inc. and Wells Fargo Bank, N.V., ABN Amro Bank N.V., The First National Bank of Chicago, Norwest Bank Arizona, N.A., Keybank National Association, and Union Bank of California, N.A.	Incorporated by reference to Exhibit 10.14 of the 1998 Third Quarter Form 10-Q
10.1	0	1999 Stock Option Plan, as amended*	Incorporated by reference to Exhibit 4.3 of Swift’s Registration Statement on Form S-8 (Registration No. 333-53566)
10.1	1	Non-Employee Directors Stock Option Plan (Amended and Restated as of June 7, 2000)*	Incorporated by reference to Notice and Proxy Statement for Annual Meeting of Stockholders to be held on June 7, 2000
10.1	2	Receivables Sales Agreement dated as of December 30, 1999 among Swift Receivables Corporation, Swift Transportation Corporation, ABN AMRO Bank N.V., and Amsterdam Funding Corporation	Incorporated by reference to Exhibit 10.16 of Swift’s Annual Report on Form 10-K for the year ended December 31, 1999 (the “1999 Form 10-K”)
10.1	3	Purchase and Sale Agreement dated December 30, 1999 between Swift Transportation Corporation and Swift Receivables Corporation	Incorporated by reference to Exhibit 10.17 of the 1999 Form 10-K
10.1	4	Nonqualified Deferred Compensation Agreement*	Incorporated by reference to Exhibit 10.18 of Swift’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 (the “2000 First Quarter Form 10-Q”)
10.1	5	Operating Agreement of Transplace.com, LLC	Incorporated by reference to Exhibit 10.19 of the 2000 First Quarter Form 10-Q
10.1	6	Initial Subscription Agreement of Transplace.com, LLC	Incorporated by reference to Exhibit 10.20 of the 2000 First Quarter Form 10-Q
10.1	7	First Amendment dated December 28, 2000 to Receivables Sale Agreement dated as of December 30, 1999 among Swift Transportation Corporation, ABN AMRO Bank N.V., and Amsterdam Funding Corporation	Incorporated by reference to Exhibit 10.17 of Swift’s Annual Report on Form 10-K for the year ended December 31, 2000 (the “2000 Form 10-K”)
11		Schedule of computation of net earnings per share	Incorporated by reference to Exhibit 11 of the 2000 Form 10-K
21		Subsidiaries of Swift	Incorporated by reference to Exhibit 21 of the 2000 Form 10-K
23.1		Consent of KPMG LLP	Filed herewith

Exhibit
Number	Description	Page or Method of Filing

23.2	Consent of Ernst & Young LLP	Filed herewith
23.3	Consent of Scudder Law Firm, P.C., L.L.O.	To be filed by amendment
23.4	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated	Filed herewith
24	Power of Attorney	Included in the signature page to this Registration Statement
99.1	Form of Swift Proxy Card	To be filed by amendment
99.2	Form of M.S. Carriers Proxy Card	To be filed by amendment

*	Indicates a compensation plan

Item 22.  Undertakings.

      (a)  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To respond to requests for information that is incorporated by reference into the joint proxy statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

      (b)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on April 18, 2001.

SWIFT TRANSPORTATION CO, INC.,
a Nevada corporation

By:	/s/ JERRY MOYES

Jerry Moyes
Chairman of the Board, President, and
Chief Executive Officer

      Each person whose signature appears below hereby constitutes and appoints Jerry Moyes, William F. Riley III, and Mark A. Scudder, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ JERRY MOYES Jerry Moyes	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	April 18, 2001

/s/ WILLIAM F. RILEY III William F. Riley III	Senior Executive Vice President, Secretary, Chief Financial Officer and Director	April 18, 2001

/s/ STEPHEN J. LYDING Stephen J. Lyding	Chief Accounting Officer	April 18, 2001

/s/ RODNEY K. SARTOR Rodney K. Sartor	Executive Vice President and Director	April 18, 2001

/s/ LOU A. EDWARDS Lou A. Edwards	Director	April 16, 2001

/s/ ALPHONSE E. FREI Alphonse E. Frei	Director	April 18, 2001

/s/ EARL H. SCUDDER Earl H. Scudder	Director	April 18, 2001

INDEX TO EXHIBITS

Exhibit
Number	Description	Page or Method of Filing

2	Merger Agreement among Swift Transportation Co., Inc., Sun Merger, Inc., and M.S. Carriers, Inc., dated as of December 11, 2000	Attached hereto as Annex A
3.1	Articles of Incorporation of Swift (as amended and restated)	Incorporated by reference to Exhibit 4.1 of Swift’s Registration Statement on Form S-8 (Registration No. 333-85940)
3.2	Bylaws of Swift	Incorporated by reference to Exhibit 3.2 of Swift’s Registration Statement on Form S-3 (Registration No. 33-66034)
5	Opinion of Scudder Law Firm P.C., L.L.O. regarding the validity of the securities being registered	To be filed by amendment
8	Opinion of Ernst & Young LLP regarding material federal income tax consequences relating to the merger	To be filed by amendment
10.1	Stock Option Plan, as amended through November 18, 1994*	Incorporated by reference to Exhibit 10.7 of Swift’s Annual Report on Form 10-K for the year ended December 31, 1994 (the “1994 Form 10-K”)
10.2	Non-Employee Directors Stock Option Plan, as amended through November 18, 1994*	Incorporated by reference to Exhibit 10.8 of the 1994 Form 10-K
10.3	Employee Stock Purchase Plan, as amended through November 18, 1994*	Incorporated by reference to Exhibit 10.9 of the 1994 Form 10-K
10.4	Swift Transportation Co., Inc. Retirement (401(k) Plan dated January 1, 1992*	Incorporated by reference to Exhibit 10.14 of Swift’s Form S-1 Registration Statement (Registration No. 33-52454)
10.5	Note agreement dated February 26, 1996 by and between Swift Transportation Co., Inc. and Great-West Life & Annuity Insurance Company	Incorporated by reference to Exhibit 10.12 of Swift’s Annual Report on Form 10-K for the year ended December 31, 1995
10.6	Note agreement dated January 16, 1997 by and between Swift Transportation Co., Inc. and Wells Fargo Bank, N.A., ABN Amro Bank N.V., The Chase Manhattan Bank, and The First National Bank of Chicago	Incorporated by reference to Exhibit 10.11 of Swift’s Annual Report on Form 10-K for the year ended December 31, 1996
10.7	Asset Purchase Agreement dated as of February 20, 1997 among Swift Transportation Co., Inc. and Direct Transit, Inc. and Charles G. Peterson	Incorporated by reference to Exhibit 1 of Swift’s Current Report on Form 8-K dated April 8, 1997

Exhibit
Number		Description	Page or Method of Filing

10.8		First Modification Agreement to Note Agreement dated January 16, 1997 by and between Swift Transportation Co., Inc. and Wells Fargo Bank, N.A., ABN Amro Bank N.V., The Chase Manhattan Bank, and The First National Bank of Chicago	Incorporated by reference to Exhibit 10.13 of Swift’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 (the “1998 Third Quarter Form 10-Q”)
10.9		Second Modification Agreement to Note Agreement dated January 17, 1997 by and between Swift Transportation Co., Inc. and Wells Fargo Bank, N.V., ABN Amro Bank N.V., The First National Bank of Chicago, Norwest Bank Arizona, N.A., Keybank National Association, and Union Bank of California, N.A.	Incorporated by reference to Exhibit 10.14 of the 1998 Third Quarter Form 10-Q
10.1	0	1999 Stock Option Plan, as amended*	Incorporated by reference to Exhibit 4.3 of Swift’s Registration Statement on Form S-8 (Registration No. 333-53566)
10.1	1	Non-Employee Directors Stock Option Plan (Amended and Restated as of June 7, 2000)*	Incorporated by reference to Notice and Proxy Statement for Annual Meeting of Stockholders to be held on June 7, 2000
10.1	2	Receivables Sales Agreement dated as of December 30, 1999 among Swift Receivables Corporation, Swift Transportation Corporation, ABN AMRO Bank N.V., and Amsterdam Funding Corporation	Incorporated by reference to Exhibit 10.16 of Swift’s Annual Report on Form 10-K for the year ended December 31, 1999 (the “1999 Form 10-K”)
10.1	3	Purchase and Sale Agreement dated December 30, 1999 between Swift Transportation Corporation and Swift Receivables Corporation	Incorporated by reference to Exhibit 10.17 of the 1999 Form 10-K
10.1	4	Nonqualified Deferred Compensation Agreement*	Incorporated by reference to Exhibit 10.18 of Swift’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 (the “2000 First Quarter Form 10-Q”)
10.1	5	Operating Agreement of Transplace.com, LLC	Incorporated by reference to Exhibit 10.19 of the 2000 First Quarter Form 10-Q
10.1	6	Initial Subscription Agreement of Transplace.com, LLC	Incorporated by reference to Exhibit 10.20 of the 2000 First Quarter Form 10-Q
10.1	7	First Amendment dated December 28, 2000 to Receivables Sale Agreement dated as of December 30, 1999 among Swift Transportation Corporation, ABN AMRO Bank N.V., and Amsterdam Funding Corporation	Incorporated by reference to Exhibit 10.17 of Swift’s Annual Report on Form 10-K for the year ended December 31, 2000 (the “2000 Form 10-K”)
11		Schedule of computation of net earnings per share	Incorporated by reference to Exhibit 11 of the 2000 Form 10-K
21		Subsidiaries of Swift	Incorporated by reference to Exhibit 21 of the 2000 Form 10-K
23.1		Consent of KPMG LLP	Filed herewith

Exhibit
Number	Description	Page or Method of Filing

23.2	Consent of Ernst & Young LLP	Filed herewith
23.3	Consent of Scudder Law Firm, P.C., L.L.O.	To be filed by amendment
23.4	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated	Filed herewith
24	Power of Attorney	Included in the signature page to this Registration Statement
99.1	Form of Swift Proxy Card	To be filed by amendment
99.2	Form of M.S. Carriers Proxy Card	To be filed by amendment